Exhibit 10.1

DEED OF LEASE

between

TMG SOLUTIONS PLAZA 1, L.L.C., TMG SOLUTIONS PLAZA 2, L.L.C., and TMG SOLUTIONS PLAZA 3, L.L.C.

Landlord

and

CVENT, INC.

Tenant

Dated October 23, 2013

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

Page

EXHIBITS
Exhibit “A”	Floor Plan of Demised Premises
Exhibit “B”	Rules and Regulations
Exhibit “C”	Certificate of Commencement
Exhibit “D”	Design and Construction Schedule
Exhibit “E”	Work Agreement
Exhibit “E”	Schedule I
Exhibit “F”	Form of Non-Disturbance Agreement
Exhibit “G”	Form of Letter of Credit
Exhibit “H”	Intentionally Deleted
Exhibit “I”	Intentionally Deleted
Exhibit “J”	Exterior Sign
Exhibit “K”	Monument Sign Panel
Exhibit “L”	Reserve Parking Locations
Exhibit “M”	Janitorial Specifications
Exhibit “N”	Performance Specifications of HVAC for Portion of Demised Premises Located in Towers 1, 2 and 3
Exhibit “N-1”	Floors 7 & 8 Space Plan
Exhibit “O”	Intentionally Deleted
Exhibit “P”	Fitness Facility and Locker-Room Renovation
Exhibit “Q”	Restroom Renovations
Exhibit “R”	Ground Floor Lobbies and Corridors Renovation
Exhibit “S”	Elevator Cab Renovations
Exhibit “T”	Patio Area and Stairwell Renovations

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DEED OF LEASE

This Deed of Lease (the “Lease”) is made this 23rd day of October, 2013, between TMG SOLUTIONS PLAZA 1, L.L.C., a Delaware limited liability company (“TMG 1”), TMG SOLUTIONS PLAZA 2, L.L.C., a Delaware limited liability company (“TMG 2”), and TMG SOLUTIONS PLAZA 3, L.L.C., a Delaware limited liability company (“TMG 3”) (TMG 1, TMG 2, and TMG 3 are hereinafter collectively referred to as “Landlord”), and CVENT, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

For and in consideration of the covenants herein contained and upon the terms and conditions herein set forth, the parties agree as follows:

1. Introductory Provisions.

(a) Fundamental Lease Provisions. Certain Fundamental Lease Provisions are presented in this Section in summary form solely to facilitate convenient reference by the parties hereto:

1.	Demised Premises	The “Initial Demised Premises” (as defined below) and the “Must Take Premises” (as defined below).	[See Section 2(a)]

2.	Building	Buildings located at 1710 SAIC Drive, McLean, Virginia 22102 (“Tower 1”), 1709 SAIC Drive, McLean, Virginia 22102 (“Tower 2”), and 1707 SAIC Drive, McLean, Virginia 22102 (“Tower 3”) (collectively, the “Building”).	[See Section 2(a)]

3.	Rentable Area of Demised Premises	The initial rentable area of the Demised Premises shall be approximately 103,340 Square Feet of space as measured in accordance with the provisions of ANSI/BOMA Z65.1-1996, Standard Method for Measuring Floor Area in Office Buildings (the “BOMA Method”). The initial Demised Premises consists of: (i) approximately 21,528 square feet of rentable area located on the seventh floor of Tower 1 (the “7th Floor T1 Space”); (ii) approximately 21,528 square feet of rentable area located on the eighth (8th) floor of Tower 1 (the “8th Floor T1 Space”); (iii) approximately 17,336 square feet of rentable area located on the sixth (6th) floor of Tower 2 (the “6th Floor T2 Space”); (iv) approximately 17,336 square feet of rentable area located on the seventh (7th) floor of Tower 2 (the “7th Floor T2 Space”); (v) approximately 17,336 square feet of rentable area located on the eighth (8th) floor of Tower 2 the “8th Floor T2 Space”); (vi) approximately 4,138 square feet of rentable area located on eighth (8th) floor of	[See Section 2(a)]

Tower 3 (the “8th Floor T3 Space”); and (vii) approximately 4,138 square feet of rentable area located on the seventh (7th) floor of Tower 3 (the “7th Floor T3 Space”) (the premises described in clauses (i) through (vii) above are hereinafter collectively referred to as the “Initial Demised Premises”). The Initial Demised Premises shall be expanded when Tenant commences to lease the “Must Take Premises” (as defined in Section 41 below), and thereafter all references to the “Demised Premises” shall be deemed to include the Initial Demised Premises and the Must Take Premises. The rentable area of the Initial Demised Premises and Must Take Premises shall be subject to remeasurement in accordance with Section 2(d) below.

4.	Proportionate Share	After Initial Demised Premises:	[See Section 2(b)]

17.17% of the Building 14.44% of Tower 1 38.07% of Tower 2 4.96% of Tower 3

After Must Take Premises:

21.44% of the Building 21.67% of Tower 1 38.07% of Tower 2 7.43% of Tower 3

5.	Lease Term	Eleven (11) Lease Years from the Commencement Date	[See Section 3(a)]

6.	Commencement Date	As determined in accordance with Section 3(a) below, anticipated to be August 1, 2014	[See Section 3(a)]

7.	Expiration Date	Last day of 11th Lease Year, anticipated to be July 31, 2025	[See Section 3(a)]

8.	Rental Agent	The Meridian Group 3 Bethesda Metro Center Suite 610 Bethesda, Maryland 20814 Attention: David Gelfond	[See Section 4]

9.	Base Annual Rent and Base Monthly Rent With Respect to the Initial Demised Premises	Lease Year	Base Annual Rent	Base Monthly Rent	Rent Per Square Foot
		1	$0	$0	$0
		2	$2,965,858.00	$247,154.83	$28.70
		3	$3,040,262.80	$253,355.23	$29.42
		4	$3,116,734.44	$259,727.87	$30.16
		5	$3,194,239.44	$266,186.62	$30.91
		6	$3,273,811.20	$272,817.60	$31.68
		7	$3,355,449.84	$279,620.82	$32.47
		8	$3,439,155.24	$286,596.27	$33.28
		9	$3,525,927.40	$293,743.95	$34.11
		10	$3,612,766.44	$301,063.87	$34.96
		11	$3,702,672.24	$308,556.02	$35.83

10.	Intentionally Deleted

11.	Intentionally Deleted

12.	Use of Demised Premises	Primarily for first class office use, and on an ancillary basis, for other uses typically found in first class office buildings in the Tysons Corner, Virginia area.	[See Section 7]

13.	Security Deposit	One (1) installment of Base Monthly Rent	[See Section 5]

14.	Base Operating Expense Amount	Operating Expenses incurred during calendar year 2015	[See Section 4(c)(ii)]

15.	Base Real Estate Tax Amount	Real Estate Taxes incurred during calendar year 2015

16.	Standard Building Operating Hours:

8:00 a.m. to 6:00 p.m. Monday – Friday

Upon Tenant’s request by 5:00 p.m. on Friday afternoon, 9:00 a.m. to 1:00 p.m. Saturday. The Standard Building Operating Hours are subject to extension in accordance with the provisions of Section 10 below.

[See Section 10(a)]

17.	Building Holidays	New Year’s Day, Memorial Day, President’s Day, the Fourth of July, Labor Day, Thanksgiving Day, Christmas Day	[See Section 10(a)].

18.	Address for Notices to Tenant before Occupancy of Demised Premises	Cvent 8180 Greensboro Drive, 9th Floor McLean, Virginia 22102 Attention: Senior Manager, Operations	[See Section 37]

With a copy to:

Morrison & Foerster LLP 1650 Tysons Boulevard, Suite 400 McLean, Virginia 22102 Attn: Susan J. Borschel, Esquire

19.	Address for Notices to Tenant after Occupancy of Demised Premises	Cvent, Inc. 1710 SAIC Drive, Suite 700 McLean, Virginia 22102 Attention: Senior Manager, Operations	[See Section 37]

With a copy to:

Morrison & Foerster LLP 1650 Tysons Boulevard, Suite 400 McLean, Virginia 22102 Attn: Susan J. Borschel, Esquire

20.	Address for Notices to Landlord	The Meridian Group 3 Bethesda Metro Center, Suite 610 Bethesda, Maryland 20814 Attention: Gary Block	[See Section 37]

with a copy to:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A. 12505 Park Potomac Avenue, 6th Floor Potomac, Maryland 20854 Attention: Douglas K. Hirsch, Esquire

21.	Leasing Broker	CBRE (representing Landlord) and Cassidy Turley Commercial Real Estate Services, Inc. (representing Tenant)	[See Section 38]

22.	Intentionally Deleted

23.	Name and Address of Tenant’s Resident Agent	Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, DE 19808

(b) References and Conflicts. References appearing in Section 1(a) are intended to designate some of the other places in the Lease where additional provisions applicable to the particular Fundamental Lease Provisions appear. These references are for convenience only and shall not be deemed all inclusive. Each reference in this Lease to any of the Fundamental Lease Provisions contained in Section 1(a) shall be construed to incorporate all of the terms provided for under such provisions, and such provisions shall be read in conjunction with all other provisions of this Lease applicable thereto. If there is any conflict between any of the Fundamental Lease Provisions set forth in Section 1(a) and any other provisions of the Lease, the latter shall control.

(c) Exhibits. The following drawings and special provisions are attached hereto as exhibits and hereby made a part of this Lease:

Exhibit “A”	Floor Plan of Demised Premises [§2(a)]
Exhibit “B”	Rules and Regulations [§8]
Exhibit “C”	Certificate of Commencement [§3(b)]
Exhibit “D”	Design and Construction Schedule
Exhibit “E”	Work Agreement with Schedule 1
Exhibit “F”	Form of SNDA
Exhibit “G”	Form of Letter of Credit
Exhibit “H”	Intentionally Deleted
Exhibit “I”	Intentionally Deleted
Exhibit “J”	Exterior Sign
Exhibit “K”	Monument Sign Panel
Exhibit “L”	Reserve Parking Locations
Exhibit “M”	Janitorial Specifications
Exhibit “N”	Performance Specifications of HVAC for Portion of Demised Premises Located in Towers 1, 2 and 3
Exhibit “N-1”	Floors 7 & 8 Space Plan
Exhibit “O”	Intentionally Deleted
Exhibit “P”	Fitness Facility and Locker-Room Renovation
Exhibit “Q”	Restroom Renovations
Exhibit “R”	Ground Floor Lobbies and Corridors Renovation
Exhibit “S”	Elevator Cab Renovations
Exhibit “T”	Patio Area and Stairwell Renovations

2. Premises.

(a) Demised Premises.

(i) Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the Demised Premises as specified in Section 1(a)(1) located in the Building specified in Section 1(a)(2). The Demised Premises shall consist of approximately the square footage of rentable floor space as specified in Section 1(a)(3) and as shown on the floor plan attached hereto as Exhibit “A”.

(ii) Subject to the terms of this Lease, including, without limitation, Section 12 and Exhibit “E”, Landlord also grants to Tenant (x) the non-exclusive right, in common with other tenants of the Building and Landlord, to use the Common Areas (as defined below); (y) the non-exclusive right, in common with other tenants of the Building and Landlord, to use the space above the hung ceiling within the Demised Premises; and (z) the non-exclusive right, in common with other tenants of the Building and Landlord, to access and use the Building’s vertical ground risers and main electric service ground, and to construct and install conduits, fiber optics, trenches, poles, backboards, slots, sleeves, risers and riser systems, shafts, chaseways, raceways, utility spaces, and distribution areas, including associated cabling and wiring in the Demised Premises (collectively, the “Conduit System”), to serve or connect with Tenant’s equipment. Notwithstanding anything in this Lease to the contrary, Tenant shall not be required to remove any cabling or conduits in the Building (including the Demised Premises) provided, however, that upon the expiration or earlier termination of this Lease, if Tenant does not remove the Conduit System from the Demised Premises, then the Conduit System shall be surrendered with the Demised Premises as a part thereof at the end of the Term and Landlord shall be the sole owner of such Conduit System (which shall be surrendered along with the Demised Premises free of all liens and encumbrances).

(b) Tenant’s Proportionate Share. Subject to Section 2(d) below, Tenant’s Proportionate Share of certain expenses hereinafter made payable to Landlord as Additional Rent is specified in Section 1(a)(4). Said computation is based upon the ratio of the total rentable area of the Demised Premises to the total rentable area of the Building. Subject to Section 2(d) below, as of the date of this Lease, the rentable area of (i) the entire Building contains 601,742 square feet of rentable area, (ii) Tower 1 contains 298,094 square feet of rentable area, (iii) Tower 2 contains 136,627 square feet of rentable area, and (iv) Tower 3 contains 167,021 square feet of rentable area.

(c) Project. The Building, the Common Areas and the land upon which the same are located (the “Land”), along with all other buildings and improvements thereon or thereunder, including all parking facilities, are herein collectively referred to as the “Project.”

(d) Measurement. Within sixty (60) days after delivering the Initial Demised Premises to Tenant, Landlord shall deliver to Tenant a certificate from Landlord’s architect that specifies (i) the rentable square footage of the Initial Demised Premises and Must Take Premises as measured in accordance with the BOMA Measurement Method, (ii) the rentable square footage of each of the buildings comprising the Building as measured in accordance with the BOMA Measurement Method, and (iii) the core factor of each of the buildings comprising the Building as measured in accordance with the BOMA Measurement Method. Landlord and Tenant have agreed that the core factor for the connector space in Tower 3 shall be 20%, irrespective of any actual measurement. Such certificate shall contain reasonable background calculations. On the date (the “Measurement Date”) that is not later than ninety (90) days after the date that Landlord delivers possession of the Demised Premises to Tenant, Tenant may cause its architect to verify the rentable square footage of the Initial Demised Premises and Must Take Premises. If Tenant does not timely elect to have its architect so measure the Initial Demised Premises and Must Take Premises, or Tenant’s architect’s measurement varies by two percent (2%) or less than Landlord’s architect’s measurements, then Landlord’s architect’s measurement shall be dispositive. If Tenant timely elects to have its architect so measure the Initial Demised Premises and Must Take Premises and the rentable square footage measured by Tenant’s architect, as measured in accordance with the BOMA Measurement Method, varies from the rentable square footage of the Demised Premises and/or Must Take Premises as determined by Landlord’s architect by 2% or more separately or in the aggregate, then Landlord and Tenant shall each cause their respective architects to resolve the discrepancy within ten (10) Business Days after Tenant notifies Landlord of such discrepancy. In the event the respective measurements vary by 2% or more separately or in the aggregate, and Landlord’s architect and Tenant’s architect cannot agree upon the number of square feet of rentable area that is contained within the Initial Demised Premises and/or Must Take Premises, then such architects shall jointly select a third architect, and such architect shall determine the number of square feet of rentable area contained within the Initial Demised Premises and Must Take Premises. The rentable square footage as determined in accordance with the foregoing procedure shall be used to recalculate the rentable square footage of the Demised Premises, the Must Take Premises, Base Annual Rent, Tenant’s Proportionate Share, the Construction Allowance (as those terms are defined herein), and any other provision of the Lease which has been calculated based on the number of rentable square feet contained within the Initial Demised Premises and Must Take Premises. Landlord and Tenant shall each pay any cost charged by their respective architects to so measure the Initial Demised Premises and the Must Take Premises and the cost of the third architect shall be equally shared by Landlord and Tenant.

(e) Except as provided in Section 2(d) above, the calculation of the rentable area of the Building shall only be subject to change in connection with changes to the Building and/or Common Areas if and to the extent of any change in the amount of space leased by tenants (including Tenant) who pay by separate meter for their electrical and/or janitorial, cleaning, or other utilities or services so that Tenant actually pays its fair, accurate and proportionate share of Operating Expenses and Real Estate Taxes. Except as provided in Section 2(d) above, the calculation of the rentable area of the Demised Premises is subject to adjustment only if the Demised Premises are expanded or contracted as set forth in this Lease or as otherwise approved in writing by both Landlord and Tenant. Notwithstanding the foregoing to the contrary, if Landlord remeasures the Project, Building or Demised Premises (whether required by a lender or due to a change in the method of measurement employed by Landlord throughout the Building), then notwithstanding the outcome of such remeasurement, neither the amount of Base Annual Rent nor Tenant’s Proportionate Share shall be changed as a result of any such remeasurement.

(f) During the Term (as the same may be extended), Landlord shall not have the right to change the location (or configuration) of the Demised Premises or of any of Tenant’s equipment or other personal property that is located within the Demised Premises.

3. Term.

(a) Lease Term.

(i) The preliminary term of this Lease shall commence on a floor-by-floor basis on the date Landlord delivers possession of each floor of the Demised Premises to Tenant free of occupancies and with the Pre-Delivery HVAC and Demo Work (as hereinafter defined in Exhibit “D”) Substantially Completed (as defined below) (for each floor as delivered, the “Preliminary Commencement Date”) and shall end on the date which immediately precedes the Commencement Date (as defined below). Notwithstanding anything in this Lease to the contrary, completion of the Tenant’s Work, including installation of equipment, fixtures and furniture, shall not be considered the conduct of business operations in the Demised Premises by Tenant.

(ii) The main term of this Lease shall commence on the date (the “Commencement Date”) that is the later of (x) August 1, 2014; (y) one hundred fifty five (155) days following the latest of the Preliminary Commencement Dates, which one hundred fifty five (155) day period is subject to extension for each day of delay caused by Force Majeure (as defined in Section 31 below) and for each day of delay caused by “Net Landlord Delay” (as defined in Section 40(n) below); and (z) the date on which Landlord has Substantially Completed the Pre-Occupancy Landlord’s Work (as defined in Section 45 below), and subject to sooner termination as herein provided, the term shall end the number of years and months specified in Section 1(a)(5) after the Commencement Date (the “Expiration Date”). Despite the foregoing, in the event Tenant elects, in its sole and absolute discretion, to use any portion of the Demised Premises for the conduct of its business prior to August 1, 2014, then, during the period that begins on the date Tenant commences to so use the Demised Premises for the conduct of its business and ending on July 31, 2014, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Real Estate Taxes, which payment shall be due and payable within thirty (30) days after the date Landlord delivers to Tenant a reasonably detailed invoice which evidences Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Real Estate Taxes for such period.

(iii) As used herein, the “Lease Term” shall include both the preliminary term and the main term. The anticipated Commencement Date is set forth in Section 1(a)(6) and the anticipated Expiration Date is set forth in Section 1(a)(7).

(iv) The period commencing with the Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter shall constitute the first “Lease Year” as such term is used herein, except that if the Commencement Date is not the first day of the month, then the first Lease Year shall commence on the Commencement Date and shall continue for the balance of the month in which the Commencement Date occurs and for a period ending on the last day of the twelfth (12th) full calendar month after the Commencement Date. Each successive full twelve (12) month period during the Lease Term shall constitute a “Lease Year”.

(v) Subject to Tenant’s right to disagree as set forth in Section 3(a)(vi) below, “Substantial Completion” (and derivatives of this phrase, such as Substantially Complete) means that (1) the work to be substantially completed has been completed in accordance with the applicable plans and all governmental and quasi-government requirements applicable to the construction, except for punch list items on a punch list completed jointly by Landlord, Tenant, Landlord’s architect and Tenant’s architect; (2) the Demised Premises and other areas involved in the construction are substantially free from debris and construction materials and free of hazardous waste in violation of Legal Requirements (as defined below); (3) the HVAC, mechanical, fire and life safety, utility and plumbing systems for the Building are complete to a point that allows the Tenant’s Work to proceed without impediment [it being understood and agreed that some of the punch list work with respect to the Building systems may be completed subsequent to the sixty (60) day period described below]; (4) at least one elevator or material lift is available for Tenant’s use for construction of the Tenant’s Work; and (5) Landlord has obtained and delivered to Tenant (x) prior to delivery of the Demised Premises, a partial or interim AIA standard form certificate of substantial completion (the “Certificate of Substantial Completion”) with respect to Pre-Delivery HVAC and Demo Work, executed by Landlord’s architect, and (y) prior to Tenant’s use and occupancy of the Demised Premises for general office purposes, a Final Certificate of Substantial Completion executed by Landlord’s architect with respect to both the Pre-Delivery HVAC and Demo Work, and the Pre-Occupancy Landlord’s Work (which certificate shall include, among other things, the date on which Substantial Completion occurred (the “Substantial Completion Date”). For purposes of determining Substantial Completion with respect to Tenant’s Work only, Substantial Completion shall also include the satisfaction of all governmental or quasi-governmental requirements applicable to the construction of Tenant’s Work including the issuance of all applicable permits that would allow Tenant to complete the Tenant’s Work and use and occupy the Demised Premises for the normal conduct of Tenant’s business. Landlord shall correct and complete defects and punch list items described in such punch list within sixty (60) days at Landlord’s sole cost and expense, and will promptly correct any such latent defects timely brought to Landlord’s attention by Tenant at Landlord’s sole cost and expense. Landlord’s general contractor that performs the Landlord’s Work (“Landlord’s GC”) shall coordinate performance of the punch list work with Tenant at no cost to Tenant. Landlord also shall enforce all available warranties therefor. As used in this Lease, “punch list items” are minor items of repair, correction, adjustment or completion related to the Pre-Occupancy Landlord’s Work, as applicable, that do not materially affect Tenant’s access to and use and occupancy of the Demised Premises for the normal conduct of Tenant’s business operations, as such phrase is commonly understood in the construction industry.

(vi) If Tenant disagrees with a Substantial Completion Date set forth in a Certificate of Substantial Completion, Tenant shall have thirty (30) days from the receipt thereof to provide Landlord with Tenant’s reasonable determination of what such dates should be. If Tenant does not notify Landlord in writing within such thirty (30)-day period of any objection to the Substantial Completion Date, then Tenant shall be deemed to have waived such objection and the dates set forth in the proposed Declaration shall be final and conclusive. The parties shall have five (5) Business Days after the Landlord receives Tenant’s objection in which to agree on what the Substantial Completion Date and the Date of Tender should be. The parties shall be obligated to conduct such negotiations in good faith. If, during such five (5)-Business Day period, the parties are unable to agree on what such dates should be, then Landlord shall provide Tenant written notice (the “SCD Dispute Notice”) thereof, and such date shall be determined in accordance with the procedure set forth in this Section 3(a)(vi). Within five (5) Business Days following Tenant’s receipt of the SCD Dispute Notice, the parties shall appoint an independent, unaffiliated architect who shall be mutually agreeable to both Landlord and Tenant, shall have at least ten (10) years relevant experience, and shall be knowledgeable in office construction in the northern Virginia market, and whose costs Landlord and Tenant shall share equally. If the parties are unable to agree on an architect within such five (5)-Business Day period, then each party, within five (5) Business Days following Tenant’s receipt of the SCD Dispute Notice, shall appoint an independent, unaffiliated architect (with the same qualifications) who shall attempt to agree on the applicable Substantial Completion Date. If within five (5) Business Days after their appointment such two architects are unable to agree, then the two (2) architects shall together appoint a third independent, unaffiliated architect with the same qualifications within three (3) Business Days after expiration of such five (5) Business Day period. The architect so appointed then shall determine, within three (3) Business Days after its appointment, the applicable Substantial Completion Date and the determination of such third architect shall be final and conclusive. Landlord and Tenant shall each bear the cost of its architect and shall share equally the cost of the third architect.

(b) Inability to Deliver Possession. If Landlord shall be unable to tender possession of the Demised Premises free of occupancies and with the Pre-Delivery HVAC and Demo Work Substantially Complete by the applicable dates set forth on Exhibit “D”, or Landlord fails to Substantially Complete the Pre-Occupancy Landlord’s Work by August 1, 2014 (the “Target Completion Date”), which Target Completion Date is subject to extension for each day of delay caused by Force Majeure and for each day of delay caused by Net Tenant Delay, and either or both such failure(s) directly causes Tenant to not be able to occupy the Demised Premises on the Target Completion Date, as such date may be extended as aforesaid, then the Commencement Date shall be subject to extension on a day for day basis for the amount of the delay caused by Force Majeure or Net Landlord Delay. Landlord and Tenant acknowledge that the Pre-Delivery HVAC and Demo Work shall be performed on a floor by floor basis in accordance with the delivery schedule set forth in Exhibit “D” hereto, and that each of such dates shall be subject to a two (2) week grace period. No such failure to give possession shall in any other respect affect the validity of this Lease or the obligations of Tenant hereunder, nor shall the same be construed to modify the Lease Term, which in all events shall be the number of Lease Years set forth in Section 1(a)(5). Tenant shall have the right to enter into the possession of the Demised Premises prior to the Target Completion Date (as the same may be extended), in which event, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except the obligation to pay rent. Within fifteen (15) days after the Commencement Date, Landlord and Tenant shall execute a Certificate of Commencement in the form of Exhibit “C”.

(c) In the event (i) Landlord fails to Substantially Complete the Pre-Occupancy Landlord’s Work by the Target Completion Date, which Target Completion Date is, for the purpose of calculating the Hold Over Late Delivery Fees, subject to extension for by only each day of delay caused by Net Tenant Delay, and such failure directly causes Tenant to not be able to occupy the Demised Premises on the Target Completion Date, as such date may be extended as aforesaid in this clause (i); or (ii) Tenant fails to Substantially Complete the Tenant’s Work by the Target Completion Date as a result of Net Landlord Delay or “Landlord Force Majeure” (as defined below), which Target Completion Date is, for the purpose of calculating the Hold Over Late Delivery Fees, subject to extension for each day of delay caused by Net Tenant Delay and each day of delay caused by “Tenant Force Majeure” (as defined below), and such failure directly causes Tenant to not be able to occupy the Demised Premises on the Target Completion Date, as such date may be extended as aforesaid in this clause (ii), then Landlord shall reimburse Tenant, within thirty (30) days after receiving reasonably detailed written evidence of the amount of the holdover rent (but not the amount of the base rent and pass throughs that do not constitute the holdover rent) which Tenant actually pays to its landlord (the “Existing Landlord”) under its existing lease (the “Existing Lease”) at its current premises at 8180 Greensboro Drive, McLean, Virginia 22102 (the “Current Premises”) commencing on the Target Completion Date, and continuing through the day before the Commencement Date (the “Hold Over Late Delivery Fees”). As used herein, “Landlord Force Majeure” shall mean (i) any delay resulting from a casualty that was not caused by Tenant, or (ii) governmental delays in issuing permits or approvals due to deficiencies in the Building. As used herein, “Tenant Force Majeure” shall mean all “Force Majeure” (as defined in Section 31 below), excluding any Landlord Force Majeure. Notwithstanding anything herein to the contrary, (i) Tenant represents and warrants to Landlord that (x) the term of the Existing Lease is scheduled to end on July 31, 2014, and (y) the monthly amount of the hold over rent (excluding the amount of the base rent and pass throughs that do not constitute the holdover rent) that is payable each month under the Existing Lease is approximately $109,719.01 per month (the “Monthly Holdover Amount”), and (ii) the monthly amount payable by Landlord to Tenant as the Hold Over Late Delivery Fees shall be the lesser of (A) the Monthly Holdover Amount, or (B) the amount Tenant actually pays to Existing Landlord under the Existing Lease as holdover rent; provided, however, Landlord acknowledges and agrees that the Monthly Holdover Amount set forth in this Lease is only an estimate because such amount is subject to change based on the actual monthly amount of the hold over rent that is payable each month under the Existing Lease, which can only be estimated as of the Effective Date because the amount of monthly pass throughs have not been finalized. If the Commencement Date does not occur on or before May 1, 2015 (the “Kick Out Date”), as such date may be extended on a day for day basis for up to one hundred twenty (120) days of Force Majeure and for Tenant Delay, then Tenant shall have the right, to terminate this Lease by delivering written notice of the exercise of such right to Landlord on or before the date that is thirty (30)

days following the Kick Out Date. If Tenant fails to exercise such termination right in strict accordance with the foregoing provisions, then Tenant shall be deemed to have waived its right to terminate this Lease under the provisions of this Section 3(c). If this Lease is terminated pursuant to this Section 3(c), then neither party shall have any further obligations or liability under this Lease to the other party other than Landlord’s obligations to compensate and indemnify Tenant as set forth in this Section 3(c) and to return to Tenant within ten (10) days the Security Deposit paid by Tenant to Landlord pursuant to Section 5.

(d) Rule Against Perpetuities. In the event that the Lease Term has not commenced within three (3) years after the date specified as the Commencement Date in Section 1(a)6 above, then this Lease shall automatically terminate at the expiration of such three (3) year period, whereupon the parties shall thereupon be relieved of any and all further liability hereunder.

(e) Extension Term. Provided (i) that the Lease shall be in full force and effect; (ii) except for a Corporate Transfer, that Tenant shall have not assigned the Lease; and (iii) that no Event of Default exists on the date that the applicable “Extension Notice” (as defined below) is sent or on the date the applicable Extension Term (as defined below) is to commence, then, and only in such event, Tenant shall have the right, at Tenant’s sole option, to extend the term of the Lease for two (2) additional periods of five (5) years (each an “Extension Term”). Each such extension option shall be exercisable by Tenant giving written notice (the “Extension Notice”) of the exercise of such extension option to Landlord no later than fifteen (15) months prior to the expiration of the then current Term and no earlier than eighteen (18) months prior to the expiration of the then current Term; provided, however, in the event Tenant fails to exercise such option to extend during the aforesaid time period, such extension option (and any subsequent option) shall become null and void and all rights with respect thereto shall automatically terminate and expire. Each Extension Term shall be upon the same terms, covenants and conditions as set forth herein with respect to the Lease Term, except that (x) Base Monthly Rent shall be adjusted for each Extension Term as follows: (x) the Base Monthly Rent for each extension term shall be equal to the then current fair market rent, and (y) the base year for purposes of calculating the Operating Expenses and Real Estate Taxes shall be based on market negotiations at the time the Base Monthly Rent for the Extension Term is determined, and (z) the parking ratio and the parking charges shall be based on the then market ratio and then market rates. Despite the foregoing, Tenant shall have the right to so extend the term of the Lease for less than the entire Demised Premises (but in no event less than 100,000 square feet of rentable area), provided that any such extension complies with the following procedures: (i) Tenant shall advise Landlord, in the Extension Notice, of the amount of rentable area that Tenant desires to extend the term of the Lease (which shall be no less than 100,000 square feet of rentable area), (ii) each block of space that Tenant so extends the term of the Lease for shall constitute a full floor, provided, however, to the extent that Tenant is then leasing a partial floor, Tenant shall have the right to exercise such extension with respect to all of the space that it is then leasing on such partial floor, (iii) if Tenant was leasing a full floor in Tower 1, Tower 2 or Tower 3, and Tenant desires to exercise an extension with regard to any such fully leased floor within a single Tower, Tenant must exercise the extension with respect to the full floors that it was leasing (provided, however, if Tenant exercises such right on a full floor that it is leasing in both Tower 1 and Tower 2, it must also exercise such right with respect to the connector space on such floor in Tower 3), (iv) if the extension is for less than the entire Demised Premises, the space retained by Tenant shall consist of either the lowest floor(s) then leased by Tenant or the highest floor(s) then leased by Tenant, which election shall be made by Tenant at the time it exercises such extension right, and (v) in the event that, on the date Tenant delivers an Extension Notice, Tenant’s tangible net worth is less than Tenant’s tangible net worth as of the date of this Lease, then as of the commencement of such Extension Term, Tenant shall not be permitted to sublease, in the aggregate, in excess of twenty percent (20%) of the rentable area of the portion of the Demised Premises for which it exercises its extension option. In the event that the parties do not, within thirty (30) days after the date that Tenant exercises its extension option, agree upon the fair market rent for the Demised Premises and enter into an amendment of the Lease setting forth the Base Monthly Rent payable during the applicable Extension Term, then, unless Tenant withdraws, in writing, its election to extend the term of the Lease, which written withdrawal notice must be delivered to Landlord, if at all, within five (5) Business Days after the expiration of such thirty (30) day period, the Base Monthly Rent shall be determined in accordance with Section 3(f) below. In the event Tenant timely delivers its withdrawal notice in strict accordance with the foregoing, then (a) Tenant shall be deemed to have elected not to exercise its right to extend the Term of the Lease, and (b) the Lease shall automatically end on the last day of the then current Term of the Lease.

(f) During each year of the Extension Term, if exercised, Base Monthly Rent shall be computed as an amount equal to the then-prevailing Fair Market Rent for the Demised Premises. Landlord and Tenant shall employ the procedure and the timetable described below for the purpose of computing the fair market rent for the Demised Premises and the Base Monthly Rent properly payable during the Extension Term. In the event Landlord and Tenant are unable to agree upon the current fair market rent payable during the Extension Term within thirty (30) days of Landlord’s receipt of Tenant’s notice to extend, then the fair market rent for the Extension Term shall be determined by a board of two (2) disinterested real estate brokers, one (1) of whom shall be named by Landlord, one (1) by Tenant. Said brokers shall each be practicing brokers in Northern Virginia, specializing in the field of commercial real estate, having no less than ten (10) years’ experience in such field, and recognized as ethical and reputable within their field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the thirty (30) day period, or sooner if mutually agreed upon. Within fifteen (15) days after both such brokers have been appointed, each broker shall submit his or her determination of said fair market rent. If the two (2) brokers agree upon the Base Monthly Rent, such determination shall be final and binding on the parties. If the difference between the Base Monthly Rent calculated by each broker is five percent (5%) or less, the rates calculated by the two brokers will be averaged and the resulting figure will be the agreed upon Base Monthly Rent. If the difference between the Base Monthly Rent calculated by each broker is more than five percent (5%), the two brokers shall select a third broker, who shall satisfy the same professional qualification requirements set forth above, and the brokers will then notify Landlord and Tenant of such brokers name, address and selection within ten (10) days following the failure of the parties to agree upon the Base Monthly Rent. The third broker will select one or the other of the two calculations of Base Monthly Rent submitted by the other two brokers and will notify the parties and the brokers within ten (10) days of being selected to make the Base Monthly Rent determination. The determination of the third broker shall be final and binding on Landlord and Tenant. In arriving at their individual rate determinations, each broker shall consider and analyze all the components of the Lease. Landlord and Tenant shall pay the fee of the broker selected by it and they shall equally share the payment of the fee of the third broker. Notwithstanding the foregoing, Landlord and Tenant may at any time after appointing the brokers, agree upon the Base Monthly Rent payable during the Extension Term and such mutual agreement shall supersede the brokers’ determinations.

(g) As used herein, “Fair Market Rent” shall mean the minimum annual rent that would be agreed upon by parties entering into a lease for comparable office space in buildings of comparable quality, location, size and quality, age of the building, reputation of the building, proximity/walking distance to Metro, and amenities in the Tysons Corner, Virginia market (the “Comparable Buildings”) under leases of similar size and length with third party tenants of similar size, caliber and financial standing of tenant, factoring in all then current market concessions, including the length of lease term, and any savings to Landlord that may be attributable to the avoidance of all or any part of market cooperating brokerage fees.

4. Rent.

(a) Base Annual Rent. The Base Annual Rent reserved hereunder shall be as specified in Section 1(a)(9) which shall be payable by Tenant to the Landlord during each Lease Year of the Lease Term in equal monthly installments of Base Monthly Rent each as specified in Section 1(a)(9). Tenant shall pay the monthly installments of Base Annual Rent in advance, and except as otherwise expressly set forth in this Lease, without notice or demand, and without set-off, deduction or abatement of any kind, on or before the first day of each and every calendar month throughout the entire Term of the Lease, at the office of the Rental Agent specified in Section 1(a)(8), or to such other person or at such other address as Landlord may designate by written notice to Tenant from time to time upon at least ten (10) days prior written notice, provided that if any payments of Rent (as defined below) are due and payable during such ten (10) days period, then (i) Tenant shall have not more than thirty (30) days to make such payment(s); (ii) such payment(s) shall not be considered late so long as they are received within thirty (30) days following Tenant’s receipt of the written notice of the change (nor shall any such payment(s), if late, count as one of the two occasions of untimely payments described in the last sentence of Section 4(f) below for which late charges and interest are waived); and (iii) if Tenant shall have already sent any payment(s) of Rent to the previous person or address, Landlord and Tenant shall reasonably cooperate to track down such payment, and if such payment cannot be tracked down, Tenant shall cause the payment to be cancelled and shall issue a new check or wire transfer. At Tenant’s option, Landlord shall provide Landlord’s or its lender’s bank account and other necessary information so that Tenant may make payments of Rent by electronic transfer of funds.

(b) Intentionally Deleted.

(c) Additional Rent.

(i) General. Whenever it is provided by the terms of this Lease that Tenant is required to make any payment to Landlord other than of Base Annual Rent, such payment shall be deemed to be additional rent (“Additional Rent”). “Rent” means Base Annual Rent and Additional Rent. Unless otherwise expressly specified herein, Additional Rent shall be paid by Tenant within thirty (30) days after Tenant’s receipt from Landlord of a reasonably detailed statement showing the amount owed. Additional Rent shall include, but not be limited to:

(ii) Operating Expenses. Commencing on January 1, 2016, and continuing throughout the balance of the Lease Term, Tenant agrees to pay to Landlord, as Additional Rent, Tenant’s Proportionate Share, as set forth in Section 1(a)(4), of any increase in Operating Expenses over the Base Operating Expense Amount specified in Section 1(a)14. The term “Operating Expenses” shall mean any and all commercially reasonable expenses incurred by Landlord in connection with owning, managing, operating, maintaining, servicing, insuring and repairing the Project to the extent such costs and expenses (x) are determined in accordance with generally accepted accounting principles (“GAAP”) constantly applied from year to year, as such principles are generally applied in the real estate industry, (y) are net of any discounts, credits, rebates, warranty payments, insurance and condemnation proceeds, and reimbursements of any kind (other than payments from other tenants) that Landlord is entitled to receive, and (z) are reasonably allocable to the Building, including but not limited to: (1) wages and salaries of all employees at or below the grade of building manager engaged in the management, operation or maintenance of the Project, including taxes, insurance and benefits relating hereto, provided, however, that if during the Term such personnel or entities are working on projects other than the Building, then their wages, salaries, fees, and related expenses shall be appropriately allocated among all of such projects and only that portion of such expenses reasonably allocable to the Building shall be included as an Operating Expense; (2) all supplies, materials, equipment and tools used in the operation or maintenance of the Project; (3) cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to controlled access and energy management services, window cleaning and elevator maintenance; (4) cost of all insurance relating to the Project, including the cost of casualty, liability and rent loss insurance applicable to the Project and Landlord’s personal property used in connection therewith, to the extent the insurance is of the type customarily maintained by landlords of Comparable Buildings; (5) general and special repairs and maintenance; (6) management fees (not to exceed 3% of the gross revenues of the Building); (7) accounting, auditing and other professional fees; (8) the cost of any additional services not provided to the Project at the Commencement Date of the Lease Term, but thereafter provided by Landlord in the prudent management of the Project; (9) costs for the operation and maintenance of a locker room and fitness facility; (10) costs for char service and cleaning supplies; (11) costs for utility services such as electricity, gas, water and sewage, including the cost of heating and cooling the Project; (12) the cost of any capital improvements or alterations made to the Project after the Commencement Date of the Lease Term, that are intended to reduce other operating expenses to the extent of the amount of the reasonably estimated savings, or which are required under any Legal Requirement that was first applicable to the Building after the Commencement Date, such cost to be amortized over the useful life of such capital improvement or alteration as determined in accordance with GAAP, together with interest on the unamortized balance at the rate paid by Landlord on funds borrowed for the purposes of constructing said capital improvements, which interest rate shall not exceed 8% per annum (or, in the event that Landlord elects not to borrow funds to construct such capital improvements, at the rate that Landlord would have paid had it borrowed funds for the purpose of constructing said improvements, not to exceed 8% per annum) (such capital improvement or alteration, together with interest thereon shall hereinafter be collectively referred to as a “Permitted Capital Expenditure”); (13) transportation district fees, parking district fees, and the cost of other amenities required by law; (14) cost of building office expenses, including telephone, rent, stationery and supplies; (15) costs of all elevator, escalator, and generator (if installed in the Project) maintenance and operation, but not replacement (except to the extent the same constitutes a Permitted Capital Expenditure); (16) cost of providing security; (17) cost of providing garbage and snow removal and pest control; (18) cost of decoration of Common Areas; (19) cost of landscaping; (20) cost of maintenance and operation of the parking area; (21) costs and fees charged and/or assessed in connection with any business improvement district that is applicable to the Project; (22) the cost of operating, replacing, modifying and/or adding improvements or equipment mandated by any Legal Requirement first applicable to the Building on or after the Commencement Date and any repairs or removals necessitated thereby (including, but not limited to, the cost of complying with the Americans With Disabilities Act and regulations of the Occupational Safety and Health Administration), provided, however, that, to the extent any of the foregoing constitutes a capital improvement, such cost is to be amortized over the useful life of such capital improvement or alteration as determined in accordance with GAAP, together with interest on the unamortized balance at the rate paid by Landlord on funds borrowed for the purposes of constructing said capital improvements, not to exceed 8% per annum (or, in the event that Landlord elects not to borrow funds to construct such capital improvements, at the rate that Landlord would have paid had it borrowed funds for the purpose of constructing said improvements, not to exceed 8% per annum) (such replacement or addition, together with interest thereon also shall hereinafter be collectively referred to as a “Permitted Legal Requirement Capital Expenditure”); (23) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; (24) any business property taxes or personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Project; (25) the cost of all business licenses, including Business Professional and Occupational License Taxes and Business Improvements Districts Taxes, any gross receipt taxes based on rental income or other payments received by Landlord, commercial rental taxes or any similar taxes or fees; (26) transportation taxes, fees or assessments, including but not limited to, mass transportation fees, metrorail fees, trip fees, regional and transportation district fees; (27) all costs and expenses associated with or related to the implementation by Landlord of any transportation demand management program or similar program; (28) fees assessed by any air quality management district or other governmental or quasi-governmental entity regulating pollution; (29) costs under that certain Easement and Restrictive Covenants Agreement dated July 26, 2013, by and between Landlord and Campus Point Realty Corporation; (30) costs for the operation and maintenance of conference space and cafeteria space; and (31) the cost of any other service provided by Landlord in the future on a reasonably consistent basis or any cost that is elsewhere stated in this Lease to be an “Operating Expense.” If Landlord undertakes to provide new services or items to tenants in the Building that are not included in the Operating Expenses for the Base Year, then Landlord may do so if Landlord thereafter includes in the Operating Expenses for the Base Year the costs incurred by Landlord during the first twelve (12) months that such new services or items are provided. If subsequent to the Base Year, Landlord increases the percentage used to calculate management fees, then for such subsequent year, the Operating Expenses for the Base Year shall be calculated using such higher percentage. Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Project or among the different buildings which comprise the Project (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and the retail space tenants of the Project. Notwithstanding anything in this Lease to the contrary, the preceding list is for definitional purposes only and shall not impose any obligation upon Landlord to incur such expenses or provide such services. Notwithstanding anything in this Lease to the contrary, “Operating Expenses” shall not include any of the following:

(a) Legal fees, brokerage fees, leasing commissions, advertising costs, promotional expenditures, architectural and engineering fees, and other similar expenses incurred in connection with (i) the leasing of space in the Building (including rental or other obligations to third parties or prospective tenants or occupants of the Building which Landlord pays or assumes) or other expenses (including the cost of Landlord’s leasing suite and space planning costs for tenants) incurred by Landlord in connection with the leasing of tenant space in the Building or (ii) the costs of the design and construction of tenant improvements to the Demised Premises or the premises of other tenants;

(b) any costs (unless such costs would otherwise have been incurred by Landlord in the normal course of maintenance and repair and which are not otherwise excluded by the terms of this Section), including penalties and fees, incurred due to a violation, or responding to a potential violation, by Landlord or any tenant or occupant of the Building of any applicable laws including, without limitation, the terms and conditions of this Lease or of any other lease, contract, easement, license, encumbrance or other obligation or agreement relating to the Building;

(c) any costs incurred in the event any portion of the Building is made untenantable by fire, earthquake, or other casualty or by exercise of the rights of eminent domain or other cause, or to perform repairs or other work occasioned by loss or damage due to casualty or the exercise of rights or eminent domain, whether or not paid for by insurance or condemnation proceeds; provided that a customary deductible may be included within Operating Expenses;

(d) damage and repairs or any other costs necessitated by the negligence or willful misconduct of Landlord, or any of its employees, agents, vendors, contractors or providers of materials or services, including the Rental Agent;

(e) wages, salaries and benefits paid to leasing agents and promotional directors and all employees above the grade of building manager engaged in the management, operation, or maintenance of the Project, including taxes, insurance and benefits relating hereto;

(f) legal fees, accounting fees, professional expenses and other related costs except those incurred in connection with the management, maintenance, operation and repair of the Building and expressly excluding such fees and costs incurred in connection with proposals, negotiations or disputes with tenants or other occupants of the Building or prospective tenants or occupants of the Building or associated with the enforcement of the terms of any lease (including unlawful detainer proceedings or proceedings for the collection of rent), requests to assign or sublet or the defense of Landlord’s title to or interest in the Building or any part thereof, and the sale, transfer, financing or refinancing of the Building;

(g) any costs (including permits, licensing and inspection fees) incurred in renovation or otherwise improving, decorating, painting or altering space for tenants or licensees in the Building and including such renovations to any vacant space in the Building available or intended to be made available for leasing;

(h) any ground lease rental and any amortization interest, points, penalties, principal and other payments on mortgages and any other form of monetary encumbrance or any form of financing for Landlord relating to the Building, and any other cost or expense relating or required pursuant to any such mortgage, encumbrance or financing, if any;

(i) depreciation on the Building or any Building components, systems or equipment;

(j) all items and services for which Tenant directly reimburses Landlord or pays third persons for such services which are otherwise not offered by Landlord to all tenants hereunder or which Landlord provides selectively to one or more tenants or occupants of the Building which are not customary for normal office use;

(k) any amounts owed by Landlord to other tenants and all costs incurred which are subject to direct reimbursement (or are reimbursed) by other tenants of the Building or other parties, including expenses for repair or replacement paid by proceeds of insurance in connection with any insurance (carried by Landlord, other tenants or by anyone else), through condemnation awards or by warranty claims;

(l) costs of capital improvements and equipment, defined in accordance with GAAP, except as expressly provided in clauses (12) and (22) above;

(m) costs for alterations defined in accordance with GAAP as capital improvements and replacements, except as expressly provided in clauses (12) and (22) above;

(n) costs defined in accordance with GAAP as of a capital nature, including, without limitation, capital improvements, capital repairs, capital equipment, and capital tools, except for Permitted Capital Expenditures and Permitted Legal Requirement Capital Expenditures;

(o) Landlord’s general corporate or partnership overhead and general and administrative expense and costs associated with the operation of the business of the partnerships or other entities which constitutes Landlord, as distinguished from the costs of the management, operation, repair and maintenance of the Building, including, without limitation, accounting and legal costs, costs of defending lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any ownership interest in Landlord or any of Landlord’s interest in the Building and costs incurred in connection with any disputes between Landlord and any of Landlord’s Representatives (as defined below), between Landlord and its employees (and not reasonably related to the operation and management of the Building (disputes which would be so reasonably related would include minor disputes in the normal course of its operation and management of the Building, but would not include, for example, sexual harassment, discrimination or wrongful termination claims)), between Landlord and any other owner of an interest in the Building, between constituent partners of Landlord, between Landlord and building management or between Landlord and other tenants or occupants;

(p) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord (excluding any amount paid to any concierge) or operated by others in the Building or in the parking facilities;

(q) advertising and promotional expenditures and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or other exterior signage granted to other tenants of the Building;

(r) services provided solely to, taxes attributable solely to, and all other costs and expenses incurred solely in connection with the operation of any retail or restaurant operations in the Building, provided, however, that any of the foregoing supplied partially to the retail or restaurant operations shall, to the extent reasonably feasible, be equitably allocated by Landlord to the retail or office portions of the Building, as appropriate;

(s) costs arising from Landlord’s charitable or political contributions;

(t) costs in excess of $50,000 in any year for the acquisition of sculpture, paintings, or other objects of fine; provided that operating expenses shall include the costs of maintaining, insuring and securing such items in the Common Areas only;

(u) damage awards (or settlement payments) or other costs paid by Landlord arising from Landlord’s breach of contract or tortious acts and penalties, fines, late payment charges or interest incurred as a result of the late payment by Landlord of any operating expenses;

(v) any bad debt loss, rent loss or any reserves, including reserves for capital items, bad debts or rental losses, or for future operating expenses or taxes;

(w) to the extent amounts paid to Landlord, or to subsidiaries of Landlord for goods and/or services furnished for the Building exceeds the costs of such goods and/or services furnished to comparable buildings when rendered by unaffiliated third parties on a competitive basis, the excess amount shall be excluded;

(x) any utility costs for which any tenant or occupant of the Building directly contracts with the local public utility company, or which is paid to Landlord through sub-metering;

(y) any travel and entertainment expenses of Landlord, any management agent of Landlord and their respective employees, agents and affiliates;

(z) costs incurred by Landlord in connection with any audit of Operating Expenses and/or Real Estate Taxes performed on behalf of any tenant of the Building other than Tenant;

(aa) any costs incurred in connection with any major change or alteration in the Building, such as adding or deleting floors;

(bb) any cost, interest or tax penalties incurred as a result of Landlord’s failure to make tax payments (or to file tax filings or returns) when due;

(cc) any costs incurred by Landlord due to the violation by Landlord of any lease of space in the Building or of any laws or costs incurred by Landlord due to the violation by Landlord of any covenant or agreement affecting the Building;

(dd) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(ee) costs incurred in connection with disputes with present or prospective tenants or other occupants of the Building;

(ff) any costs relating to the actual, alleged or threatened, presence, storage, removal, remediation, investigation, maintenance, containment or treatment of any substance identified as a hazardous substance under applicable laws or customary industry standards in, on, about, under or adjacent to the Building, including without limitation, in connection with any effort to comply with any law;

(gg) any costs with respect to the implementation or installation of any improvements, corrections, repairs or replacements of structural elements of the Building or any seismic safety, retrofit or enhancement program or any costs of repair, replacement or correction of defects relating to any tenant or other improvements in the Building;

(hh) any costs, fees, dues, contributions or similar expenses for industry associations or similar organizations;

(ii) any costs incurred in removing and storing the property of former tenants or occupants of the Building;

(jj) any costs recoverable by any warranty, rebate, guarantee or service contract (which shall not prohibit Landlord from passing through the costs of any such service contract if otherwise includable in Operating Expenses);

(kk) any costs, expenses, assessments, fees and other payments pertaining or relating to any future development or redevelopment of the Building:

(ll) any costs of any parties, ceremonies or other events for tenants, Landlord or third parties which are not tenants of the Building;

(mm) costs incurred by Landlord in connection with rooftop communications equipment of Landlord or other persons, tenants or occupants of the Building, unless required by law or for safety purposes or costs relating to equipment for all of the tenants of the Building;

(nn) rentals incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except (i) where such equipment is rented for purposes of making repairs or keeping permanent systems in operation while repairs are being made, and (ii) equipment not affixed to the Building which is used in providing janitorial or similar services; and

(oo) cost of providing security solely for the benefit of SAIC.

Computation of Operating Expenses. Operating Expenses shall be computed in accordance with the following general principles:

(a) Recovery Limited to Actual Costs. Landlord shall not recover the cost of any item more than once.

(b) Arm’s Length. All services rendered to and materials supplied to the Building shall be rendered or supplied at a cost comparable to those charged in arm’s-length transactions for similar services or materials rendered or supplied for similar purposes to comparable buildings.

(c) Non-Building Exclusive Expenses. Whenever expenses are paid or incurred by Landlord as a result of activities which are not exclusively rendered to the Building, only that portion which can be reasonably allocated to the Building shall be included within Operating Expenses.

(d) Installments. All assessments and premiums of Operating Expenses which can be paid or incurred by Landlord in annual or other periodic installments shall be paid by Landlord in the maximum number of annual or other periodic installments permitted by law.

(e) Reasonableness. Landlord shall use its reasonable efforts to operate and maintain the Building and all Common Areas in an economically reasonable manner.

Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Building is not fully occupied during any calendar year (including calendar year 2015), an adjustment shall be made in computing the Operating Expenses for such year so that the Operating

Expenses shall be computed for such year as though the Building had been ninety-five (95%) percent occupied during such year. In the event that specific tenants are billed directly for certain charges normally covered under Operating Expenses, Tenant’s pro rata share will be appropriately adjusted.

(iii) Real Estate Taxes. Commencing on January 1, 2016 and continuing throughout the Lease Term, Tenant agrees to pay Landlord, as Additional Rent, Tenant’s Proportionate Share as set forth in Section 1(a)4, of any increase in Real Estate Taxes over the Base Real Estate Tax Amount set forth in Section 1(a)15 above. The term “Real Estate Taxes” shall mean all taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, now or hereafter assessed, levied or imposed upon the Building, the Land, and the parking garages and the lots upon which they are situated, including, without limitation, vault fees and charges, arena taxes, front foot benefit charges and adequate public facility costs and assessments, together with (i) any tax, assessment, or other imposition in the nature of a real estate tax, (ii) any ad valorem tax on rent or any tax on income if imposed in lieu of or in addition to Real Estate Taxes and assessments, and (iii) any taxes and assessments which may hereafter be substituted for Real Estate Taxes, including by way of illustration only, any tax, assessment or other imposition (whether a business rental or other tax) now or hereafter levied for Tenant’s use or occupancy of or conduct of business at the Demised Premises, on Tenant’s improvements to or furniture, fixtures or equipment in the Demised Premises, or imposed upon the rent payments. “Real Estate Taxes” shall also include all reasonable, out-of-pocket, third-party costs incurred by Landlord in contesting the validity or amount of any such taxes. Notwithstanding anything in this Lease to the contrary, Real Estate Taxes shall not include (x) any income taxes, excess profits taxes, excise taxes, franchise taxes, estate taxes, inheritance taxes, gift taxes, succession taxes and transfer taxes; (y) any interest or penalties incurred by Landlord by reason of Landlord’s failure to pay in a timely manner any Real Estate Taxes; or (z) real estate taxes and other impositions on separate tax lots, other than the tax lots for the parking garages. For the purposes of this Lease, any special assessments shall be deemed payable in the greatest number of installments as is permitted by law, whether or not actually so paid. Notwithstanding any other provision in this Lease to the contrary, (1) if the Building is not assessed at least 95% of fully assessed value during any calendar year (including calendar year 2015), then an adjustment shall be made in computing the Real Estate Taxes for such year so that the Real Estate Taxes shall be computed for such year as though the Building had been assessed at ninety-five (95%) of its fully assessed value during such year; and (2) the Real Estate Taxes for calendar year 2015 shall be increased by the estimated amount of the Tysons Transportation Tax Assessment, Dulles Phase I Rail District tax assessment and all other similar tax assessments. Real Estate Tax Expenses that are being contested by Landlord shall be included in computing Tenant’s Share of Increased Real Estate Tax Expenses, but if Tenant shall have paid Tenant’s Proportionate Share of Real Estate Taxes on account of contested Real Estate Taxes and Landlord thereafter receives a refund of such taxes, Tenant shall receive a credit toward the payments of Rent next becoming due and payable in an amount equal to Tenant’s proportionate share of such refund (net of any associated reasonable, out-of-pocket, third-party costs and expenses incurred by Landlord directly in connection with such appeal and not already included in Operating Expenses), or, if the Term has expired, then Landlord shall promptly refund any excess estimated payments to Tenant.

(iv) Landlord’s Enforcement Costs. Additional Rent shall include any and all commercially reasonable expenses incurred by Landlord, including reasonable attorneys’ fees, for the collection of monies due from Tenant and the enforcement of Tenant’s obligations under the provisions of this Lease. When Landlord, at Tenant’s expense, performs an obligation of Tenant pursuant to the terms of this Lease, the commercially reasonable costs and expenses (including overhead not to exceed 8%) incurred by Landlord in performance of such obligations shall be Additional Rent.

(v) Controllable Operating Expenses. Notwithstanding the foregoing provisions of Section 4(c)(ii), in determining Tenant’s Proportionate Share of Operating Expenses for any calendar year, the portion of Operating Expenses for such calendar year which constitute Controllable Operating Expenses (as hereinafter defined) shall not exceed one hundred five percent (105%) of the amount of Controllable Operating Expenses (as hereinafter defined) actually passed through to Tenant for the immediately preceding calendar year (the “Controllable Operating Expenses Cap”). As used herein, “Controllable Operating Expenses” shall mean all Operating Expenses except for the following: (i) utility company charges; (ii) insurance premiums; (iii) the cost to remove snow and ice; (iv) increased labor costs due to requirements for use of labor subject to collective bargaining, (v) costs of compliance with Legal Requirements first applicable to the Property after the Commencement Date; and (vi) the cost of providing security for the Building (if any). The Controllable Operating Expenses Cap is not cumulative (i.e., the unused portion of one particular calendar year’s cap shall not be carried forward to absorb any future Operating Expenses that would otherwise be in excess of the cap for such subsequent calendar years, nor shall any amount of Controllable Operating Expenses that are in excess of the cap be included in any subsequent calendar year calculations of the amount of Controllable Operating Expenses to be passed through to Tenant).

(d) Additional Rent Estimates and Adjustments.

(i) In order to provide for current monthly payments of Additional Rent, Landlord shall submit to Tenant prior to January 1st of each year a written statement of Landlord’s estimate of the amount of the increases described in Sections 4(c)(ii) and 4(c)(iii) above, together with the amount of Tenant’s Additional Rent which is estimated to result from such increases. Tenant shall pay each month one-twelfth (1/12th) of Tenant’s Proportionate Share of Landlord’s estimate of the increase in each year of (i) Operating Expenses over the Base Operating Expense Amount, and (ii) Real Estate Taxes over the Base Real Estate Tax Amount. Landlord may revise its estimate of Operating Expenses and/or Real Estate Taxes at any time during a calendar year by written notice to Tenant, setting forth such revised estimate and Tenant’s Proportionate Share of the estimated operating expense and/or real estate tax increases, which revised estimate shall not be issued more frequently than once each calendar year and shall provide reasonable justification for the need for an out-of-cycle adjustment. In such event, all monthly payments made by Tenant after such notice shall be in an amount calculated on the basis of such revised estimate, provided, however that the first such monthly installment payable by Tenant following Tenant’s receipt of a revised estimate pursuant to this sentence shall be due and payable on the later of the first day of the month after the date of Tenant’s receipt of such notice and the date that is thirty (30) days following the date of Tenant’s receipt of such notice.

(ii) If payment of Additional Rent begins on a date other than January 1st under this Lease, in order to provide for current payments of Additional Rent through December 31st of that partial calendar year, Landlord shall submit to Tenant a statement of Landlord’s estimate of Tenant’s Additional Rent for that partial year, stated in monthly increments resulting from increases described in Sections 4(c)(ii) and 4(c)(iii) above. Tenant shall make the monthly incremental payments of estimated Additional Rent, together with its installments of Operating Expenses and Real Estate Taxes.

(iii) After the end of each calendar year, Landlord will as soon as practicable submit to Tenant a reasonably detailed statement on a line-item basis of the actual increases incurred in (x) Operating Expenses for the preceding calendar year over the Base Operating Expense Amount, and (y) Real Estate Taxes for the preceding calendar year over the Base Real Estate Tax Amount. Tenant shall pay Landlord, within thirty (30) days of Tenant’s receipt of such statement, Tenant’s Proportionate Share of the excess, if any, (a) of actual Operating Expenses over the projected Operating Expenses and (b) of actual Real Estate Taxes over the projected Real Estate Taxes; provided, however, that if the balance due from Tenant exceeds the payment Tenant has been paying on a monthly basis immediately prior to receipt of such notice by more than twenty-five percent (25%) of such regular monthly payment, then Tenant shall have the right, in its sole discretion, to pay such Operating Expense arrearage in five (5) monthly installments, which arrearage shall, if paid in installments, bear interest at the rate of five percent (5%) per year. If the amount paid by Tenant during the previous year exceeded Tenant’s share of actual Operating Expenses and/or Real Estate Taxes for the year, the excess shall be credited toward payment of the next installment of Rent to be paid by Tenant after Tenant receives said statement from Landlord. If the amount paid by Tenant during the last calendar year of the Lease Term exceeds Tenant’s share of actual Operating Expenses and Real Estate Taxes for such year, Landlord shall pay Tenant the excess amount within thirty (30) days after Landlord’s submission to Tenant of the aforesaid Operating Expense and Real Estate Tax statement for such calendar year.

(iv) Within ninety (90) days after receipt of Landlord’s statement showing actual figures for the year, Tenant shall have the right to request a statement of Operating Expenses of the Building and copies of Real Estate Tax bills, which shall be supplied to Tenant within a reasonable time after Tenant’s written request. No such request shall extend the time for payments as set forth in Section 4(c) or Sections 4(d)(ii) and (4(d)(iii) above.

(v) In addition to Tenant’s rights under Section 4(d)(iv), Landlord shall, upon Tenant’s written request which shall be made no later than one hundred twenty (120) days after receipt of Landlord’s statement of the actual increase incurred in Operating Expenses pursuant to Section 4, permit Tenant’s employees, Tenant’s broker or a reputable entity that has substantial experience in conducting audits of operating expenses with respect to office leases in Northern Virginia (the “Auditor”) to inspect such of its records as are reasonably necessary to certify that the calculation of increases in Operating Expenses set forth in such statement were made in accordance with the applicable provisions of this Lease; provided, however, that Tenant shall not be entitled to delay any payment under this Lease during the pendency of any such inspection. In the event Tenant audits the operating expenses for calendar year 2016 in accordance with the foregoing provisions, it shall also have the right to audit the operating expenses for calendar year 2015. In the event Tenant audits the operating expenses for any calendar year in accordance with the foregoing provisions, then, Tenant shall have the right to review the then most recent three (3) years of operating expense information, if available. After Tenant exercises any such audit right, Tenant shall have a period of sixty (60) days to perform the audit from the date Landlord provides the necessary documentation in accordance with the foregoing. As an express condition of Tenant’s Auditor conducting such inspection, Tenant and Tenant’s Auditor shall certify in writing to Landlord that such Auditor (i) is being compensated by Tenant on an hourly basis to conduct such audit, and (ii) is not being compensated, in whole or in part, on a contingency basis or a percentage of savings basis. Tenant shall bear all costs of any such inspection. Tenant shall keep the results of any such audit confidential, except to the extent (x) reasonably required to be revealed in any legal action between Landlord and Tenant relating to operating expenses, or (y) as may be required by law. Notwithstanding anything in this Lease to the contrary, in the event it is determined that Landlord has overstated the amount of Operating Expenses (i) that are payable by Tenant during any calendar year, Landlord shall, within thirty (30) days thereafter, refund such overpayment to Tenant, and (ii) by three percent (3%) or more during any calendar year, Landlord shall reimburse Tenant for the reasonable out-of-pocket cost of such audit, provided in no event shall any such reimbursement exceed the sum of $10,000.00.

(vi) At Landlord’s option, Landlord shall have the right to either compute increases in Operating Expenses and increases in Real Estate Taxes separately on a building by building basis (i.e. with respect to each of Tower 1, Tower 2 and Tower 3), or compute such increases by (x) aggregating the Operating Expenses for Tower 1, Tower 2, and Tower 3, and (y) aggregating the Real Estate Taxes for Tower 1, Tower 2, and Tower 3 (i.e., the increases in Operating Expenses and increases in Real Estate Taxes shall be computed on a separate basis). To the extent such increases are calculated on a building by building basis, (x) the provisions of Sections 4(c) and 4(d) shall be applicable on a separate basis to each of Tower 1, Tower 2, and Tower 3, and (y) Tenant’s Proportionate Share shall be calculated separately with respect to each of Tower 1, Tower 2, and Tower 3, by dividing the rentable square footage leased by Tenant in the applicable tower and dividing such amount by the total rentable square footage in the applicable tower, with all such measurements being made in accordance with the BOMA Method and all such measurements being subject to revision in accordance with the provisions of Section 2(d) above. As of the date of this Lease, Landlord intends to charge all such expenses on a building by building basis. Notwithstanding anything in this Lease to the contrary, in no event shall any methodology of calculating increases result in Landlord being reimbursed on a Tower-by-Tower basis in any calendar year by the tenants of each Tower for more than Landlord’s actual operating expenses and real estate taxes. Landlord shall, in good faith, compute all such costs and expenses in a fair and equitable manner on a consistent basis.

(e) Taxes on Tenant’s Property. Tenant shall be liable for, and shall pay at least ten (10) days before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Demised Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed value of the Demised Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, and if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessments (which Landlord shall have the right to do regardless of the validity thereof, but under protest if requested by Tenant), Tenant shall, within thirty (30) days after written demand, repay to Landlord a sum equal to the taxes levied against Landlord or the portion of such taxes resulting from such increase in the assessment; provided that, in any such event, Tenant shall have the right, at Tenant’s sole cost and expense, to bring suit to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

(f) Payment of Rent. Any Rent payable for a portion of a month shall be prorated based upon the number of days in the applicable month. Any Base Annual Rent or Additional Rent which is not paid within five (5) Business Days after the same is due shall bear interest at the greater of (i) ten percent (10%) per annum, or (ii) the sum of the prime rate of interest (as set forth in the Wall Street Journal, or if the prime rate is no longer being published in the Wall Street Journal, the prime rate established by a banking institution as reasonably selected by Landlord) plus four percent (4%) [the greater of the amounts set forth in clauses (i) and (ii) above shall hereinafter be referred to as the “Designated Interest Rate”], provided in no event shall the interest rate exceed the highest legal rate, from the due date until the date received by Landlord. No payment by one party or receipt by the other party of lesser amounts than those that are due and payable under this Lease shall be deemed to be other than on account of the earliest unpaid amount due. No endorsement or statement on any check or any letter accompanying any check or payment shall be deemed an accord and satisfaction, and Landlord or Tenant, as applicable, may accept such check or payment without prejudice to such party’s right to recover the balance of the amount due or pursue any other remedy provided in this Lease. In addition, in the event Base Annual Rent or Additional Rent is not paid within five (5) Business

Days of its due date, Landlord, at its sole option, may assess a late charge equal to three and one-half percent (3.5%) of the Base Monthly Rent or Additional Rent, as applicable, as liquidated damages for the additional administrative charges incurred by Landlord as a result of such late payment. If Landlord receives from Tenant two or more returned or “bounced” checks in any twelve (12) month period, Landlord may require all future rent by cashier’s or certified check. Despite the foregoing, Landlord shall waive such interest and late charge on the first (1st) two (2) occasions during any twelve (12) month period in which Tenant does not timely pay Base Annual Rent or Additional Rent, provided that Tenant pays such installment of Base Annual Rent or Additional Rent to Landlord within five (5) days after the date Tenant receives notice that such amount is past due.

(g) Survival of Rent Obligation. The obligation of Tenant with respect to the payment of Additional Rent shall survive the termination of this Lease or assignment thereof.

5. Security Deposit.

(a) Tenant shall deposit with Landlord simultaneously with the execution of this Lease, the amount stipulated in Section 1(a)(13) as a deposit (the “Security Deposit”) to secure the prompt performance of Tenant’s obligations hereunder. The Security Deposit may be commingled with Landlord’s general funds, if permitted by law. Landlord shall have the right, but shall not be obligated, to apply all or any portion of the Security Deposit to cure any default which remains uncured beyond the expiration of any applicable notice and cure period, in which event Tenant shall be obligated to deposit with Landlord the amount necessary to restore the Security Deposit to its original amount within ten (10) days after written notice from Landlord. To the extent not forfeited or otherwise used as provided herein, and provided the Demised Premises are vacated in good condition, reasonable wear and tear excepted, as described in Section 16 of this Lease, the Security Deposit shall be returned, without interest, to Tenant within thirty (30) days after the termination of this Lease. Landlord shall deliver the Security Deposit to the purchaser or any assignee of Landlord’s interest in the Demised Premises or the Building, such purchaser or assignee shall assume, in writing, Landlord’s obligations under this Lease, whereupon Landlord shall be discharged from any further liability with respect to the Security Deposit. This provision shall apply also to any and all subsequent transferors of the Landlord’s interest in this Lease. If for any reason Landlord does not transfer the Security Deposit to the transferee, then Landlord shall remain liable for the provisions under this Lease with respect to the Security Deposit, but not for any other obligations under this Lease after the effective date of the transfer of Landlord’s interest in the Demised Premises.

(b) At Tenant’s election, in lieu of the security deposit in the amount stipulated in Section 5, Tenant at any time simultaneously with, or following the execution of this Lease, may deliver to Landlord an irrevocable standby letter of credit payable in the District of Columbia or any state in the United States running in favor of Landlord issued by a federally insured bank provided that such bank does not require the physical presentment of the letter of credit in order to process payment of the letter of credit, in the amount stipulated in Section 1(a)13. The letter of credit shall be irrevocable for the term thereof and shall provide that it is automatically renewable for a period ending not earlier than thirty (30) days after the expiration of the Lease Term without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew said letter of credit on written notice to Landlord not less than sixty (60) days prior to the expiration of the then current term thereof (it being understood, however, that the privilege of the issuing bank not to renew said letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such irrevocable standby letter of credit with

Landlord through the date which is sixty (60) days after the expiration of the term thereby demised). Each letter of credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper rated at least P-2 (or equivalent) by Moody’s Investor Services, Inc., or rated at least A-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its sole and absolute discretion. As of the date of this Lease, Landlord hereby approves PNC Bank, NA as an acceptable bank for issuing any letter of credit. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investors Services, Inc. or below A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing letter of credit in whole or in part, without notice to Tenant. In the event the issuer of any letter of credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said letter of credit shall be deemed to not meet the requirements of this Section, and, within ten (10) days thereof, Tenant shall replace such letter of credit with other collateral acceptable to Landlord in its sole and absolute discretion, recognizing that cash shall always be an acceptable tender, and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period. Any failure or refusal of the issuer to honor the letter of credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit.

(c) The form and terms of the letter of credit shall be substantially in the form attached to this Lease as Exhibit “G”, and made a part hereof and shall provide, among other things, that:

(1)	Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the letter of credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) statement either that (1) an Event of Default by Tenant has occurred and is still continuing under the Lease or (ii) Tenant has failed to timely deliver a renewal letter of credit, it being understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity);

(2)	The letter of credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether Tenant disputes the content of such statement;

(3)	In the event of a transfer of Landlord’s interest in the Building of which the Demised Premises are a part, Landlord shall transfer the letter of credit to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new Landlord.

(d) If, as a result of any such application of all or any part of such security, the amount secured by the letter of credit shall be less than the amount stipulated in Section 5, Tenant shall provide Landlord with cash or additional letter(s) of credit in an amount equal to the deficiency not later than ten (10) days following written demand therefor.

(e) Tenant further covenants that it will not assign or encumber said letter of credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(f) Without limiting the generality of the foregoing, if the letter of credit expires earlier than sixty (60) days after the expiration of the Lease Term, or the issuing bank notifies Landlord that it shall not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than sixty (60) days prior to the expiration of the expiring letter of credit), which is irrevocable and automatically renewable as above provided until sixty (60) days after the end of the Lease Term, upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord in its sole discretion. However, (i) if the letter of credit is not timely renewed or a substitute letter of credit is not timely received, (ii) or if Tenant fails to maintain the letter of credit in the amount and upon the terms set forth in this Section 5, Tenant, at least thirty (30) days prior to the expiration of the letter of credit, or immediately upon its failure to comply with each and every term of this Section, must deposit with Landlord cash security in the amounts stipulated in Section 5, failing which Landlord may present such letter of credit to the bank, in accordance with the terms of this Section, and the entire sum secured thereby shall be paid to Landlord, to be held and applied by Landlord as provided in this Section.

6. Construction of Premises and Occupancy.

(a) Except for the Landlord’s Work, Tenant is leasing the Demised Premises in its as-is condition. Tenant shall perform all improvements and alterations that are necessary or desirable to the Demised Premises for its initial occupancy in accordance with the Work Agreement that is attached to and made a part hereof.

(b) Permits. Tenant shall be responsible for obtaining all permits or licenses necessary for its lawful occupancy of the Demised Premises. Landlord shall, at no expense to Landlord, use commercially reasonable efforts to assist Tenant in obtaining all necessary construction and occupancy permits. This requirement shall not relieve Tenant of its liability for Base Annual Rent in accordance with Section 1(a)9 and Section 4 in the event all of said permits have not been acquired prior thereto.

7. Use of Demised Premises.

(a) Use. Tenant shall use and occupy the Demised Premises (i) primarily for first class office use, and (ii) on an ancillary basis, for other uses typically found in first class office buildings in the Tyson Corner, Virginia area (such as kitchens, computer server rooms, training rooms, conference rooms, showers, break rooms, audio/visual facilities, ancillary data centers, ancillary call centers, and sales order centers) (collectively, the “Permitted Use”). Except for the uses provided for in the sentence which immediately precedes this sentence, Tenant shall not use the Demised Premises for any other purpose whatsoever. Tenant shall not use or permit the Demised Premises to be used for any other purpose or purposes without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole but reasonable discretion.

(b) Compliance. Tenant shall, at Tenant’s sole expense, comply with the following: (i) all laws, orders, ordinances, and regulations of federal, state, county, and municipal authorities having jurisdiction over the Demised Premises concerning the use, occupancy and condition of the Demised Premises and all machinery, equipment, furnishings, fixtures and improvements therein, (ii) any directive, order or citation made pursuant to law by any public officer requiring abatement of any nuisance or which imposes upon Landlord or Tenant any duty or obligation arising from Tenant’s occupancy or use of the Demised Premises or from conditions which have been created by or at the request or insistence of Tenant, or required by reason of a breach of any of Tenant’s obligations hereunder or by or through other fault of Tenant; (iii) all commercially reasonable insurance requirements applicable to Tenant’s use and occupancy of the Demised Premises; and (iv) the Americans With Disabilities Act of 1990, 42 U.S.C. 12101 et seq., as amended from time to time (the “ADA”) and all rules and regulations promulgated by any governmental authority to further the purpose of the ADA, provided that notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible for repairs and maintenance of, or for compliance with Legal Requirements that apply to, the Base Building Structure and Systems (as defined below) as a whole, and are not related to Tenant’s particular use, design or configuration of the Demised Premises or the negligence or willful misconduct of Tenant or Tenant’s employees, agents, contractors, subtenants or assignees (it being agreed that, without more, use of the Demised Premises for the purpose set forth in Section 7(a) shall not reallocate such responsibility from Landlord to Tenant, provided that Tenant is using the Demised Premises for the Permitted Use). Landlord shall be responsible for compliance of the Land and the Base Building Structure and Systems and the Common Areas of the Building (including base Building restrooms, drinking fountains and fire and life safety systems located on any full floor(s) being leased by Tenant) with all applicable Legal Requirements, including present and future governmental orders regarding compliance with the ADA and the regulations promulgated thereunder, as the same may be issued or amended from time to time. Landlord represents and warrants that to its knowledge, as of the Effective Date, the Base Building Structure and Systems and the Common Areas of the Building comply in all material respects with the ADA and all applicable Legal Requirements. Landlord further represents and warrants that as of the Effective Date, no applicable Legal Requirements and no encumbrances to which the Land is subject, prohibit the use of the Demised Premises for the Permitted Use. If Tenant receives notice of any violation of any Legal Requirement, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice. In furtherance of the foregoing, and to the extent the reason for the need for compliance is triggered by Tenant’s specific use of the Demised Premises or any alteration that has been made to the Demised Premises or that Tenant desires be made to the Demised Premises, and provided Tenant shall first have obtained Landlord’s prior written consent in accordance with the provisions of Section 12 of the Lease (which Tenant agrees to promptly request), Tenant shall, at Tenant’s sole cost and expense, make such changes, alterations, renovations or modifications to the Demised Premises in accordance with the provisions of Section 12 of the Lease (except for structural repairs) which are necessitated or required by any such Legal Requirement. The “Base Building Structure and Systems” are defined as the exterior and structural walls, load bearing elements, foundations, base Building pipes, conduits, parking structures and areas, and all base Building equipment and all base Building systems (including mechanical, life/safety, electrical, heating and air conditioning, and plumbing systems) serving the Building, including the Demised Premises.

(i) Legal. Tenant shall not use or knowingly permit the Demised Premises or any part thereof to be used in violation of any present or future applicable Legal Requirement, or of the certificate of occupancy issued for the Building or the Demised Premises, and shall immediately discontinue any use of the Demised Premises which is declared by any governmental authority having jurisdiction to be in violation of law or said certificate of occupancy. Tenant will not use or permit the Demised Premises to be used for any purposes that unreasonably interfere with the use and enjoyment of the Building by Landlord or the other tenants, or which violate the commercially reasonable requirements of any insurance company insuring the Building or its contents, or which, in Landlord’s sole, but reasonable, discretion, impair the reputation of the Building. Tenant shall refrain from and discontinue such use immediately upon receipt of written notice from Landlord.

(ii) Fire and Safety. Tenant shall not do, or knowingly permit anything to be done in the Demised Premises, or bring or keep anything therein, which will in any way increase the rate of fire insurance on the Building, or invalidate or conflict with fire insurance policies on the Building, fixtures or on property kept therein. If there are any increases of fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or the willful action of Tenant or any of Tenant’s Representatives (as defined below) (in each such event, as determined based on a report from Landlord’s insurance company or by the applicable insurance rating bureau), then Landlord shall provide Tenant written notice thereof and if Tenant does not, within ten (10) Business Days after receipt of such written notice from Landlord, discontinue the activity or remove the equipment or property causing such increase, then Tenant shall reimburse Landlord for the reasonable amount of such increases (without application of any overhead amount), as Additional Rent, not later than thirty (30) days following Tenant’s receipt of a reasonably detailed written demand therefor.

(c) Environmental Protection. Except for customary office materials that are used, stored, handled and disposed of by Tenant in accordance with the “Act” (as defined below), Tenant and Tenant’s Representatives shall not dispose of or generate, manufacture, store, treat or use any oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance including, without limitation, asbestos (hereinafter collectively referred to as “hazardous waste”), as those terms are used in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or in any other federal, state or local law governing hazardous substances (hereinafter collectively referred to as the “Act”), as such laws may be amended from time to time at, upon, under or within the Demised Premises or the Building or the Land on which it is built, or into the plumbing or sewer or water system servicing the Demised Premises or the Building, nor shall Tenant, or any of Tenant’s Representatives cause or permit the discharge, spillage, uncontrolled loss, seepage or filtration of any hazardous waste at, upon, under or within the Demised Premises or the Building or the Land or into the plumbing or sewer or water system servicing the same. Tenant shall comply in all respects with the requirements of the Act and related regulations, and shall notify Landlord immediately in the event of its discovery of any hazardous waste at, upon, under or within the Demised Premises or the Building or the land, or of any notice by a governmental authority or private party alleging that a disposal of hazardous waste on or near the Demised Premises may have occurred, provided that Tenant shall have no obligation to remove hazardous waste brought onto the Demised Premises by Landlord or that existed in the Demised Premises as of the Lease Commencement

Date and were not brought onto the Property by Tenant or any of Tenant’s Representatives, nor shall Tenant be required to cure the violation of any environmental Legal Requirement that is caused by Landlord or that existed as of the Commencement Date and was not caused by Tenant or any of Tenant’s Representatives. Tenant further agrees to provide Landlord full and complete access to any documents or information in Tenant’s possession or control relevant to the question of the generation, treatment, storage or disposal of hazardous waste on or near the Demised Premises. In the event that any hazardous waste is located in the Demised Premises and such hazardous waste was placed in the Demised Premises at any time (including prior to the Effective Date or during Tenant’s occupancy of the Demised Premises) by anyone other than Tenant or any of Tenant’s Representatives, then Landlord shall be responsible for removing or remediating such hazardous waste. Landlord represents and warrants, to the best of its knowledge, that the Property does not contain hazardous waste in violation of the Act or any other Legal Requirements, nor shall hazardous waste be used in the construction of the Pre-Occupancy Landlord’s Work. Landlord shall not cause any hazardous waste to be generated, used, released, stored or disposed of on the Property, in violation of applicable Legal Requirements. If Landlord becomes aware that any hazardous waste is present on the Property in violation of applicable Legal Requirements and the presence of such hazardous waste was not caused by Tenant or any of Tenant’s Representatives, then Landlord shall coordinate with Tenant to promptly remove such hazardous waste and/or remediate any contamination resulting therefrom to the extent necessary to bring the Property into compliance with all applicable Legal Requirements, the costs of which shall be entirely borne by Landlord and shall not be passed through to Tenant as an Operating Expense.

(d) Intentionally Deleted.

(e) Moving and Deliveries. No freight, furniture or other bulky matter of any description shall be received into the Building or carried in the elevators, except at times and by routes authorized by Landlord, which authorization shall not be unreasonably withheld, conditioned or delayed. Tenant shall give Landlord at least twenty-four (24) hours telephonic notice prior to moving any freight, furniture or other bulky material into or out of the Building, except in the event of an emergency (in which case only such notice as is practical under the circumstances shall be required). All moving of furniture, material and equipment shall be under the direct control and supervision of Landlord, who shall, however, not be responsible for any damage to or charges for moving same. Tenant shall promptly remove from the public areas within or adjacent to the Building any of Tenant’s property delivered or deposited there, and shall be responsible solely for any damage to the Building or the Demised Premises caused by its moving and deliveries.

(f) Excessive Floor Load. Landlord shall have the right to prescribe the weight and method of installation and position of safes or other heavy fixtures or equipment. To the extent Tenant desires a raised floor load limit, Landlord shall reasonably cooperate with Tenant, provided that (i) Tenant pays for all reasonable costs in connection with such raised floor load limit, including Landlord’s third party consultants, and (ii) the alteration or improvement does not adversely affect the Building or any of the base Building systems, now or in the future (and if it does adversely affect the Building or the base Building systems, Landlord shall have the right to require Tenant to remove the same). Tenant will not, without Landlord’s prior written approval, install in the Demised Premises any fixtures, equipment or machinery that will place a load upon the floor exceeding the designed floor capacity. Tenant shall be liable for all damage done to the Building by installing or removing a safe or any other article of Tenant’s office equipment, or machinery or fixtures or other personal property or due to its being in the Demised Premises. Landlord shall repair any such damage at Tenant’s expense, and Tenant shall pay the cost therefor to Landlord upon demand, as Additional Rent.

8. Rules and Regulations. Tenant covenants on behalf of itself and Tenant’s Representatives, to comply with the rules and regulations set forth in Exhibit “B”, which is attached hereto and made a part hereof (the “Rules and Regulations”). Landlord shall have the right, in its sole discretion, to make reasonable additions and amendments to the Rules and Regulations from time to time and Tenant covenants that Tenant, and Tenant’s Representatives will comply with additions and amendments to the Rules and Regulations upon Landlord’s provision to Tenant of a written copy of the same, provided that (a) a copy of such additions or amendments is sent to Tenant; and (b) such additions or amendments to the Rules and Regulations do not materially, adversely affect Tenant’s use and enjoyment of, or access to, the Demised Premises for the Permitted Use. Any default by Tenant, or any other party set forth above, of any of the provisions of the Rules and Regulations as set forth on Exhibit “D” or as amended, from time to time, which default remains uncured beyond the expiration of any applicable notice and cure period, shall be considered to be an Event of Default under the terms of this Lease. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or any amendments or additions thereto, against any other tenant, and Landlord shall have no liability to Tenant or any other party for violations of the Rules and Regulations by any party whatsoever. Landlord agrees to use reasonable efforts to enforce the Rules and Regulations in an equitable manner between all similarly situated tenants of the Building. If there is any inconsistency between this Lease and the Rules and Regulations, the Lease shall govern.

9. Subletting and Assignment.

(a) Consent. Tenant will not sublet the Demised Premises or any part thereof or transfer possession or occupancy thereof to any person, firm or corporation, or transfer or assign this Lease, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, provided, however, that it shall not be unreasonable for Landlord to withhold its consent on the basis that (i) the proposed assignee or subtenant is a party by whom any suit or action could be defended on the ground of sovereign immunity, or (ii) the proposed assignee or subtenant will use the Demised Premises for other than the Permitted Use, or (iii) until the Building is at least ninety percent (90%) leased, the proposed assignee or subtenant is a tenant or occupant of the Building, and Landlord has comparable space available in the Building (from the standpoint of size) for a reasonably comparable term to reasonably accommodate such proposed assignee’s or subtenant’s space needs. Tenant shall not encumber the Lease or any interest therein nor grant any franchise, concession, license or permit arrangement with respect to the Demised Premises or any portion thereof. No subletting or assignment hereof shall be effected by operation of law unless with the prior written consent of Landlord, which consent shall be granted or withheld by Landlord in the exercise of its sole and absolute discretion. A sale, transfer, assignment or other conveyance of a general partnership interest in Tenant, if Tenant is a partnership or joint venture, or a transfer of more than a forty nine percent (49%) stock interest, if Tenant is a corporation, or a transfer of forty nine percent (49%) or more of any ownership interest in Tenant (whether membership interest or otherwise) shall be an assignment for purposes hereof. Tenant shall not modify, extend or amend a sublease previously consented to by Landlord without obtaining Landlord’s consent thereto. The provisions of the immediately preceding sentence shall not be applicable to the sale of Tenant’s stock for so long as Tenant is a publicly traded company.

(b) Assignment. In the event Tenant desires to assign this Lease, Tenant shall give to Landlord written notice of Tenant’s desire to do so, which notice shall be accompanied by the “Required Information (as hereinafter defined). Within twenty (20) days of receipt of said notice and the Required Information, Landlord shall have the right, in accordance with the provisions of Section 9 of this Lease, to either approve the assignment or to withhold its approval of the assignment. If Landlord fails to respond to Tenant within such twenty (20) day period and Landlord also fails to respond to Tenant within five (5) Business Days after Landlord’s receipt of a second written request for Landlord’s approval, which second request states in bold capital letters that the request will be deemed approved in accordance with Section 9(b) of the Lease if Landlord fails to respond in five (5) Business Days, then Landlord shall be deemed to have approved such assignment.

(c) Subletting. In the event Tenant desires to sublet all or any part of the Demised Premises, Tenant shall give to Landlord written notice of Tenant’s desire to do so, which notice shall be accompanied by the Required Information. Within twenty (20) days of receipt of said notice and Required Information, Landlord shall have the right, in accordance with the provisions of Section 9 of this Lease, to either approve the sublease or to withhold its approval of such Sublease. Notwithstanding anything herein to the contrary, until the Building is at least ninety percent (90%) leased, Tenant shall have no right to sublease any portion of the Demised Premises, or assign the Lease, to any tenant or occupant of any portion of the Building, at the same time that Landlord has comparable space available in the Building (from the standpoint of size) for a reasonably comparable term to reasonably accommodate such proposed assignee’s or subtenant’s space needs. If Landlord fails to respond to Tenant within such twenty (20) day period and Landlord also fails to respond to Tenant within five (5) Business Days after Landlord’s receipt of a second written request for Landlord’s approval, which second request states in bold capital letters that the request will be deemed approved in accordance with Section 9(c) of the Lease if Landlord fails to respond in five (5) Business Days, then Landlord shall be deemed to have approved such sublease.

(d) Required Information. If Tenant should desire to assign this Lease or sublet the Demised Premises (or any part thereof), Tenant shall give Landlord written notice no later than ten (10) Business Days in advance of the proposed effective date of such proposed assignment or sublease, which notice shall specify the following information (such information shall be collectively referred to as the “Required Information”): (i) the name, current address and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Demised Premises proposed to be so subleased, (iii) the proposed effective date and duration of the assignment or subletting, and (iv) the proposed rent and other consideration to be paid to Tenant by such assignee or sublessee. Tenant also shall promptly supply Landlord with financial statements and other information as Landlord may reasonably request to evaluate the proposed assignment or sublease.

(e) Fees; Documents. Tenant agrees to reimburse Landlord for reasonable, out-of-pocket legal fees and any other reasonable out-of-pocket expenses and costs incurred by Landlord in connection with any proposed assignment or subletting up to a maximum of $5,000.00 on each occasion. Tenant shall deliver to Landlord copies of all documents executed in connection with any proposed assignment or subletting, which documents shall be in form and substance reasonably satisfactory to Landlord and which documents, (i) in the case of a permitted assignment, shall require such assignee to assume performance of all terms of this Lease on Tenant’s part to be performed, and (ii) in the case of permitted subletting, shall require such sublessee to comply with all terms of this Lease relating to the proposed sublet premises on Tenant’s part to be performed. No acceptance by Landlord of any Base Monthly Rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer.

(f) No Release. Any attempted assignment or sublease by Tenant in violation of the terms and provisions of this Section 9 shall be void and shall constitute a material breach of this Lease. In the event Landlord consents to any assignment or sublease on one occasion, such consent shall not affect Tenant’s obligation to comply with the provisions of Section 9 of this Lease with respect to any future assignment or sublease. Notwithstanding anything in this Lease to the contrary, any assignment or subletting shall be subject to the terms of this Lease.

(g) Tenant Liability. In the event of any subletting of all or any portion of the Demised Premises or assignment of this Lease by Tenant, with or without Landlord’s consent, Tenant shall remain primarily liable to Landlord for the payment of the rent stipulated herein and for the performance of all other covenants and conditions contained herein.

(h) Corporate Transfer. Notwithstanding anything to the contrary contained herein, Tenant may assign its entire interest under this Lease or sublet all or any portion of the Demised Premises to a wholly owned corporation or entity or Affiliate (as defined below) of the Tenant or to any successor to Tenant by purchase, merger, consolidation, reorganization or change of control through one or more transactions (hereinafter collectively referred to as “Corporate Transfer” and the transferee of a Corporate Transfer is a “Corporate Transferee”) without the consent of Landlord, provided (i) Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure period; (ii) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation, reorganization, share exchange, or change of control through one or more transactions, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (iii) such proposed transferee (as to an assignment only) shall have a tangible net worth which is equal to or greater than Tenant’s tangible net worth as of the date of the proposed transfer; and (iv) such proposed transferee assumes all the obligations of Tenant hereunder (or if such transferee is a subtenant, agrees to perform all of Tenant’s obligations under the Lease with respect to such subleased premises). Tenant shall give Landlord written notice at least fifteen (15) days prior to the effective date of such Corporate Transfer, or if Tenant may not lawfully provide Landlord with fifteen (15) day notice of such Corporate Transfer, Tenant shall notify Landlord as soon as Tenant is lawfully permitted to do so. As used herein, the term “Affiliate” shall mean a person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Tenant. “Control” (and its derivatives) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding anything in this Lease to the contrary, the provisions of Sections 9(b), (c) and (j) of this Lease shall not be applicable to any transaction that is governed by this Section 9(h). The subtenant or assignee of a Corporate Transfer shall sometimes be referred to as a “Permitted Transferee”.

(i) Customers and Clients. Tenant shall have the right, without the same constituting a sublease or an assignment, and without the need to obtain Landlord’s consent, to permit its subsidiaries, affiliates, customers, teammates and business partners use up to ten percent (10%) of rentable square feet of the Demised Premises in the aggregate. Such use shall be subject to the terms of the Lease. For purposes of this Lease, the acts or omissions of such subsidiaries, affiliates, customers, teammates and business partners shall be deemed to be the acts or omissions of Tenant.

(j) Profit. If any sublease, assignment or other transfer provides that the subtenant or assignee thereunder is to pay any amount in excess of the rental and other charges due under this Lease, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the subleased or assigned space does not constitute the entire Demised Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord fifty percent (50%) of any Profit (as defined below) applicable to the sublease or assignment, which amount shall be paid by Tenant to Landlord as Additional Rent no later than thirty (30) days after any receipt thereof by Tenant. “Profit” shall be defined as the difference between (i) any and all consideration received by Tenant in the aggregate from any assignment of the Lease and/or subletting of the Demised Premises, and (ii) the sum of (A) the rent and charges due to Landlord from Tenant under the terms of this Lease (and if the subleased or assigned space does not constitute the entire Demised Premises, the rent and charges payable by Tenant shall be determined on a pro-rata basis), (B) Tenant’s reasonable attorneys’ fees and brokerage and marketing costs in connection with such assignment or subletting that are paid to a third party that is not related to or affiliated with Tenant, (C) Tenant’s actual out-of-pocket cost of performing alterations to the Demised Premises in connection with such assignment or subletting, (D) the actual amount of any rent abatement that is granted in connection with such assignment or subletting, and (E) the actual amount of improvement allowance, moving allowance, or lease buyout payment that is paid in connection with such assignment or subletting. Tenant shall be entitled to recover such costs set forth in clause (ii) on a front loaded cash basis before any amounts are remitted to the Landlord. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment for which Landlord’s consent was required.

10. Services and Utilities.

(a) Building Standard Services and Utilities. Landlord shall operate and maintain the Building in a manner that is commensurate with how owners of Comparable Buildings operate and maintain their buildings. Landlord shall furnish, (i) on a twenty four (24) hour per day, seven (7) days per week basis (“24/7 basis”) sufficient electric current for base Building lighting and base Building heating, ventilating and air conditioning, subject to the limitations of Section 10(d), all in accordance with the provisions of Exhibits “N” and “O” attached hereto; (ii) on a 24/7 basis, electricity in the amount of five (5) watts per rentable square foot (exclusive of base Building lighting and base Building heating, ventilating and air conditioning), (iii) hot and cold water for lavatory purposes and cold water for drinking purposes on a 24/7 basis, (iv) lavatory supplies, (v) automatically operated elevator service (subject to Section 31 below, at least four of which in each Tower shall be subject to call during Building Hours and two of which in each Tower shall be subject to call at all other times), (vi) nightly cleaning and janitorial services in accordance with the janitorial specifications attached to this Lease as Exhibit “M”, Monday through Friday [exclusive of the Building Holidays specified in Section 1(a)17 and which may also include other holidays that are specified by Landlord from time to time as holidays, provided such additional holidays are recognized as holidays by the Federal Government], (vii) exterior and interior window cleaning, (viii) extermination and pest control, when necessary, (ix) maintenance of the Common Areas in a manner similar to Comparable Buildings, including cleaning, HVAC, illumination, snow shoveling, de-icing, repairs, replacements and landscaping; all without additional cost to Tenant except as otherwise expressly set forth in this Lease as Additional Rent. Landlord further agrees to furnish heating and cooling during the appropriate seasons of the year in accordance with the specifications set forth on Exhibits “N” and “O”, between the hours and on the days set forth in Section 1(a)(16), exclusive of the Building Holidays specified in Section 1(a)(17) (as the same may be adjusted as aforesaid), with holidays falling on Saturday observed both on said day and on the preceding Friday, and holidays falling on Sunday observed on the following Monday. With respect to any full floor that is leased by Tenant in Tower 1, Tower 2 or Tower 3, (x) during the months of May and September, the Building Hours for heating and air conditioning shall be Monday through Friday, 8:00 a.m. to 7:00 p.m. (exclusive of Building Holidays), and (y) during the months of June, July and August, the Building Hours for heating and air conditioning shall be Monday through Friday, 8:00 a.m. to 7:30 p.m. (exclusive of Building Holidays).

(b) Overtime Services. Should Tenant require heating and cooling services beyond the hours stipulated in Section 10(a), Landlord will furnish such additional service at a cost equal to Landlord’s actual, direct, out-of-pocket utility cost (without markup) of providing such additional services, provided, however, if more than one hundred (100) hours of after hours heating and/or cooling are used per year [accounted for separately for each of Tower 1 and Tower 2 (i.e., Tenant shall have 100 hours available in each of Tower 1 and Tower 2)]on a carry over/cumulative basis, Landlord shall have the right to charge a commercially reasonable markup for usage beyond one hundred (100) hours to account for extra wear and tear on the heating, air conditioning and ventilation equipment and system, which extra charge shall be based on the incremental costs associated with accelerated depreciation of the HVAC system directly impacted by such supplemental heating and air conditioning (as reasonably determined on a straight-line basis based on the OEM useful life specifications). Tenant shall give Landlord no less than four (4) business hours advance written notice (which notice may be via email or telephonic notice notwithstanding anything in this Lease to the contrary) of the need for after hours heating or air conditioning.

(c) Interruption of Service. In no event shall Landlord be liable to Tenant for any interruption or failure in the supply of any utilities to the Demised Premises. Landlord reserves the right to interrupt service of the heat, elevator, plumbing, air conditioning, cooling, electric, and sewer and water systems, when necessary, by reason of accident, or of repairs, alterations or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, until such repairs, alterations or improvements shall have been completed; and Landlord shall have no responsibility or liability for failure to supply heat, plumbing, air conditioning, cooling, electric, and sewer and water service, or other service or act for the benefit of Tenant, when prevented from so doing by an event of Force Majeure despite Landlord’s exercise of reasonable diligence to obtain the regularly-used fuel or other suitable substitute (it being understood and agreed that Landlord shall, in good faith, use commercially reasonable efforts to establish a work-around for the interruption or failure); and Tenant agrees that, for purposes of this Section 10(c), Tenant shall have no claim for damages nor shall there be any abatement of Base Annual Rent in the event that any of said systems or service shall be discontinued or shall fail to function for any reason except as otherwise set forth in the remainder of this Section or in Section 10(g) below. Notwithstanding anything in this Lease to the contrary, in the event that (i) the services to be provided by Landlord under Section 10 of this Lease shall not be furnished for more than five (5) consecutive days as a result of Landlord’s or Landlord’s Representatives’ negligence or willful misconduct, and (ii) Tenant, in its reasonable business judgment, determines that it is unable to use and occupy the Demised Premises (or any part thereof) as a result thereof, then the Base Annual Rent Tenant is obligated to pay hereunder shall abate with respect to that part of the Demised Premises which Tenant does not use and occupy, commencing on the sixth (6th) such day until the date on which such services and utilities are restored, unless the failure to furnish such services and utilities is caused by Tenant’s acts or omissions. Despite the foregoing, in the event that (i) the services to be provided by Landlord under Section 10 of this Lease shall not be furnished for more than eight (8) consecutive days, and (ii) Tenant, in its reasonable business judgment, determines that it is unable to use and occupy the Demised Premises (or any part thereof) as a result thereof, then the Base Annual Rent Tenant is obligated to pay hereunder shall abate with respect to that part of the Demised Premises which Tenant does not use and occupy, commencing on the ninth (9th) such day until the date on which such services and utilities are restored, unless the failure to furnish such services and utilities is caused by Tenant’s acts or omissions. In the event of any planned interruption in services (except in the event of an emergency in which event only such notice as is practicable under the circumstances needs to be provided), Landlord shall provide Tenant with not less than two (2) Business Days’ advance notice of such interruption. Landlord shall (1) except in an emergency, perform any such work in a manner designed to minimize interference with Tenant’s normal business operations, and except in an emergency, if possible, at times other than Tenant’s Business Hours, and (2) complete such work and restore complete function of such systems and facilities as soon as reasonably practical using Landlord’s commercially reasonable efforts.

(d) Excessive Heat Generation. Landlord shall not be liable for its failure to maintain comfortable atmospheric conditions in all or any portion of the Demised Premises, due to heat generated by any equipment or machinery installed by Tenant (with or without Landlord’s consent) that exceeds generally-accepted engineering design practices for normal office purposes, provided that Landlord’s Building engineer shall cooperate in good faith with Tenant during the planning phase for the Tenant’s Work and the Pre-Occupancy Landlord’s Work. If Tenant desires additional cooling to offset excessive heat generated by any equipment or machinery, Tenant shall pay for auxiliary cooling equipment and its operating costs, including without limitation electricity, gas, oil and water.

(e) Security. In the event that Landlord, in the exercise of its sole and absolute discretion, elects to provide any security measures, such security measures: (i) shall be for protection of the Building only; and (ii) shall not be relied upon by Tenant to protect Tenant, its property, its employees or their property.

(f) Excessive Electrical Usage. As part of Tenant’s preparation of the final architectural and engineering working drawings that will be used to perform the Tenant’s Work, Tenant’s technology support equipment (including the equipment required for its data center operations in the Demised Premises) shall be addressed. Tenant will not install or operate in the Demised Premises any heavy duty electrical equipment or machinery, without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, provided that Landlord may require, as a condition of its consent to the installation of such equipment or machinery, separate metering of such equipment and machinery and payment by Tenant, as Additional Rent, for such excess consumption of electricity as may be occasioned by the operation of said equipment or machinery. All of Tenant’s data center operations (including any supplemental cooling equipment that is used in connection with any such data center) shall be separately metered and Tenant shall pay for all electricity that is used in connection with its data center operations. Landlord may make periodic inspections of the Demised Premises at reasonable times to determine that Tenant’s electrically operated equipment and machinery complies with the provisions of this Section.

(g) Landlord shall use commercially reasonable efforts to cause the air quality in the Building to meet the requirements of all applicable Legal Requirements at all times during the Term. Notwithstanding the provisions of Section 10(c) to the contrary, if an Aggravated HVAC Service Failure (as defined below) occurs and continues for more than seven (7) consecutive Business Days (or, in the case of an Aggravated HVAC Service Failure due to Landlord’s gross negligence or willful misconduct, that continues for more than two (2) consecutive Business Days) and shall render any entire floor of the Demised Premises (or portions of the Demised Premises that in the aggregate constitute more than twenty-five percent (25%) of the Demised Premises) unusable, and if Tenant’s use of the applicable portion of the Demised Premises is materially and adversely affected (but Tenant is not required to substantially cease using the applicable portion of the Demised Premises), then twenty-five (25%) of the Base Monthly Rent and Additional Rent attributable to the space subject to such Aggravated HVAC Service Failure shall be abated beginning on the first (1st) Business Day of the Aggravated HVAC Service Failure and continuing until the Aggravated HVAC Service Failure is no longer occurring so that Tenant’s use is no longer materially and adversely affected. For purposes hereof, “Aggravated HVAC Service Failure” shall mean that heat and air conditioning service to the Demised Premises in season is such that the required range of temperatures set forth on Exhibits “N” and/or “O” (subject to the conditions included in Exhibits “N” and/or “O”) is exceeded by more than eight degrees Fahrenheit (8°F) during the Business Hours (based on the average of the readings taken throughout the day, as opposed to “spot checks”).

(h) If any materials, systems or structures of the Building are found to contain any such mold or other toxic substances, such mold and toxic substances shall be promptly removed and the condition restored, in compliance with all applicable Legal Requirements.

11. Maintenance and Repairs.

(a) Landlord’s Obligations. Landlord shall, in a manner benefitting how owners of Comparable Buildings market, repair and maintain their buildings, make structural repairs to the Demised Premises necessary for safety and tenantability, shall maintain, repair and keep in good order and condition the Common Areas of the Building and the Base Building Structure and Systems (including mechanical, life/safety, electrical, heating and air conditioning, and plumbing systems) serving the base Building and the Demised Premises (except that portion of the systems exclusively serving the Demised Premises), shall comply with all Legal Requirements relating to the foregoing, and the reasonable, direct, out-of-pocket cost of the foregoing shall be included in Building Operating Expenses to the extent permitted by this Lease, unless necessitated by the negligence or willful misconduct of Tenant or any of its Representatives, in which event Tenant shall pay such cost to Landlord, as Additional Rent, within thirty (30) days after receipt of written demand; provided, however, that Tenant’s liability for such costs and expenses shall be subject to the provisions of Section 19 and shall be reduced by the amount of any insurance proceeds for which Landlord is entitled on account thereof (or for which Landlord would have been entitled had Landlord obtained and maintained the insurance required pursuant to the terms of this Lease). Landlord shall be responsible for the replacement of all Building standard light bulbs, tubes and ballasts in the Demised Premises, the cost for which shall be included in Building Operating Expenses. Tenant agrees to report immediately in writing to Landlord any defective condition in the Demised Premises known to Tenant which Landlord is required to repair, provided that Tenant’s failure to so notify Landlord shall not in any way excuse or mitigate the obligations of Landlord under this Lease.

(b) Tenant’s Obligations. Tenant will keep the Demised Premises and the fixtures and equipment therein in good order and in a safe and clean condition, will take good care thereof and will suffer no waste or damage thereto. All repairs and maintenance required to be performed by Tenant shall be made or performed promptly following Tenant’s knowledge of the necessity therefor, and shall be made or performed (i) in a first class manner, (ii) using first class materials, (iii) with respect to repairs and maintenance involving the Base Building Structure and Systems or that are not Permitted Alterations (as defined below), be made or performed by a contractor approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and bondable unless waived by Landlord, and shall be made or performed in accordance in all material respects with (x) Legal Requirements, and (y) insurance requirements. Maintenance and repair of equipment such as kitchen fixtures, auxiliary air-conditioning equipment, private bathroom fixtures and any other type of special equipment, together with related plumbing or electrical services, whether installed by Tenant or by Landlord on behalf of Tenant and that exclusively serve the Demised Premises, shall be the sole responsibility of Tenant, and Landlord shall have no obligation in connection therewith. Tenant shall be responsible for the replacement of all non-Building standard light bulbs and tubes in the Demised Premises. If Tenant refuses or neglects to promptly commence and complete repairs or maintenance necessary to satisfy the provisions of this Section, and such failure continues for a period of five (5) Business Days after notice to Tenant (the “Cure Period”), the Landlord may, but shall not be required to, make and complete said repairs or maintenance and Tenant shall pay the cost therefor (including overhead) to Landlord within thirty (30) days after receipt of a reasonably detailed written demand, as Additional Rent. Notwithstanding the foregoing, if such damage is the type that cannot be repaired within five (5) Business Days, then provided Tenant begins such repair within such five (5) Business Day period and proceeds diligently and in good faith thereafter to cure such damage until completion, the Cure Period shall be extended by that period as is reasonably necessary to effect such repair (which extension shall not exceed thirty (30) days if Landlord reasonably determines that such damage (x) constitutes an emergency; (y) affects other tenants or the operation of the Building; or (z) is not contained within the Demised Premises) to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith as additional rent hereunder. The liability of Tenant for such costs and expenses shall be reduced by the amount of any insurance proceeds for which Landlord is entitled (or for which Landlord would have been entitled had Landlord obtained and maintained the insurance required pursuant to the terms of this Lease) on account of such injury, breakage or damage.

(c) ADA Notification. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide copies of (as applicable) any notices alleging violation of the ADA relating to any portion of the Building or of the Demised Premises, any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Building or of the Demised Premises, or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Building or of the Demised Premises.

(d) Tenant’s Rights. If Landlord fails to complete any repairs or maintenance to or in the Demised Premises that Landlord is obligated to complete under the terms of this Lease, and such failure materially and adversely interferes with Tenant’s access to, or use and enjoyment of the Demised Premises, Tenant may deliver written notice thereof to Landlord (“Initial Notice”). The Initial Notice must specifically describe the action that is required of Landlord to satisfy the requirements of this Lease with respect to the Demised Premises. If within fifteen (15) Business Days of receiving Tenant’s Initial Notice, Landlord fails to cure or commence to cure the items specified in the Initial Notice, then Tenant may deliver to Landlord a second notice (“Reminder Notice”). The Reminder Notice must specify that Tenant will have the rights granted under this Section 11(d) if Landlord fails to cure or commence to cure the specified items within ten (10) Business Days of receipt of the Reminder Notice. Such Reminder Notice shall also state in bold text “FAILURE TO CURE OR COMMENCE TO CURE THE ITEMS SPECIFIED HEREIN WITHIN TEN (10) BUSINESS DAYS SHALL RESULT IN TENANT’S RIGHT TO CURE SUCH ITEMS IN ACCORDANCE WITH SECTION 11(D) OF THE LEASE.” If (i) Landlord fails to take or commence to take (and diligently pursue to completion) the required action within ten (10) Business Days of receiving the Reminder Notice; and (ii) Tenant in good faith believes that it can complete such repairs or maintenance, then Tenant may, subject to the terms of this Section 11(d), proceed to take the required action with respect to the Demised Premises (but solely on its own behalf, and not as the agent of Landlord). Unless Landlord delivers a written objection to Tenant as set forth below, Landlord shall reimburse Tenant for Tenant’s reasonable, third-party, out-of-pocket costs and expenses in taking such action within thirty (30) days after receiving an invoice from Tenant setting forth a reasonably particularized breakdown of such costs and expenses. If, however, Landlord delivers to Tenant, within thirty (30) days after receiving Tenant’s invoice, a written objection to the payment of such invoice setting forth with reasonable particularity any defenses to payment Landlord believes it has (such as, for example, any claim that all or any portion of such action did not have to be taken by Landlord pursuant to the terms of this Lease, or that the charges are excessive (in which case Landlord will pay the amount it contends would not have been excessive), and if the parties are thereafter unable in good faith to resolve Landlord’s objections, then Tenant, as Tenant’s sole remedy, may institute an action at law to collect the unpaid amount. If Tenant seeks to cure or remedy any event or condition that gives rise to Tenant’s remedies set forth in this Section 11(d), then the provisions of Section 12(a) shall not apply; provided, however, that, Tenant shall (1) proceed in accordance with Legal Requirements; (2) use only such contractors as are duly licensed in the Commonwealth of Virginia and who perform such work in Comparable Buildings in the normal course of their business; (3) upon commencing such work, complete the same within a reasonable period of time; and (4) effect such work in a first-class, good and workmanlike manner. Notwithstanding the foregoing, the provisions of this section shall not apply in the event the Demised Premises are damaged by fire, Casualty or other event covered by Section 20. If Landlord fails to pay to Tenant when due any sum which Tenant is entitled to recover from Landlord pursuant to this Section 11(d), then if Tenant has obtained a final, non-appealable court judgment that such sum was due and payable to Tenant under the terms of this Section 11(d) but was wrongfully withheld by Landlord, and Landlord fails to pay to Tenant the amount of the judgment within ninety (90) days after the date the judgment is entered, then Tenant may credit the amount of such judgment against Rent due under this Lease, provided that the amount that shall be credited against the Base Annual Rent each month shall not exceed fifteen percent (15%) of the Base Monthly Rent.

12. Alterations.

(a) Landlord’s Consent. Tenant will not make any alterations, installations, changes, replacements, additions or improvements, structural or otherwise (collectively, “Alterations”) in, to, or affecting the Demised Premises or any part thereof (or to the space above the hung ceiling of the Demised Premises, or to the Building’s vertical ground risers and electric service ground), without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord’s consent shall not be required for any of the following Alterations (collectively, the “Permitted Alterations”): (i) Alterations that do not affect the structure Base Building Structure and Systems, cost One Hundred Thousand and 00/100 Dollars ($100,000.00) or less in the aggregate per annum, are not visible from the Common Areas of the Building or from outside the Building, and are typical office improvements; and (ii) Cosmetic Alterations regardless of cost. “Cosmetic Alterations” means Alterations that are cosmetic in nature that are not visible from the Common Areas of the Building or from outside the Building such as painting and installing wall coverings, installing and removing office furniture and equipment, and installing and removing carpeting and other floor coverings. Tenant shall provide reasonable notice to Landlord of all Permitted Alterations. To the extent any proposed Alteration would materially and adversely affect any of the Base Building Structure and Systems, Landlord and Tenant shall meet and in good faith consult with each other to determine if the Alteration can be performed in a manner which does not adversely and materially affect the Base Building Structure and Systems. Landlord agrees to approve or disapprove any proposed Alterations for which Landlord’s consent is required within ten (10) Business Days after Landlord’s receipt of Tenant’s request therefor and sufficient information about the proposed Alterations to enable Landlord to make the determination called for by this Section 12(a). If Landlord fails to respond to Tenant within such ten (10) Business Day period, then Tenant shall deliver a second written request for Landlord’s approval, which second request shall be delivered to Landlord and shall clearly state that the request will be deemed approved in accordance with this Section 12(a) if Landlord fails to respond within five (5) Business Days. If Landlord fails to respond to Tenant within five (5) Business Days after Landlord’s receipt of such second notice, then Landlord shall be deemed to have approved the proposed Alterations.

(b) Manner of Work. All Alterations made to, or installed by or for Tenant in, the Demised Premises shall be and remain Landlord’s property (excluding Tenant’s furniture, personal property and moveable trade fixtures) and shall not be removed without Landlord’s written consent. Any construction up-gradings required by any governmental authority as a result of said Alterations, either in the Demised Premises or in any other part of the Building, will be paid for by Tenant. Tenant shall not install any equipment of any nature whatsoever which may affect the insurance rating of the Building, materially and adversely affect the structure of the Building, or which may necessitate any changes, replacements or additions to the water system, plumbing system, heating system, air-conditioning system or the electrical system of the Demised Premises, without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. In the event that Landlord grants its consent thereto, Tenant shall pay all reasonable, direct, out-of-pocket costs to make such changes, replacements or additions. Any approved Alterations shall be made by licensed and bondable contractors and mechanics (which contractors and mechanics for Alterations other than Permitted Alterations shall be approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed)), in accordance with (i) the applicable Legal Requirements (including applicable building code and zoning regulations of any public authority have jurisdiction over the Building), (ii) with respect to Alterations other than Permitted Alterations, plans and specifications that have been approved by Landlord in writing which approval shall not be unreasonably withheld, conditioned or delayed and shall be processed in accordance with the procedures set forth in Exhibit “E” for the approval of construction plans and specifications, and (iv) any rules and regulations established from time to time by the Underwriters Association of the local area. Prior to commencing construction of any approved Alterations, Tenant shall obtain any necessary building permits and shall, deliver copies of such permits to Landlord where permits are required for completion of the Alterations.

Tenant shall pay to Landlord, upon thirty (30) days’ notice, as Additional Rent, a construction supervisory fee equal to one percent (1%) of the hard costs of performing the Alterations, provided, however, in the event Tenant chooses Landlord to manage the construction and completion of the Alterations, Landlord may charge and Tenant shall pay a market rate construction management fee based upon the total hard costs of such Alterations.

(c) Liens. In making any approved Alterations, Tenant shall promptly pay all contractors, materialmen and laborers, so as to minimize the possibility of a lien attaching to the Building, or attaching to any portion of the real property on which said Building is located. Should any such lien be filed, Tenant shall bond against or discharge the same within twenty (20) days after Tenant receives notice of the said filing. If Tenant shall fail to bond against or discharge any such lien within such twenty (20) day period, then Landlord may, at its option, discharge such lien at Tenant’s expense in which event Tenant shall reimburse Landlord for all reasonable, direct, out-of-pocket costs (including reasonable legal expenses) of discharging such lien within thirty (30) days after demand, as Additional Rent.

(d) Removal of Tenant’s Work and Alterations. All improvements in and to the Demised Premises, including the Tenant’s Work and all Alterations (collectively, “Leasehold Improvements”) shall remain upon the Demised Premises at the end of the Term without compensation to Tenant unless (i) Tenant requests, when it submits its plans and specifications for such improvements to Landlord for Landlord’s approval, Landlord’s consent to Tenant’s removal of such improvements upon the expiration or earlier termination of the Lease Term and Landlord so consents or (ii) Landlord specifies in accordance with this Section 12(d) that Tenant must remove the Leasehold Improvements upon the expiration or earlier termination of the Lease Term. Landlord, by written notice to Tenant that within three (3) Business Days after the date Landlord approves in writing the final plans and specifications for the applicable Leasehold Improvements, may require Tenant, at its expense, to remove any of Tenant’s Work and/or Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Required Removables shall include, without limitation, personal baths and showers, vaults, and rolling file systems and other Alterations whose removal and repair costs are materially in excess of the removal and repair costs associated with standard office improvements. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. Notwithstanding anything herein to the contrary, (i) Tenant shall have the right to install an internal stairway between the 6th, the 7th and the 8th floors of Tower 3 (the “Internal Stairway”), and (ii) Tenant shall have no obligation to remove the (x) Internal Stairway at the expiration or sooner termination of this Lease, even if one or part of all three floors are surrendered to Landlord for any reason, or (y) any computer or telecommunication cabling or wiring that is located in or serves the Demised Premises at the expiration or sooner termination of this Lease, or (z) any raised floors at the expiration or sooner termination of this Lease.

(e) Waiver of Liens. Landlord expressly waives all contractual and statutory rights of distraint, liens, and security interests in Tenant’s property.

13. Signs and Advertisements.

(a) Except as otherwise expressly permitted by this Section 13, no sign, advertisement or notice shall be inscribed, painted, affixed or displayed on any part of the outside or the inside of the Building, or inside of the Demised Premises where it may be visible from outside or from the public areas of the Building, except with Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and then only in such location, number, size, color and style (i.e., Building standard lettering) as is reasonably authorized by Landlord. If any such sign, advertisement or notice is exhibited without first obtaining Landlord’s written consent, Landlord shall have the right to remove same, and Tenant shall be liable for any and all reasonable, direct, out-of-pocket expenses incurred by Landlord in connection with said removal.

(b) Landlord, at Landlord’s sole cost and expense, shall provide Tenant with (i) directional signage so that Tenant’s visitors receive direction as to where to park, enter the Building, and access the correct elevator lobby to reach Tenant’s reception area, and (ii) its proportionate share of listings on each of the directories for the Building.

(c) Subject to the provisions of this Section 13(c), for so long as Tenant is leasing at least 99,000 square feet of rentable area in the Building, Tenant, at Tenant’s sole cost and expense [which may be paid from the “Construction Allowance” (as defined in Exhibit “E”)], shall have the non-exclusive right to erect and maintain its company name and/or the name of an Affiliate on a lighted sign to be located on the upper exterior facade of Tower 1, and a lighted sign to be located on the upper exterior facade of Tower 2 (collectively, the “Exterior Sign”), the design and location of which Exterior Sign is shown on Exhibit “J” hereto, which Exhibit “J” shall show that one of the Exterior Signs shall face the Metro station and/or Route 7. In addition, Tenant, at Landlord’s sole cost and expense, shall have the non-exclusive right to a sign panel to be located on the monument signs (if any) that are constructed for the Building (collectively, the “Monument Sign Panel”), the design and location of such sign panel on the monument sign is reflected on Exhibit “K” hereto. The Exterior Sign shall comply with the comprehensive sign plan and with all applicable Legal Requirements. Tenant, at its sole cost and expense, shall obtain all governmental approvals, licenses and waivers that are needed in connection with the Exterior Sign. Landlord, at its sole cost and expense, shall obtain all governmental approvals, licenses and waivers that are needed in connection with the Monument Sign Panel. The Monument Sign Panel for the new monument sign to be constructed facing Greensboro Drive (which monument sign is subject to Landlord obtaining all necessary governmental approvals) shall be placed on the top position of such monument sign. Landlord and Tenant shall, in good faith, reasonably cooperate with each other in their efforts to obtain all of the foregoing governmental approvals, licenses and waivers. The monument sign panel for the existing monument sign facing Route 7 shall be placed on the second line beneath a revised sign panel for SAIC. The size, location, color, design, method of installation, and method of illumination (if applicable) of the Exterior Sign and the Monument Sign Panel shall be subject to: (x) Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and (b) all applicable Legal Requirements. The two (2) signs that constitute the Exterior Sign shall not be located facing the same direction. The sign contractor who installs the Exterior Sign and the Monument Sign Panel shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant, at Tenant’s sole cost and expense, shall maintain the Exterior Sign and the Monument Sign Panel in a first-class manner in accordance with Legal Requirements. Upon the expiration of the Lease Term or the sooner termination thereof, Tenant, at its sole cost and expense, shall remove the Exterior Sign from the Building and shall restore the affected areas of the Building to the condition that existed prior to the erection of the Exterior Sign, subject to reasonable wear and tear and damage due to casualty excepted. Landlord shall have the right to grant other parties the right to install signage on the exterior and/or roof of the Building and on the monument sign(s), provided that signage on the exterior and/or roof shall not be located at the same level and the same side of a Tower upon which an Exterior Sign is located. Notwithstanding anything herein to the contrary (a) except for a Corporate Transfer, the right to erect and maintain the Exterior Sign and the Monument Sign Panel shall be personal to Cvent, Inc., (b) except for a Corporate Transfer, Cvent, Inc. shall have no right to permit any other party to put its name on the Exterior Sign or the Monument Sign Panel and (c) except for a Corporate Transfer, no sublessee, assignee or other transferee of Cvent, Inc. shall have the right to erect the Exterior Sign or to put its name on the Monument Sign Panel.

(d) In the event Tenant leases an entire floor of Tower 1, Tower 2, or Tower 3, Tenant may install signage containing Tenant’s name and logo or flat screens/monitors in the elevator lobby of such floor.

14. Common Areas.

(a) Common Areas Defined. In this Lease, “Common Areas” means all areas, facilities and improvements provided, from time to time, in the Building for the mutual convenience and use of tenants or other occupants of the Building, their respective agents, employees, and invitees and shall include, if provided, but shall not be limited to, the lobbies and hallways, the public restrooms, the parking areas and facilities, access roads, driveways, retaining walls, sidewalks, walkways, landscaped areas, outdoor patio areas, and exterior lighting facilities. Tenant shall not be permitted to use the elevators that are located in Tower 3 to access the Demised Premises.

(b) Landlord’s Control. Landlord shall, as between Landlord and Tenant, at all times during the term of the Lease have the sole and exclusive control, management and direction of the Common Areas, and may at any time and from time to time during the term exclude and restrain any person from use or occupancy thereof, excepting, however, Tenant and other tenants of Landlord and bona fide invitees of either who make use of said areas in accordance with the reasonable rules and regulations established by Landlord from time to time with respect thereto. The rights of Tenant in and to the Common Areas shall at all times be subject to the rights of others to use the same in common with Tenant, and it shall be the duty of Tenant to keep all of said areas free and clear of any obstructions created or knowingly permitted by Tenant or resulting from Tenant’s operation. Landlord may at any time and from time to time, after reasonable notice to Tenant (except in the event of an emergency, in which event only such notice as is practical under the circumstance shall be required) close all or any portion of the Common Areas to make repairs or changes or to such extent as may, in the commercially reasonable opinion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein, to close temporarily any or all portions of the said areas to discourage non-customer parking, and to do and perform such other acts in and to said areas as, in the exercise of good business judgment, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their employees, agents, and invitees. Except in the event of an emergency, in the event Landlord intends to close the Common Areas, Landlord shall provide Tenant with reasonable advance notice of such closing.

(c) Changes and Additions. Landlord reserves the right at any time and from time to time, as often as Landlord deems desirable, to make changes, alterations, additions, improvements, repairs, relocations or replacements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, stairways and other Common Area, and to change the name by which the Building is commonly known and/or the Building’s address; provided, however, that in all such events (i) Landlord shall continue to maintain the first class nature of the Building; (ii) the ingress to and egress from the Demised Premises and Tenant’s use of the Demised Premises for the Permitted Uses shall not be materially and adversely affected; and (iii) with respect to any change in the name of the Building or the Building’s address, Landlord shall reimburse Tenant for the reasonable costs of replacing a reasonable amount of Tenant’s stationery (such reimbursement shall not exceed $10,000.00). To the extent any such proposed action would materially and adversely affect Tenant’s ability to use the Demised Premises, then except in the event of an emergency, Landlord shall provide Tenant with reasonable prior notice of such action. Landlord reserves the right from time to time to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building, above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Demised Premises which are located in the Demised Premises or located elsewhere outside the Demised Premises, and to expand and/or build additional stories on the Building; provided that such changes (w) are performed at Landlord’s sole cost and expense; (x) do not result in more than a de minimus reduction in the rentable square footage of the Demised Premises or materially and adversely interfere with Tenant’s use or occupancy of the Demised Premises; and (y) to the extent reasonably practicable and involve or serve equipment or systems located in the Demised Premises, are installed behind the walls, under the floors, or above the ceilings. Subject to Section 15 and provided that Tenant’s Parking Rights (as defined below) are not reduced and the parking fees for such Parking Rights do not increase due solely to such changes, Landlord further reserves the right at any time to alter, expand or reduce the parking facilities, to change the means of ingress thereto and egress therefrom, and to impose charges for parking in such facilities. Nothing contained herein shall be deemed to relieve Landlord or Tenant of their respective duties, obligations or liabilities under this Lease with respect to making any repair, replacement or improvement or complying with any Legal Requirements and nothing contained herein shall be deemed or construed to impose upon Landlord or Tenant any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building, or any part thereof, other than as expressly provided in this Lease. In exercising its rights under this Section 14(c), Landlord shall use commercially reasonable efforts to minimize any material disruption of Tenant’s business at the Demised Premises.

(d) Future Development. Tenant acknowledges that (i) Landlord acquired the Building and other related real property to redevelop the project and that there will be construction activities consistent with an urban environment construction site, and (ii) pursuant to a comprehensive development plan that was previously submitted for the project, the location of roads and access to the Building is subject to change from time to time. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts, consistent with the management of a Class A office building, not to materially and adversely interfere with Tenant’s use and enjoyment of the Demised Premises or Tenant’s ingress to and egress from the Demised Premises and the parking areas during the course of Landlord’s redevelopment activities.

15. Parking.

(a) Parking Rights. Landlord shall require that any garage operator (which may include Landlord if Landlord operates the garage) shall offer to Tenant 3.5 monthly parking contracts for every one thousand (1,000) square feet of rentable area of the Demised Premises to park standard passenger vehicles (collectively, the “Parking Rights”) in the parking facilities for the Building (the “Parking Facilities”). Parking Rights shall (i) be unassigned, and (ii) be on a self-park or attendant parking basis (or a combination thereof), as determined by the parking operator. Landlord shall gate and/or monitor the Parking Facilities so as to permit Tenant to have the use of its full allotment of Parking Rights. Notwithstanding anything herein to the contrary, as part of Tenant’s Parking Rights, Tenant shall have the right to receive up to thirty (30) reserved parking spaces (the “Reserved Spaces), which Reserved Spaces shall be marked by Landlord as being reserved for Tenant’s use and shall be located in the general areas of the garage as set forth on Exhibit “L”, subject to the following sentence. Tenant acknowledges and agrees that Landlord may re-stripe and reconfigure the Parking Facility in the future, and if Landlord so re-stripes and/or reconfigures the Parking Facility, the Reserved Spaces may not be located in the precise locations shown on Exhibit L, but instead may be located in the same general location as shown on Exhibit L. The Reserved Spaces shall be located as follows: (A) fifteen spaces shall be located in the main, Tower 1 garage (with five spaces being located on each of the first, second and third levels); and (B) fifteen (15) spaces shall be located in the Tower 2 garage. If Tenant does not contract for the maximum number of Parking Rights so allocated to it within ninety (90) days after the Commencement Date, then Tenant’s rights to the unused Parking Rights shall, subject to the terms of the immediately following sentence, expire. Despite the foregoing, in the event that (i) Tenant initially fails to contract for its maximum allocation of parking contracts (or subsequently relinquishes any parking contracts), and (ii) thereafter Tenant desires to contract for up to its maximum allocation, then, upon at least sixty (60) days prior written notice to Landlord, Tenant shall have the right to regain any of the parking contracts for which Tenant has initially failed to contract (or for which Tenant has subsequently relinquished).

(b) Parking Fees. During the initial term of the Lease, (i) the monthly parking rate for the non-reserved parking contracts shall be waived, and (ii) the monthly parking rate for the Reserved Spaces shall be waived. During the Extension Term, the Parking Rights shall be at the market ratio then being offered, and the charge for Parking Rights shall be the then prevailing rate charged by the parking operator per month, which amounts are subject to increase from time to time at a rate not to increase more than 3% annually, as calculated on a cumulative basis. During the Extension Term, if Landlord grants any tenant of the Building who is leasing at least ten thousand (10,000) square feet of rentable area in the Building, a parking ratio for each one thousand (1,000) square feet of rentable area that such tenant leases in the Building in excess of the ratio of parking contracts that was granted to Tenant for each one thousand (1,000) square feet of rentable area that Tenant leases in the Building, then Landlord shall grant Tenant the same ratio of parking contracts that was granted to such other tenant. During the first two (2) years of the initial term only, Landlord shall provide additional non-reserved parking permits at a ratio of one permit per 1,000 rentable square feet of space contained in the Demised Premises (including the Must Take Premises and any other expansion space added to the Demised Premises) (the “Supplemental Parking Rights”) for Tenant’s employees, at no additional charge. The Supplemental Parking Rights shall be located in the Building’s parking facilities while there remains vacant space (and therefor unallocated parking spaces) and/or in the adjacent surface parking lot of the building located at 8301 Greensboro Drive. Except as otherwise provided herein, contracts for the Parking Rights shall be with the garage operator and shall contain the same terms as are usually contained in contracts with other similar office customers of the garage operator. If Tenant fails to pay any charges for its Parking Rights, and such failure continues beyond the expiration of any applicable notice and cure period, then Landlord shall have the right to terminate those Parking Rights for which Tenant has failed to pay the parking charges.

(c) Metro Ridership. Not later than the Commencement Date, Landlord shall pay Tenant $100,000 for Tenant to use for the purchase of Metro Fare cards in order to assist Tenant with its Employee Metro Ridership Plan.

(d) Until the start of developmental activities on the property that is adjacent to the Building, Tenant shall be permitted to use a reasonable number of the parking spaces in the surface parking lot that is located on the property that is adjacent to the Building, subject to (i) SAIC granting Landlord the continual right to use such parking spaces (which is contemplated to be approximately 300 spaces), (ii) SAIC’s own use of the parking spaces, (iii) lease obligations to existing and new tenants, and (iv) Legal Requirements.

16. Surrender and Inspection.

(a) Surrender. Upon the Expiration Date or other termination of the term of this Lease, Tenant shall quit and surrender the Demised Premises to the Landlord in as good order and condition as when received, ordinary wear and tear, damage by casualty or condemnation and repairs that are the obligation of Landlord all excepted, and Tenant shall remove all of its personal property from the Demised Premises by the Expiration Date or other termination of this Lease. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease.

(b) Inspection. Tenant shall have the right to be present at time of final inspection of the Demised Premises to determine if any damages were done thereto, if Tenant notifies Landlord by certified mail of its intention to move, date of moving and new address. The notice of Tenant’s desire to be present at the final inspection of the Demised Premises shall be given at least five (5) days prior to the date of moving. Upon receipt of such notice, Landlord shall notify Tenant of the time and date when the Demised Premises are to be inspected. The inspection shall occur within five (5) days before or five (5) days after Tenant’s date of moving. Tenant shall be deemed to have been advised of its rights under this Section by execution of this Lease.

(c) Intentionally Deleted.

(d) Fixtures and Personal Property Remaining. If Tenant does not remove Tenant’s furniture, equipment, machinery, trade fixtures, floor coverings and all other items of personal property of every kind and description from the Demised Premises prior to the Expiration Date, then Tenant shall be conclusively presumed to have conveyed the same to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant.

17. Access.

(a) Access to Building. Tenant shall have access to the Building twenty-four (24) hours per day, seven (7) days per week, by means of a key or an electronic controlled access system. Landlord shall provide access cards/keys at a ratio of five (5) per each one thousand (1,000) square feet of rentable area contained within the Demised Premises at no cost. Additional keys or controlled access cards required by Tenant for any reason will be provided upon Tenant’s payment of Landlord’s out-of-pocket cost.

(b) Landlord’s Access to Demised Premises. Upon not less than one (1) Business Day’s notice to Tenant (except in the event of an emergency in which event only such notice as is practical under the circumstances shall be required), Landlord, and Landlord’s Representatives shall have the right to enter the Demised Premises, (a) at all reasonable times to make inspections or to make repairs to the Demised Premises or other premises as Landlord may reasonably deem necessary; (b) nightly to perform cleaning of the Demised Premises; (c) during Tenant’s normal business hours, to exhibit the Demised Premises to prospective tenants during the last twelve (12) months of the Lease Term; (d) from time to time during Tenant’s normal business hours, to exhibit the Demised Premises to investors, purchasers and lenders; and (e) for any purpose whatsoever relating to the safety, protection or preservation of the Building. Landlord shall use reasonable efforts to minimize interference to Tenant’s business when making repairs, but Landlord shall not be required to perform the repairs at any time other than during normal working hours. In connection with any such entry into a private or secure portion of the Demised Premises, Landlord and its agents shall be accompanied by a representative of Tenant (except in cases of emergency or in cases where Tenant fails to identify and make available such representative on the date of such entry). Landlord and Landlord’s Representatives shall not volitionally see, hear, or disturb any of Tenant’s personal property or papers in the Demised Premises. Landlord and Landlord’s Representatives shall not disclose anything seen or heard during such entry relating to Tenant’s business or operations. Landlord and Landlord’s Representatives shall not remove any of Tenant’s personal property or papers from the Demised Premises.

(c) Restricted Access. No additional locks, other devices or systems, including without limitation alarm systems, which would restrict access to the Demised Premises shall be placed upon any doors without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed (which consent is hereby deemed granted with respect to Tenant’s data center), provided Tenant provides Landlord with a copy of the key or the code to access such device or system. Unless access to the Demised Premises is provided during the hours when cleaning service is normally rendered, Landlord shall not be responsible for providing such service to the Demised Premises or to those portions thereof which are inaccessible. Such inability by Landlord to provide cleaning service to inaccessible areas shall not entitle Tenant to any adjustment in rent.

18. Liability.

(a) Personal Property. All personal property of Tenant in the Demised Premises or in the Building shall be at the sole risk of Tenant. Landlord and its agents shall not be liable for any damage thereto, unless such damage is directly attributable to the wanton or willful acts of Landlord, or any of Landlord’s Representatives. Landlord and Landlord’s Representatives shall not be liable for any accident or damage to property of Tenant resulting from the use or operation of elevators or of the heating, cooling, electrical or plumbing apparatus, unless caused by and due to the negligence or wanton or willful acts of Landlord or Landlord’s Representatives. Tenant hereby expressly releases Landlord and its agents from any liability incurred or claimed by reason of damage to Tenant’s property. Landlord and Landlord’s Representatives shall not be liable in damages, nor shall this Lease be affected, for conditions arising or resulting, and which affect the Building, due to construction on contiguous properties.

(b) Tenant’s Liability. Any and all injury, breakage or damage of any type whatsoever to the Demised Premises or to other portions of the Building, arising from any act or omission of Tenant or any of Tenant’s Representatives, shall be repaired by Landlord at the sole expense of Tenant (provided, however, to the extent such injury, breakage or damage occurs to the Demised Premises, and there is no emergency, Landlord shall provide Tenant with five (5) days prior notice before Landlord undertakes any such repair). Tenant shall reimburse Landlord for the costs such repairs within five (5) days of receipt of written notice from Landlord of such costs. This provision shall be construed as an additional remedy granted to Landlord and not in limitation of any other rights and remedies which Landlord may have in said circumstances. Tenant shall reimburse Landlord for all expenses, damages or fines, incurred or suffered by Landlord by reason of any breach, violation or nonperformance by Tenant, or any of Tenant’s Representatives, of any covenant or provision of this Lease or the Rules and Regulations promulgated by Landlord hereunder from time to time, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant, or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant, or any of Tenant’s Representatives.

(c) Criminal Acts of Third Parties. Landlord shall not be liable in any manner to Tenant, its agents, employees, licensees or invitees for any injury or damage to Tenant, Tenant’s agents, employees, licensees or invitees or their property caused by the criminal or intentional misconduct of third parties.

(d) Tenant Indemnity. Subject to Section 19(f) below, and except to the extent due to the negligence or willful misconduct of Landlord or any of Landlord’s Representatives, Tenant shall indemnify Landlord, Landlord’s Rental Agent, and their respective agents and employees and save them harmless from and against any and all claims, actions, damages, liabilities and expense (including reasonably attorneys’ fees and legal expenses) (collectively “Landlord Claims”) in connection with loss of life, personal injury and/or damage to property arising from or out of or in connection with (i) the occupancy or use by Tenant of the Demised Premises or any part thereof, or (ii) any occurrence in, upon or at the Demised Premises or on the roof that is the result of any willful misconduct or negligence of Tenant or any of Tenant’s Representatives during the Term; provided, however, that in no event shall Tenant have any liability to Landlord for any indirect losses or consequential damages whatsoever or for claims for which Landlord is insured or required under this Lease to be insured. Landlord shall promptly notify Tenant in writing of any Landlord Claim suffered or incurred by Landlord that is covered by Tenant’s indemnity set forth in this Section 18(d), and Tenant shall have exclusive control over Landlord’s defense; provided that Tenant shall retain counsel therefor that has been approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), and Tenant shall not settle or compromise any Landlord Claim where the terms of such settlement or compromise may have an adverse effect upon Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding sentence to the contrary, if Landlord so desires, Landlord may, at Landlord’s sole cost and expense, engage separate counsel to represent Landlord in connection with a Landlord Claim.

(e) Landlord Indemnity. Subject to Section 19(f) below, and except to the extent due to the negligence or willful misconduct of Tenant or any of Tenant’s Representatives, Landlord shall indemnify Tenant, and its respective agents and employees and save them harmless from and against any and all claims, actions, damages, liabilities and expense

(including reasonably attorneys’ fees and legal expenses) (collectively “Tenant Claims”) suffered by or claimed against Tenant, directly or indirectly, based on, arising out of or resulting from any accident, injury or damage whatsoever caused to any person, or the property of any person, on or about the Common Areas to the extent occasioned by the willful misconduct or negligence of Landlord or any of Landlord’s Representatives during the Term; provided, however, that in no event shall Landlord have any liability to Tenant for claims based on the interruption of or loss to Tenant’s business (except for any Rent abatement expressly provided pursuant to this Lease) or for any indirect losses or consequential damages whatsoever or for claims for which Tenant is insured or required under this Lease to be insured. Tenant shall promptly notify Landlord in writing of any Tenant Claim suffered or incurred by Tenant that is covered by Landlord’s indemnity set forth in this Section 18(e), and Landlord shall have exclusive control over Tenant’s defense; provided that Landlord shall retain counsel therefor that has been approved by Tenant (such approval not to be unreasonably withheld, conditioned or delayed), and Landlord shall not settle or compromise any Tenant Claim where the terms of such settlement or compromise may have an adverse effect upon Tenant without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding sentence to the contrary, if Tenant so desires, Tenant may, at Tenant’s sole cost and expense, engage separate counsel to represent Tenant in connection with a Tenant Claim.

(f) Survival. The provisions of Section 18 shall survive the expiration or sooner termination of this Lease.

19. Insurance.

(a) Intentionally Deleted.

(b) Coverages. Tenant shall have issued, pay the premiums therefor, and maintain in full force and effect during the Lease Term:

(i) Commercial General Liability. A commercial general liability insurance policy or policies protecting the Landlord and Tenant in the amount of (x) Five Million and No/100 Dollars ($5,000,000.00) combined, single limit coverage for bodily injury or property damage (which amount may be satisfied through the use of an umbrella policy), which amount may be increased from time to time by the Landlord in its reasonable determination, and (y) Five Hundred Thousand and 00/100 Dollars ($500,000.00) fire legal liability coverage, which amount may be increased from time to time by Landlord in its reasonable discretion provided that Landlords of Comparable Buildings are then requiring such increased coverage;

(ii) Broad Form Property. Broad form property insurance, including theft, vandalism and malicious mischief, written at replacement cost value and with replacement cost endorsement, covering all leasehold improvements installed in the Demised Premises by Tenant or at Tenant’s request and all of Tenant’s personal property in the Demised Premises (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease);

(iii) Workers’ Compensation. If and to the extent required by law, workers’ compensation and employer’s liability or similar insurance in form and amounts required by law; and

(iv) Additional Insurance. Such additional insurance as any mortgagee of the Building may reasonably require.

(c) Policy Requirements. All insurance required of Tenant under this Lease shall be issued by insurance companies authorized to do business in the jurisdiction where the Building is located. Such companies shall have a policyholder rating of at least “A” and be assigned a financial size category of at least “Class XIII” as rated in most recent edition of “Best’s Key Rating Guide” for insurance companies. All insurance required of Tenant under this Lease shall: (i) be written as primary policy coverage and non-contributing with respect to any coverage which Landlord may carry (it being understood and agreed that any insurance that Landlord may carry shall be excess insurance); (ii) name Landlord, Landlord’s Rental Agent and any mortgagee of the Building as additional insureds, as their respective interests may appear (except with respect to workers’ compensation insurance), and (iii) contain an endorsement for cross liability and severability of interests. Tenant shall, in good faith, use commercially reasonable efforts to obtain a policy endorsement requiring thirty (30) days’ written notice from the insurance company to Landlord before cancellation or any change in the coverage, scope or amount of any policy. Tenant shall deliver a certificate showing that such insurance is in effect to Landlord not later than ten (10) days prior to the date Landlord provides Tenant with access to the Demised Premises, and renewal certificates shall be delivered to Landlord at least thirty (30) days prior to the expiration date of any policy.

(d) No Limitation of Liability. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way either party’s liability arising under or out of this Lease.

(e) Notice of Fire and Accident. Tenant shall give Landlord prompt notice in case of fire, theft, or accidents in the Demised Premises, and in case of fire, theft or accidents in the Building if involving Tenant, its agents, employees or invitees.

(f) Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant mutually covenant and agree that each party, in connection with any all-risk property insurance policies required to be furnished in accordance with the terms and conditions of this Lease, or in connection with any all-risk property insurance policies which they obtain insuring such insurable interest as Landlord or Tenant may have in its own properties, whether personal or real, shall expressly waive any right of subrogation on the part of the insurer against the Landlord (and any mortgagee requested by Landlord) or Tenant as the same may be applicable, which right to the extent not prohibited or violative of any such policy is hereby expressly waived, and Landlord and Tenant each mutually waive all right of recovery against each other, their agents, or employees for any loss, damage or injury of any nature whatsoever to property for which either party is required by this Lease to carry insurance.

(g) Landlord’s Insurance. Throughout the term of this Lease, Landlord shall maintain (i) a commercial general liability insurance policy or policies protecting Landlord in the aggregate amount of Five Million and 00/100 Dollars ($5,000,000.00) combined single limit coverage per occurrence for bodily injury, death or property damage, and (ii) fire and extended coverage insurance in so-called “all risk” form upon the Building. Such fire and extended coverage shall include damage done by fire and other casualty typically covered under an “all risk” policy affecting similar properties in the vicinity of the Building. Such fire and extended coverage shall be in amounts sufficient to prevent Landlord from becoming a co-insurer within the terms of the applicable policies and in an amount equal to ninety percent (90%) of the actual replacement cost of the Building. Landlord may maintain the foregoing insurance through the use of a blanket insurance policy.

20. Damage by Casualty.

(a) Damage to Demised Premises. If the Demised Premises shall be damaged by fire or other casualty, then, except as otherwise provided in subparagraphs (b), (c) and (d) hereof, Landlord, at Landlord’s expense, shall promptly restore the Demised Premises, and Tenant, at Tenant’s sole expense, shall promptly restore all leasehold improvements installed in the Demised Premises by Tenant or at Tenant’s request and its own furniture, furnishings, trade fixtures and equipment. No penalty shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of Landlord, or on account of labor problems, or any other cause beyond Landlord’s reasonable control. If the damage or destruction is such as to make the Demised Premises or any part thereof untenantable (in Landlord’s judgment), and provided that such damage or destruction is not due in whole or part to the gross negligence or willful misconduct of Tenant or any of Tenant’s Representatives, the Base Annual Rent shall abate proportionately (based on the proportion of the number of square feet rendered untenantable to the total number of square feet of the Demised Premises), from the date of the damage or destruction until the date the Demised Premises has been restored by Landlord.

(b) Substantial Damage. Within seventy five (75) days after the date of such casualty, Landlord shall provide Tenant with a good faith written estimate (the “Estimate”) from its architect or contractor of the date the (the “Estimated Restoration Date”) by which the damaged portion of the Demised Premises will be repaired so that it is Substantially Completed and the Building restored to its condition immediately prior to the casualty. If the Estimate provides that the Estimated Restoration Date is more than three hundred (300) days, said period commencing with the date of the casualty, or if more than fifty percent (50%) of the gross leasable area of the Building is rendered untenantable (even if the Demised Premises is undamaged) and Landlord’s architect certifies that such damage cannot be repaired within three hundred (300) days, said period commencing on the date of the casualty, then Landlord may, within ninety (90) days after such fire or other casualty, terminate this Lease by giving Tenant a notice in writing of such decision, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the Demised Premises and surrender the same to Landlord. Upon the termination of this Lease under the conditions hereinbefore provided, Tenant’s liability for Base Annual Rent and Additional Rent shall cease as of the day following the casualty.

(c) Insurance Proceeds. The proceeds payable under all casualty insurance policies maintained by Landlord on the Demised Premises shall belong to and be the property of Landlord, and Tenant shall not have any interest in such proceeds. Tenant agrees to look to Tenant’s property insurance policies for the restoration and replacement of all of the improvements installed in the Demised Premises by Tenant or at Tenant’s request and Tenant’s fixtures, equipment and furnishings in the Demised Premises, and in the event of termination of this Lease, for any reason, following any such damage or destruction, Tenant shall promptly assign to Landlord or otherwise pay to Landlord, upon Landlord’s request, the proceeds of said insurance (excepting only the insurance proceeds payable with respect to Tenant’s trade fixtures, personal property, furniture and equipment). Notwithstanding anything to the contrary in this Section 20 or in any other provision of this Lease, any obligation (under this Lease or otherwise) of Landlord to restore all or any portion of the Demised Premises shall be subject to Landlord’s receipt of approval of the same by the mortgagee(s) of Landlord (and any other approvals required by applicable laws), as well as receipt from any such mortgagee(s) of such fire and other hazard insurance policy proceeds as may have been assigned to any such mortgagee; it being agreed that if Landlord has not received such approval(s) and proceeds within one hundred and eighty (180) days after any such casualty, which proceeds Landlord agrees to diligently pursue, then Landlord shall have the option to terminate this Lease, at any time thereafter, upon notice to Tenant.

(d) Tenant’s Right of Termination.

(i) In the event the Demised Premises is damaged by fire or other casualty, and the Estimate provides that the Estimated Restoration Date is more than three hundred (300) days after the date of the damage, then Tenant shall have the right, exercisable by written notice to Landlord within thirty (30) days after the date of its receipt of the Repair Estimate Notice, to terminate this Lease. In the event Tenant timely delivers such notice of termination to Landlord, then this Lease shall terminate and the parties shall be released of all further liability hereunder. In the event Tenant fails to timely exercise such termination right, Tenant shall be deemed to have irrevocably waived its right under this Section 20(d) (ii) to terminate this Lease on account of such damage.

(ii) Until the work to restore the Demised Premises is Substantially Completed, Landlord shall provide to Tenant with a notice (each a “Restoration Notice”) from Landlord’s architect each month certifying as to the status of the restoration and whether the restoration shall be Substantially Completed with the aforementioned three hundred (300) day period. If a Restoration Notice indicates that the Estimated Restoration Date with respect to the Demised Premises shall be more than three hundred (300) days following the date of the casualty, then Tenant may terminate this Lease upon written notice to Landlord given within thirty (30) days following receipt of such Restoration Notice. The failure of Tenant to elect to terminate this Lease following receipt of a Restoration Notice indicating that the Estimated Restoration Date shall be more than three hundred (300) days following the date of the casualty shall not serve as a waiver of Tenant’s right to terminate this Lease if a subsequent Restoration Notice indicates that the Estimated Restoration Date shall be more than three hundred (300) days following the date of the casualty. In the event that Tenant timely delivers such notice of termination to Landlord, then, unless Landlord, within thirty (30) days after its receipt of such termination notice, delivers the Demised Premises to Tenant in substantially the same condition (excluding Tenant’s fixtures, equipment and furnishings) that existed immediately prior to such damage, then this Lease shall terminate and the parties shall be relieved of all further liability hereunder. In the event Tenant fails to timely exercise such termination right, Tenant shall be deemed to have irrevocably waived its right to terminate this Lease on account of such damage.

21. Condemnation. In the event the whole or a substantial part of the Building shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to said authority to prevent such taking (collectively referred to herein as a “taking”), Landlord shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority, and rent shall be apportioned as of that date. For purposes of this Section, a substantial part of the Building shall be considered to have been taken if, in Landlord’s sole opinion, the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Building. In the event five percent (5%) or more of the rentable area of the Demised Premises is taken, then Tenant shall have the right, exercisable upon written notice to Landlord within thirty (30) days after the date that the area so taken vests with the condemning authority, to terminate this Lease. Tenant shall not assert any claim against Landlord or the taking authority for any compensation arising out of or related to such taking. In the event of any taking, Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant and Tenant hereby assigns to Landlord all of Tenant’s rights, title and interest in and to any such award. If neither party so elects to terminate this Lease, the Base Annual Rent and Additional Rent payable by Tenant pursuant to Section 4 shall be adjusted (based on the ratio that the number of square feet of rentable area taken from the Demised Premises bears to the number of rentable square feet in the Demised Premises immediately prior to such taking) as of the date possession is required to be surrendered to said authority. Nothing contained in this Section shall be deemed to give Landlord any interest in any award made to Tenant for the taking of personal property and fixtures belonging to Tenant and for relocation expenses, as long as such award is made in addition to and separately stated from any award made to Landlord for the Demised Premises and the Building. Landlord shall have no obligation to contest any taking. A taking under this Section 21 includes a temporary taking of more than one hundred eighty (180) days.

22. Events of Defaults and Remedies.

(a) Events of Default. Each of the following shall be deemed an Event of Default by Tenant and a breach of this Lease:

(i) A failure by Tenant to pay when due Base Annual Rent or Additional Rent herein reserved, which failure continues for a period of five (5) Business Days after written notice to Tenant;

(ii) Except in connection with a Corporate Transfer, or where Tenant, in good faith, reasonably believed that a transaction constituted a Corporate Transfer, an assignment of this Lease or a subletting of the Demised Premises in violation of Section 9 above;

(iii) Except as provided in clause (iv) below, a failure by Tenant in the observance or performance of any other term, covenant, agreement or condition of this Lease on the part of Tenant to be observed or performed, including the Rules and Regulations, after ten (10) days written notice, provided, however, if such failure cannot reasonably be cured prior to the expiration of such ten (10) day period, Tenant shall not be deemed in default if it commences to cure such failure prior to the expiration of such ten (10) day period and diligently prosecutes such cure to completion;

(iv) A failure by Tenant in the performance of any obligation under Section 19 hereof, which failure remains uncured for a period of five (5) Business Days after written notice to Tenant; and

(v) An Event of Bankruptcy as defined in Section 23.

(b) Remedies. Upon an Event of Default [as defined in Section 19(a) above] by Tenant of any of the terms or covenants of this Lease, Landlord shall be entitled to remedy such default as follows:

(i) Landlord shall have the right, immediately or at any time thereafter, without further notice to Tenant in accordance with Legal Requirements, to enter the Demised Premises, without terminating this Lease or being guilty of trespass, and do any and all acts as Landlord may deem necessary, proper or convenient to cure such Event of Default, for the account and at the expense of Tenant, and Tenant agrees to pay to Landlord as Additional Rent all reasonable damages and/or expenses incurred by Landlord in so doing.

(ii) Landlord shall have the right to enter upon and take possession of the Demised Premises without terminating this Lease, in accordance with Legal Requirements, and remove Tenant, any occupant and any property therefrom, using such force as may be necessary, without being guilty of trespass and without relinquishing any right of Landlord against Tenant, and, if Landlord elects, relet the Demised Premises on such commercially reasonable terms as Landlord deems advisable.

(iii) Landlord shall have the right to terminate this Lease and Tenant’s right to possession of the Demised Premises and in accordance with Legal Requirements, take possession of the Demised Premises and remove Tenant, any occupant and any property therefrom, using such force as may be necessary, without being guilty of trespass and without relinquishing any right of Landlord against Tenant.

(iv) Landlord shall be entitled to recover damages from Tenant in an amount equal to the Base Annual Rent and Additional Rent which is due and payable hereunder as of the date of such Event of Default, together with the amount herein covenanted to be paid as Base Annual Rent and Additional Rent during the remainder of the term, said Base Annual Rent and Additional Rent for the full term then remaining having been fully accelerated at the option of Landlord, and calculated as the difference between (I) all Base Rent, Additional Rent and other sums due or which would be due and payable under this Lease as of the date of Tenant’s Event of Default through the end of the scheduled Term, and (II) the fair market value rental of the Demised Premises over the same period (including reasonable attorneys’ fees), which difference shall be discounted at a rate equal to two (2) whole percentage points above the discount rate in effect on the date of payment at the Federal Reserve Bank nearest the Building, together with (A) all expenses of any proceedings (including, but not limited to, reasonable legal expenses and attorneys’ fees) which may be necessary in order for Landlord to recover possession of the Demised Premises, and (B) the commercially reasonable expenses of re-renting of the Demised Premises (including, but not limited to, any commissions paid to any real estate agent, advertising expense and the costs of such alterations, repairs, replacements and decoration or re-decoration as Landlord, in its sole judgment, considers advisable and necessary for the purpose of re-renting the Demised Premises), or re-decoration as Landlord, in its sole judgment, considers advisable and necessary for the purpose of re-renting the Demised Premises); provided, however, that if the Demised Premises are relet for a period that is longer than the then remaining balance of the Term, then with respect to such costs incurred in reletting the Demised Premises, the costs for which Tenant shall be responsible shall be only a fraction thereof, the numerator of which is the number of months then remaining in the balance of the Term, and the denominator of which is the total number of months in the initial term of the replacement tenant’s lease; and provided further, that if the Demised Premises is relet as part of a larger premises, then with respect to such costs incurred in reletting the Demised Premises, the costs for which Tenant shall be responsible shall be only a fraction thereof, the numerator of which is the square feet of rentable area in the Demised Premises, and the denominator of which is the total square feet of rentable area being leased pursuant to the terms of the replacement tenant’s lease. Subject to the provisions of Section 22(h) below, Landlord shall in no event be liable in any way whatsoever for failure to re-rent the Demised Premises or, in the event that the Demised Premises are re-rented, for failure to collect the rent thereof under such re-renting. No act or thing done by Landlord shall be deemed to be an acceptance of a surrender of the Demised Premises, unless Landlord shall execute a written agreement of surrender with Tenant. Tenant’s liability hereunder shall not be terminated by the execution of a new lease of the Demised Premises by Landlord. In the event Landlord does not exercise its option to accelerate the payment of Base Annual Rent as provided hereinabove, then Tenant agrees to pay to Landlord, upon demand, the amount of damages herein provided after the amount of such damages for any month shall have been ascertained; provided, however, that any expenses incurred by Landlord shall be deemed to be a part of the damages for the month in which they were incurred. Separate actions may be maintained each month or at other times by Landlord against Tenant to recover the damages then due, without waiting until the end of the Lease Term to determine the aggregate amount of such damages. Tenant hereby expressly waives any and all notices (other than those notices specially outlined in this Lease) to cure or vacate or to quit the Demised Premises provided by current or future law. TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS OF REDEMPTION GRANTED BY OR UNDER ANY PRESENT OR FUTURE LAWS IN THE EVENT OF TENANT BEING EVICTED OR BEING DISPOSSESSED FOR ANY CAUSE, OR IN THE EVENT OF LANDLORD OBTAINING POSSESSION OF THE DEMISED PREMISES BY REASON OF THE EVENT OF DEFAULT BY TENANT OF ANY OF THE COVENANTS AND CONDITIONS OF THIS LEASE. If, under the provisions hereof, applicable summary process shall be served, and a compromise or settlement therefor shall be made, such action shall not be constituted as a waiver by Landlord of any breach of any covenant, condition or agreement herein contained. Notwithstanding anything to the contrary contained in this Lease, (a) any expenses incurred by Landlord related to any re-leasing of the Demised Premises shall be amortized on a straight-line basis over the remaining term of the Lease, and (b) Tenant shall be liable for only that portion of the foregoing expenses within the then Term of the Lease.

(c) Right of Landlord to Cure Tenant’s Default. If Tenant defaults in the making of any payment to any third party required under this Lease, or doing any act required to be made or done by Tenant relating to the Demised Premises beyond any applicable notice and cure period, then Landlord may, but shall not be required to, upon the continuance of such uncured default for an additional ten (10) days after written notice to Tenant (or without notice in the case of an emergency) (the “Additional Cure Period”), and without waiving or releasing Tenant from any obligation under this Lease, make such payment or do such act. The amount of any resulting reasonable, direct, out-of-pocket expense or cost to Landlord, including reasonable attorneys’ fees, with interest thereon at the Designated Interest Rate or the highest legal rate, whichever is lower, accruing from the date paid by Landlord, shall be paid by Tenant to Landlord and shall constitute Additional Rent hereunder, due and payable by Tenant within thirty (30) days after receipt of a reasonably detailed written statement of costs from Landlord. The making of such payment or the doing of such act by Landlord shall not operate to cure Tenant’s default, nor shall it prevent Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled. Notwithstanding the foregoing, if such repairs are the type that cannot be completed within the Additional Cure Period, then provided Tenant begins such repair within such Additional Cure Period and proceeds diligently and in good faith thereafter to complete the repairs, the Additional Cure Period shall be extended by that period as is reasonably necessary to effect such repair (which extension shall not exceed thirty (30) days if Landlord reasonably determines that such damage (i) constitutes an emergency, (ii) affects other tenants or the operation of the Building or (iii) is not contained within the Demised Premises). The liability of Tenant for the cost of the repairs shall be reduced by the amount of any insurance proceeds for which Landlord is entitled (or for which Landlord would have been entitled to had Landlord obtained and maintained the insurance required pursuant to the terms of this Lease) on account of the damage.

(d) Subordination of Lien. Within thirty (30) days after Tenant’s written request, Landlord agrees to subordinate any lien it may have on Tenant’s personal property and equipment that is located in the Demised Premises to the lien of any of bona fide lender or equipment lessor, and to enter into a commercially reasonable form of subordination agreement to evidence such subordination.

(e) Intentionally Deleted.

(f) Landlord’s and Tenant’s Remedies Cumulative. All rights and remedies of Landlord and Tenant herein enumerated shall be cumulative. In the event of any breach by Tenant or Landlord of any of the covenants or provisions of this Lease, then, regardless of whether the Lease Term has commenced, this Lease has been terminated, or Landlord has recovered possession of the Demised Premises, Landlord and Tenant shall have the right of injunction and the right to invoke any remedy allowed at law or in equity, and mention in this Lease of any particular remedy shall not preclude either party from any other remedy at law or in equity.

(g) Attorneys’ Fees. In the event of any litigation between Landlord and Tenant in connection with this Lease, the losing party shall reimburse the prevailing party for the prevailing party’s reasonable attorneys’ fees and litigation costs.

(h) Mitigation of Damages.

(i) Both Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease.

(ii) Landlord’s obligation to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Demised Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (a) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Demised Premises until Landlord obtains full and complete possession of the Demised Premises including, without limitation, the final and unappealable legal right to relet the Demised Premises free of any claim of Tenant; (b) Landlord shall not be obligated to offer the Demised Premises to a prospective tenant when other Demised Premises in the Building suitable for that prospective tenant’s use are (or soon will be) available; (c) Landlord shall not be obligated to lease the Demised Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar office uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building; (d) Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would: (1) violate any restriction, covenant or requirement contained in the lease of another tenant of the Building; (2) adversely affect the reputation of the Building; or (3) be incompatible with the operation of the Building as a first class building; (e) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Demised Premises in a first class manner; (f) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Demised Premises suitable for use by a proposed Substitute Tenant unless: (1) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a substitute lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s Event of Default under this Lease); or (2) Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

(iii) Upon compliance with the above criteria regarding the releasing of the Demised Premises after an Event of Default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant’s Event of Default, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section 22(h).

(iv) Tenant’s right to seek damages from Landlord as a result of a default by Landlord under the Lease shall be conditioned on Tenant taking all actions reasonably required, under the circumstances, to minimize any loss or damage to Tenant’s property or business, or to any of Tenant’s Representatives or other third parties that may be caused by any such default of Landlord.

23. Bankruptcy.

(a) The following shall be Events of Bankruptcy under this Lease: (i) Tenant becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state, district, commonwealth or territory of the United States (the “Insolvency Laws”); (ii) The appointment of a receiver or custodian for all or substantially all of Tenant’s property or assets, or the institution of a foreclosure action upon all or substantially all of Tenant’s real or personal property; (iii) The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (iv) The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (A) is not dismissed within sixty (60) days of filing, or (B) results in the issuance of an order for relief against the debtor; or (v) Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

(b) Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Section 22 and pursuant to the Bankruptcy Code and the Insolvency Laws; provided, however, that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord shall not exercise its rights and remedies pursuant to Section 22 so long as (i) the Bankruptcy Code prohibits the exercise of such rights and remedies, rights and (ii) Tenant or its trustee in Bankruptcy (hereinafter referred to “Trustee”) (A) cures all Events of Default under this Lease, (B) compensates Landlord for monetary damages incurred as a result of such Events of Default, including reasonable attorneys’ fees, (C) provides adequate assurance of future performance on the part of Tenant as debtor-in-possession or on the part of the assignee tenant; and (D) complies with all other requirements of the Bankruptcy Code.

24. Lender Requirements.

(a) Subordination. This Lease is subject and subordinate to any first mortgage or first deed of trust (each such mortgage or deed of trust shall hereinafter be referred to as the “First Trust”) which may now or hereafter affect such leases or the real property of which the Demised Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. Provided that the beneficiary of the First Trust grants its written consent to any additional subordination of this Lease, this Lease shall be subject and subordinate to all ground or underlying leases and to all other mortgages and/or other deeds of trust which may now or hereafter affect such leases or the real property of which the Demised Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. Subject to obtaining the written consent of the beneficiary of the First Trust with respect to subordinating this Lease to the lien of any mortgage, deed of trust or ground lease other than the First Trust, the foregoing subordination provisions shall be self-operative and no further instrument of subordination shall be required. Tenant agrees to execute and deliver, within fifteen (15) days after Landlord’s written request, such further commercially reasonable instrument or instruments confirming this subordination as shall be desired by Landlord or by any ground lessor, mortgagee or proposed mortgagee, provided that any such instrument(s) do not materially increase Tenant’s obligations or materially decrease Landlord’s obligations under this Lease. Tenant further agrees that, at the option of the holder of any mortgage or of the trustee under any deed of trust, this Lease may be made superior to said mortgage or first deed of trust by the insertion therein of a declaration that this Lease is superior thereto.

(b) Attornment. Subject to the provisions of Section 24(f) below and provided that Landlord shall have obtained for Tenant’s benefit the SNDA that has been executed by the lender or mortgagee, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any deed of trust to secure debt given by Landlord and covering the Demised Premises, the party secured by any such deed of trust shall recognize this Lease and, in the event of any foreclosure sale under such deed of trust, this Lease shall continue in full force and effect, (x) Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the owner and landlord under this Lease, and (y) such party, as landlord: (i) shall recognize Tenant’s rights to continue to occupy the Demised Premises and exercise and enjoy all of its rights hereunder, and so long as Tenant complies with the terms and provisions of this Lease; (ii) shall not be bound by payments of Base Annual Rent or Additional Rent more than one (1) month in advance of their due date other than Tenant’s prepayments of Additional Rent in connection with Operating Expenses and Real Estate Taxes; (iii) shall have no obligation for the return of any security deposit not actually received by such party; (iv) shall not be bound by any amendment or modification to the Lease to which such party has not consented in writing; (v) shall not be subject to any claim, defense or setoff which could be asserted against any predecessor Landlord; and (vi) shall have no liability for any default by any predecessor Landlord.

(c) Notice of Default. Tenant agrees to give any mortgagee(s) and/or trust deed holder(s), by certified or registered mail, postage prepaid, return receipt requested, a copy of any notice of any failure by Landlord to fulfill any of its obligations under this Lease, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the addresses of such mortgagee(s) and/or trust deed holder(s). Tenant further agrees that the mortgagee(s) and/or trust deed holder(s) shall have such time as may be reasonably necessary to cure such failure as long as any mortgagee(s) and/or trust deed holder(s)

has commenced and is diligently pursuing the remedies necessary to cure such failure (including, but not limited to, time to take possession and/or commence foreclosure proceedings, if necessary, to effect such cure. Notwithstanding anything herein to the contrary, so long as any mortgagee(s) and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such failure (including, but not limited to, taking possession and/or commencing foreclosure proceedings, if necessary, to effect such cure), Tenant shall have no right to terminate this Lease as a result of any such failure by Landlord.

(d) New Financing. In the event that any trust or mortgage lender providing financing in connection with the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (i) are reasonable, (ii) do not adversely affect Tenant’s use of the Demised Premises as herein permitted, (iii) do not materially alter the approved Space Plan for the Demised Premises, (iv) do not materially increase Tenant’s obligations or materially decrease Landlord’s obligations hereunder, or (v) do not materially decrease Tenant’s rights, then Landlord may submit to Tenant a written amendment to this Lease incorporating such required modifications, and, Tenant shall execute and return to Landlord such written amendment within fifteen (15) days after the same has been submitted to Tenant.

(e) Financial Statements. From time to time at Landlord’s request (but in any event not more frequently than twice in any calendar year), Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than forty-five (45) days’ advance written notice from Landlord: (a) a current financial statement for Tenant and Tenant’s financial statements for the previous two accounting years, and (b) a current financial statement for any guarantor(s) of this Lease and the guarantor’s financial statements for the previous two accounting years. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant hereby authorizes Landlord, from time to time, with notice to Tenant, to obtain a credit report or credit history on Tenant form any credit reporting company. Despite the foregoing, for so long as the common stock of Tenant is publicly traded on a nationally recognized stock exchange, Tenant has timely filed its then most recent financial statement, and Tenant’s financial statements are readily available to the general public, Tenant shall not be required to provide Landlord with its financial statements.

(f) Non-Disturbance. Simultaneously with the execution of this Lease, Landlord and Tenant agree to execute and deliver to Landlord’s mortgagee or lender a non-disturbance agreement which shall be substantially in the form which is attached to and made a part hereof as Exhibit “F” (the “SNDA”). Landlord agrees, within twenty (20) Business Days after the date that Tenant and Landlord have executed this Lease, to obtain for Tenant’s benefit the SNDA that has been executed by the lender or mortgagee. In the event that Landlord does not deliver the fully executed SNDA to Tenant within twenty (20) Business Days after the date that Landlord and Tenant have executed and delivered the Lease, then Tenant shall have the right, exercisable within ten (10) days after the expiration of such twenty (20) Business Day period, to terminate this Lease, in which event Landlord shall reimburse Tenant on demand for all reasonable, out-of-pocket costs, expenses and damages incurred by Tenant in connection with the letter of intent and the Lease, provided, however, such reimbursement shall not exceed the sum of One Million Dollars ($1,000,000.00). If Tenant fails to timely exercise such termination right, Tenant shall be deemed to have waived its right to so terminate this Lease. Landlord agrees to obtain from the beneficiary under any other mortgage or deed of trust which may encumber the Building in the future a non-disturbance agreement on a commercially reasonable form of non-disturbance agreement in favor of Tenant. If Landlord does not obtain said non-disturbance agreement, then Tenant shall not be required to subordinate the Lease or otherwise attorn to the mortgagee(s) and this Lease shall be superior to that mortgagee’s particular interest in the Property and this Lease. In the event that any such current or future beneficiary charges Landlord any costs or fees in connection with reviewing the Lease or in preparing or negotiating such non-disturbance agreement, and such costs and fees exceed the sum of Five Thousand and 00/100 Dollars ($5,000.00), then Tenant shall pay to Landlord, upon demand, the amount so charged in excess of Five Thousand and 00/100 Dollars ($5,000.00), as Additional Rent. Tenant hereby agrees that the form of SNDA that is attached to this Lease as Exhibit “F” is a commercially reasonable form of non-disturbance agreement.

25. Estoppel Certificates. Tenant agrees, at any time and from time to time, upon ten (10) Business Days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a written estoppel certificate (a) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, stating the nature of same), (b) stating the Commencement Date of the Lease Term, (c) stating the amounts of Base Annual Rent and Additional Rent and the dates to which the Base Annual Rent and Additional Rent have been paid by Tenant, (d) stating the amount of any Security Deposit, (e) stating whether or not to the best actual knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which Tenant may have knowledge, (f) stating to Tenant’s knowledge that Tenant has no right to setoff and no defense against payment of the Base Annual Rent or Additional Rent, (g) stating the address to which notices to Tenant should be sent, and (h) certifying such other matters as may be reasonably requested by Landlord. Any such certificate delivered pursuant hereto may be relied upon by an owner of the Building, any prospective purchaser of the Building, any mortgagee or prospective mortgagee of the Building or of Landlord’s interest therein, or any prospective assignee of any such mortgage. Failure to deliver the aforesaid certificate within ten (10) Business Days after Landlord’s request, which failure remains uncured for a period of five (5) Business Days after a second written notice to Tenant which advises Tenant that it is required to deliver to Landlord such estoppel certificate, shall be conclusive upon Tenant for the benefit of Landlord and any successor to Landlord that this Lease is in full force and effect and that there is no default by Landlord or Event of Default of Default by Tenant.

26. Tenant Holdover. In the event that Tenant shall hold over the expiration of the term hereby created, then Tenant shall become a tenant at sufferance only, at a monthly rent equal to 150% of the Base Monthly Rent applicable to the last month of the Lease Term, and otherwise subject to the terms, covenants and conditions herein specified. Tenant expressly agrees to hold Landlord harmless from all reasonable loss and damages, direct and consequential, which Landlord may suffer in defense of claims by other parties against Landlord arising out of the holding over by Tenant, including, without limitation, reasonable attorneys’ fees which may be incurred by Landlord in defense of such claims, provided, however, that Tenant shall not be liable for any consequential damages for the first sixty (60) days of the holdover. Acceptance of rent by Landlord subsequent to the expiration of the Lease Term shall not constitute consent to any holding over. Landlord shall have the right to apply all payments received after the expiration date of this Lease toward payment for use and occupancy of the Demised Premises subsequent to the expiration of the Lease Term and toward any other sums owed by Tenant to Landlord. Landlord, at its option, may forthwith re-enter and take possession of the Demised Premises in accordance with applicable Legal Requirements.

27. Generator.

(a) Landlord, at Landlord’s cost, shall provide Tenant with access to 250 kw of capacity from the generator supporting Tower 3 (as the same may be replaced or upgraded with 250 kw or more of capacity, the “Tower 3 Generator”) or from another generator source, to provide back-up support for Tenant’s data center and other critical operations. If such capacity is provided from (x) the Tower 3 Generator, and excess capacity is available from the Tower 3 Generator in the future, Tenant shall have the first right to use any additional excess capacity as Tenant’s future needs increase, and (y) another generator source, Tenant shall have the right to request that Landlord periodically marginally upsize the generator’s capacity (but in no event more often than once every twenty-four (24) months), which request shall not be unreasonably withheld, conditioned or delayed, and Tenant shall pay all reasonable, direct, out-of-pocket costs in connection with such upsize within thirty (30) days after Landlord’s written demand, as Additional Rent. In any event, Tenant shall be responsible to pay Landlord, as Additional Rent, its pro rata share of the reasonable, direct, out-of-pocket costs of operating and maintaining the applicable generator, including fuel and maintenance costs. Landlord shall have the right, in its sole discretion, to relocate any such generator.

(b) Landlord shall provide a separate generator to provide life/safety and other usual backup of the Building’s systems as provided in Comparable Buildings.

(c) Subject to the satisfaction of all the conditions in this Section 27, Tenant shall have the right to install in an area designated by Landlord a back-up generator (the “Generator”), which Generator shall not have a capacity in excess of 500 kw. Tenant shall not be entitled to install such Generator (i) (A) if such installation would adversely affect (or in a manner that would adversely affect) the Base Building Structure or Systems, or (B) without Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), if such installation would require (or in a manner that would require) any structural alteration to the Building, (ii) if such installation would violate (or in a manner that would violate) any applicable Legal Requirement, (iii) unless sufficient room therefor exists at the time of the proposed installation, (iv) unless Tenant has obtained at Tenant’s expense, and has submitted to Landlord copies of, all permits and approvals relating to such Generator and such installation, (v) unless such Generator is appropriately screened, (vi) unless such Generator is installed, at Tenant’s sole cost and expense, by a qualified contractor chosen by Tenant and approved in advance by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and (vii) unless Tenant obtains Landlord’s prior consent to the manner in which such installation work is to be done (which consent shall not be unreasonably withheld, conditioned or delayed). All plans and specifications concerning such installation shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed). In the event the Generator is located in the parking facilities and takes up one or more parking spaces, then the amount of the Parking Rights shall be reduced by the amount of parking spaces that are used for the Generator.

(d) At all times that Tenant accesses the Generator, Tenant and its agents shall be accompanied by a representative of Landlord (except in cases of emergency or in cases where Landlord fails to identify and make available such representative on the date of such entry).

(e) At all times during the Lease Term, Tenant shall maintain said Generator in good condition and in a manner that avoids interference with or disruption to Landlord and other tenants of the Building. At the expiration or earlier termination of the Lease Term (or if Tenant discontinues use of such Generator), Tenant shall, upon written notice from Landlord, remove such Generator from the Building.

(f) Upon thirty (30) days’ prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate the Generator. Any such relocation shall be performed by Landlord at Landlord’s expense, and in accordance with all of the requirements of this Section.

(g) In granting Tenant the right hereunder, Landlord makes no representation as to the legality of such Generator or its installation.

(h) Landlord shall install and maintain an automatic transfer switch (the “ATS”) that shall be designed and configured to automatically connect Tenant loads to the applicable generator in the event of an interruption of power to the Demised Premises. Landlord shall maintain the Tower 3 Generator, the ATS and the connections running between the Tower 3 Generator and the ATS, in good working order throughout the Term pursuant to a maintenance agreement with a third party which shall be in effect as of the Effective Date, which shall provide for a minimum amount of customary monthly testing and quarterly extended testing. Tenant will accept additional reasonable testing requirements as recommended by Landlord from time to time. Except as provided in Section 4(c) above, Tenant shall not be responsible for any of the cost of maintaining or securing the Tower 3 Generator, the ATS or any of the connections between the Generator and the ATS (including, without limitation, any of the charges under such maintenance agreement), but Tenant shall reimburse Landlord, within thirty (30) days after demand, for its pro rata share of the actual cost of fuel utilized in the operation of the generators based on Tenant’s use of the generator compared to the overall use of the generator (provided, however, if Tenant is the sole user of a generator, it shall pay 100% of the fuel costs utilized in the operation of such generator).

28. Quiet Enjoyment. Subject to the terms of this Lease, so long as Tenant is not in default beyond the expiration of any applicable notice and cure period under this Lease, Tenant shall at all times during the term herein granted, peacefully and quietly have and enjoy possession of the Demised Premises without any encumbrance or hindrance or molestation by Landlord or anyone acting by, through or under Landlord.

29. Mechanics Liens. Tenant will not knowingly permit to be created or to remain undischarged any lien, encumbrance or charge (arising out of any work done or materials or supplies furnished, or claimed to have been done or furnished, by any contractor, mechanic, laborer or materialman or any mortgage, conditional sale, security agreement or chattel mortgage, or otherwise by or for Tenant) which becomes a lien or encumbrance or charge upon the Building or any part thereof or the income therefrom. If any lien, or notice of lien on account of an alleged debt of Tenant or any notice of contract by a party engaged by Tenant or Tenant’s contractor to work on the Demised Premises shall be filed against the Building or any part thereof, Tenant, within thirty (30) days after receipt of notice of the filing thereof, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien or notice of lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all reasonable, direct, out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection therewith, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord within thirty (30) days after demand. Nothing herein contained shall obligate Tenant to pay or discharge any lien created by Landlord.

30. Time. Landlord and Tenant acknowledges that time is of the essence in the performance of any and all obligations, terms, and provisions of this Lease.

31. Postponement of Performance. In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, labor troubles, inability to procure labor or materials (including suitable fuel supply), general contractor issues, major subcontractor issues, inclement weather, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, acts of God, fire or other casualty or other reason of a similar or dissimilar nature beyond the reasonable control of Landlord in performing work or doing acts required under the terms of this Lease (the foregoing shall hereinafter collectively be referred to as “Force Majeure”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act (expressly excluding the payment of sums due and payable under this Lease, including Rent by Tenant and any allowances by Landlord) shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall not operate to excuse Landlord from the prompt payment of any financial obligation under this Lease. Delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of Landlord.

32. Landlord’s Reserved Rights. Subject in all events to Section 17(b) above, the Landlord reserves the following rights: to show the Demised Premises to prospective tenants or brokers during the last three hundred sixty five (365) days of the term of this Lease; and to show the Demised Premises to prospective purchasers at all reasonable times provided that in each case prior notice is given to Tenant and that Tenant’s use and occupancy of the Demised Premises shall not be materially inconvenienced by any such action of Landlord.

33. No Waiver. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing signed by the waiving party. No waiver by a party of any breach by the other of any of the terms, covenants, agreements, or conditions of this Lease shall be deemed to constitute a waiver of any succeeding breach thereof, or a waiver of any breach of any of the other terms, covenants, agreements, and conditions herein contained. No custom or practice which may occur or develop between the parties in connection with the terms of this Lease shall be construed to waive or lessen either party’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof from the waiving party to the other party. No employee of Landlord or of Landlord’s agents shall have any authority to accept the keys or access cards of the Demised Premises prior to termination of the Lease, and the delivery of keys or access cards to any employee of Landlord or Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Demised Premises. The receipt by Landlord of any payment of Base Annual Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations made a part of this Lease, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.

34. Limitation of Landlord’s Liability. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns of

Tenant covenant and agree that in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) the sole and exclusive remedy shall be against the interest of Landlord in the Building (which shall include insurance proceeds and condemnation awards, as well as proceeds actually received by Landlord from any sale of the Building [net of all expenses of sale], and rental income from the Building [net of all expenses] to the extent all of the foregoing are held in an account for Landlord and have not been applied or distributed by Landlord in the ordinary course of business (i.e., not as a fraud against creditors); (b) neither Landlord nor (if Landlord is a limited liability company) any member or (if Landlord is a partnership) any partner of Landlord nor (if Landlord is a corporation) any shareholder of Landlord, nor Rental Agent specified in Section 1(a)8 hereof nor (if Rental Agent is a partnership) any member, partner of Rental Agent nor (if Rental Agent is a corporation) any shareholder of Rental Agent shall be personally liable with respect to any claim arising out of or related to this Lease; (c) no partner or shareholder of Landlord nor any member, partner or shareholder of Rental Agent shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of Landlord); (d) no service of process shall be made against any member, partner or shareholder of Landlord nor against any member, partner or shareholder of Rental Agent (except as may be necessary to secure jurisdiction of Landlord); (e) any judgment granted against any member, partner or shareholder of Landlord or against any member, partner or shareholder of Rental Agent may be vacated and set aside at any time as if such judgment had never been granted; and (f) these covenants and agreements are enforceable both by Landlord and also by any member, partner or shareholder of Landlord and by any member, partner or shareholder of Rental Agent.

35. Transfer of the Building. In the event of the sale or other transfer of Landlord’s right, title and interest in the Demised Premises or the Building (except in the case of a sale-leaseback financing transaction in which Landlord is the lessee), Landlord shall transfer and assign to such purchaser or transferee all amounts of the Security Deposit and all pre-paid Base Annual Rent. Tenant shall have no right to terminate this Lease nor to abate Base Annual Rent nor to deduct from, nor set-off, nor counterclaim against Base Annual Rent because of any sale or transfer (including, without limitation, any sale-leaseback) by Landlord or its successors or assigns. In the event of the transfer and assignment by Landlord of its interest in this Lease, the transferee shall assume, in writing, all of Landlord’s obligations under this Lease, Landlord shall thereby be released from any further responsibility hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. The term “Landlord” as used in this Lease shall mean the owner of the Building, at the time in question. In the event of a transfer (whether voluntary or involuntary) by such owner of its interest in the Building, such owner shall thereupon be released and discharged from all covenants and obligations of the Lease thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership. Upon any sale or other transfer as above provided (other than a sale-leaseback), or upon any assignment of Landlord’s interest herein, it shall be deemed and construed conclusively, without further agreement between the parties, that the purchaser or other transferee or assignee has assumed and agreed to perform the obligations of Landlord thereafter accruing.

36. Waiver of Counterclaim and Trial by Jury. LANDLORD AND TENANT WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OR OCCUPANCY OF THE DEMISED PREMISES, AND ANY

EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY. EXCEPT FOR ANY MANDATORY COUNTERCLAIM THAT WOULD BE WAIVED IF NOT INTERPOSED, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS OR CLAIMS FOR SET-OFF, RECOUPMENT OR DEDUCTION OF BASE ANNUAL RENT OR ADDITIONAL RENT IN A SUMMARY PROCEEDING FOR NONPAYMENT OF BASE ANNUAL RENT OR ADDITIONAL RENT OR OTHER ACTION OR SUMMARY PROCEEDING BASED ON TERMINATION, HOLDOVER OR OTHER EVENT OF DEFAULT IN WHICH LANDLORD SEEKS REPOSSESSION OF THE DEMISED PREMISES FROM TENANT.

37. Notices.

(a) Addresses for Notices. All notices required or desired to be given hereunder by either party to the other shall be in writing and be given, by reputable overnight carrier which provides receipt of delivery, or by certified or registered mail and addressed as specified in Section 1(a). Either party may, by like written notice, designate a new address to which such notices shall be directed upon at least thirty (30) days’ prior written notice.

(b) Effective Date of Notice. Notice shall be deemed to be effective when delivered or refused.

38. Brokers. Landlord and Tenant each represents and warrants to the other that it has not employed any broker in connection with this Lease transaction, except the brokers named in Section 1(a)(21). Said brokers shall be paid a brokerage commission pursuant to a separate agreement between Landlord and said brokers, and Landlord and Tenant each shall indemnify and hold harmless the other from and against any claims for brokerage or other commission arising by reason of a breach by the indemnifying party of the aforesaid representation and warranty. Pursuant to a separate written agreement between Landlord and Cassidy Turley Commercial Real Estate Services, Inc. (“CT”) (representing only the Tenant), Landlord has agreed to pay CT a commission in connection with this Lease.

39. Storage Premises.

(a) Tenant shall have the right to lease up to one thousand (1,000) square feet of space located in the Building (the “Storage Space”), provided that it gives written notice to Landlord of its election to lease the Storage Space not later than March 31, 2014. Any lease by Tenant of the Storage Space shall be subject to the remaining terms set forth in this Section 39.

(b) Tenant shall use the Storage Premises for the sole use of storage of Tenant’s effects used or associated with Tenant’s use of the other portions of the Demised Premises.

(c) During the initial term of the Lease, there shall be no charge for the Storage Premises. In the event the term of the Lease is extended, then the charge for the Storage Space during any such extension period shall be the then market charge for storage space.

(d) The Storage Space shall contain a light and a door which is lockable. Notwithstanding any other provisions of this Lease, covenants or agreements of Landlord in respect of or in connection with the Demised Premises shall not extend to or be applicable to the Storage Premises.

40. Miscellaneous Provisions.

(a) Governing Law. The laws of the jurisdiction in which the Building is located shall govern the validity, performance and enforcement of this Lease.

(b) Successors. All rights, remedies and liabilities herein given to or imposed upon either of the parties hereto, shall extend to their respective heirs, executors, administrators, successors and assigns. This provision shall not be deemed to grant Tenant any right to assign this Lease or to sublet the Demised Premises.

(c) No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

(d) No Representations by Landlord. Neither Landlord nor any employee or agent of Landlord has made any representations or promises with respect to the Demised Premises or the Building except as expressly set forth in this Lease, and no rights, privileges, easements or licenses are granted to Tenant except as expressly set forth in this Lease.

(e) Exhibits. It is agreed and understood that any Exhibits referred to herein, and attached hereto, form an integral part of this Lease and are hereby incorporated by reference.

(f) Pronouns. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the content may require such substitution or substitutions. Landlord and Tenant herein for convenience have been referred to in neuter form.

(g) Captions. All section and paragraph captions herein are for the convenience of the parties only, and neither limit nor amplify the provisions of this Lease.

(h) Intentionally deleted.

(i) Invalidity of Particular Provisions. If any term or provision of this Lease or applications thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

(j) Counterparts. This Lease may be executed in several counterparts, but all counterparts shall constitute one and the same legal document.

(k) Entire Agreement; Modification. This Lease and all Exhibits hereto contain all the agreements and conditions made between the parties and may not be modified orally or in any other manner than by an agreement in writing, signed by the parties hereto.

(l) Authority. Landlord and Tenant hereby covenant each for itself, that it has full right, power and authority to enter into this Lease upon the terms and conditions herein set forth. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, qualified to do business in the jurisdiction in which the Demised Premises is located, that the corporation has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the corporation were authorized to do so. If Tenant signs as a partnership, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly formed and validly existing partnership, that the partnership has full right and authority to enter into this Lease, and that each of the persons signing on behalf of the partnership were authorized to do so.

(m) Examination of Lease. Submission of this Lease for examination or signature by Tenant shall not constitute reservation of or option for Lease, and the same shall not be effective as a Lease or otherwise until execution and delivery by both Landlord and Tenant.

(n) Net Tenant Delay and Net Landlord Delay. “Landlord Delay” are delays actually caused as a result of (i) Landlord’s failure to comply with any of the deadlines specified in Exhibit “D”, each of which dates are subject to a two (2) week grace period, (ii) Landlord’s failure to perform any of the Pre-Occupancy Landlord’s Work (as defined in Section 45 below), or (iii) Landlord’s failure to respond to requests for information from Tenant or its contractor within the time period indicated on such request [but never less than five (5) Business Days]. “Tenant Delay” are delays actually caused as a result of (1) Tenant’s failure to comply with any of the deadlines specified in Exhibit “D” or with any of the other requirements of Exhibit “D” or the Lease, (2) Tenant’s modifications of its plans or working drawings subsequent to the date such plans or working drawings are approved by Landlord and Tenant, (3) Tenant’s failure to perform the construction of the Tenant’s Work in accordance with the provisions (including duties) set forth in the Lease, or (4) Tenant’s failure to respond to requests for information from Landlord or its contractor within the time period indicated on such request [but never less than five (5) Business Days], or (5) the performance of any work, or the entry into the Demised Premises, by Tenant or any person or firm employed or retained by Tenant. “Net Landlord Delay” means the number of days, if any, by which Landlord Delay exceeds Tenant Delay and “Net Tenant Delay” means the number of days, if any, by which Tenant Delay exceeds Landlord Delay. Landlord and Tenant each agree to (x) give prior written notice of any delays of which they become aware; (y) reasonably cooperate to minimize the extent of any delays; and (z) use good faith reasonable efforts to counter the effect of any delay caused by the other party or by other events or conditions.

(o) Covenants. The parties hereto agree that all the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision hereof.

(p) Interpretation. Although the printed provisions of this Lease were drawn by Landlord, this Lease shall not be construed for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach the intended result.

(q) Confidentiality. Tenant and Landlord acknowledge and agree that the terms of this Lease are confidential and constitute proprietary information of Landlord and Tenant. Disclosure of the terms hereof could (i) adversely affect the ability of Landlord to negotiate other leases with respect to the Project and may impair Landlord’s relationship with other tenants of the Project, and (ii) adversely affect the ability of Tenant to negotiate and receive any economic incentives. Except as required by law, including in connection with any SEC requirements concerning Tenant’s publicly traded status, Tenant and Landlord agree that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of the other party which may be given or withheld by such party, in such party’s sole discretion. Despite the foregoing, each of Landlord and Tenant may disclose such information: (1) to its respective accountants and consultants; (2) to any prospective transferees of all or any portion of its respective interest under this Lease; (3) to any existing or prospective lenders (and their rating agencies); (4) to any existing or prospective investors; (5) to any existing or prospective insurers; (6) in connection with any judicial or administrative proceeding; (7) when such information is subpoenaed or otherwise required by law or a court order; and (8) in connection with any litigation concerning the rights and obligations of the parties to this Lease. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant or Landlord, and the non-breaching party shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

(r) OFAC Certification. Tenant represents and warrants that (i) Tenant is (a) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (b) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law including but not limited to, the International Emergency Economic Powers Act 50 U.S.C. Section 1701, et. seq. The Trading with the Enemy Act, 50 U.S.C. App. 1 et. seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

(s) Resident Agent and Deed of Lease. Landlord’s resident agent for the service of any process, notice, order or demand required or permitted by law to be served upon Landlord is Corporation Service Company, whose office address is Bank of America Center, 16th Floor, 1111 E Main Street, Richmond, Virginia, 23219. This Lease, for purposes of applicable law, shall be deemed a deed of lease executed under seal.

(t) Stair Access. Subject to all Legal Requirements, Tenant shall have the right, at its sole cost and expense, to install a card reader at the stairwell doors on those floors that Tenant leases the entire floor so that Tenant may use the stairwells for access between floors fully leased to Tenant.

(u) Communications. Landlord shall provide a minimum of two (2) four inch (4”) dedicated sleeve risers in each of Tower 1 and Tower 2 with access to the Demised Premises for the connection of Tenant’s required communication services to the Demised Premises. Tenant shall have the right to receive communication services from the vendor(s) of Tenant’s choice and Landlord shall cooperate in accommodating such service (without additional charge to Tenant or Tenant’s vendor unless Landlord incurs costs related to such) and shall provide reasonable access to Tower 1 and Tower 2 for said services.

(v) Landlord’s Representatives. As used herein “Landlord’s Representatives” shall mean Landlord’s employees, agents (including the Rental Agent), vendors, providers of materials or services, and contractors.

(w) Tenant’s Representatives. As used herein, Tenant’s Representatives shall mean Tenant’s agents, contractors, employees, subtenants, and assignees.

(x) Legal Requirements. As used herein, “Legal Requirements” shall mean all present and future federal, state and local law, statutes, rules, codes, ordinances and regulations, and all directions, requirements, rulings and orders of all federal, state and local courts and other governmental (and quasi-governmental) agencies and authorities including, without limitation, those of any health officer, fire marshal, building inspector or other officials, of the governmental agencies having jurisdiction over, and pertaining to, the Building, Landlord and/or ownership, maintenance, use and/or occupancy thereof.

(y) Business Days. As used herein, “Business Days” shall mean the calendar days Monday through Friday except Building Holidays as defined in Sections 1(a)17 and 10(a).

41. Must Take Premises. Landlord shall lease to Tenant, and Tenant shall lease from Landlord, approximately 21,528 rentable square feet of area located on the sixth (6) floor of Tower 1, and approximately 4,138 rentable square feet of area located on the sixth (6th) floor of Tower 3, which areas are more particularly depicted on Exhibit “A” hereto (the “Must Take Premises”) upon the following terms and conditions: (i) the rent commencement date of the Lease with respect to the Must Take Premises shall be the earlier to occur of the date that is the first day of the twenty-fifth (25th) full calendar months following the Commencement Date, or the date Tenant commences to use the applicable portion of the Must Take Premises for office purposes; (ii) the expiration date of the Lease with respect to the Must Take Premises shall be coterminous with the term of the Lease with respect to the Initial Demised Premises; (iii) the Base Annual Rent for the Must Take Premises shall be equal to the product of (x) 25,666 (or the applicable portion) multiplied times (y) the amount per rentable square foot as then escalated that Tenant is then paying as the Base Annual Rent with respect to the Initial Demised Premises; (iv) Tenant’s “Proportionate Share” shall be increased to reflect the additional rentable square footage that is contained within the Must Take Premises; (v) Tenant shall lease the Must Take Premises from Landlord in its as is condition; (vi) Tenant shall receive a construction allowance for the Must Take Premises in an amount equal to the product of $70.00 multiplied by the number of square feet of rentable area contained within the Must Take Premises, provided, however, if the rent commencement date for the Must Take Premises does not occur by the date that is the first day of the thirteenth (13th) full calendar months following the Commencement Date, then the amount of the pro-rated rental abatement for the Must Take Premises that commences after the rent commencement date shall be reduced by $5.00 per rentable square foot; (vii) the Base Annual Rent that is then payable with respect to the Must Take Premises shall be increased at the same times and by the same percentages, as the Initial Demised Premises [i.e., 2.50% per year]. Except as set forth in the sentence which immediately precedes this sentence, Tenant shall lease the Must Take Premises from Landlord upon all of the terms and conditions that are applicable to Tenant’s leasing of the Demised Premises. In the event Tenant desires to use a portion, but not all of the Must Take Premises for office purposes prior to the date that is the first day of the twenty-fifth (25th) full calendar months following the Commencement Date, then Tenant may use a portion of the Must Take Space in the following progressive sequence: (a) the 4,138 square feet connecting area in Tower 3; (b) one half (1/2) of the sixth (6th) floor of Tower 1; and (c) the balance of the sixth (6th) floor of the Tower 1.

42. Pre-Commencement Expansion.

(a) Subject to the terms of this Section 42, provided that Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period, in the event Tenant desires to lease any space located on the fifth (5th) floor of Tower 1 and/or Tower 2 (the “5th Floor Expansion Space”), then, on or before July 31, 2014, Tenant shall deliver written notice to Landlord which states that Tenant desires to lease all or a portion of the 5th Floor Expansion Space, which notice shall state the approximate size and approximate location of such space. In the event Tenant desires to lease less than the entire 5th Floor Expansion Space in Tower 1 or Tower 2, then the location and size of such space shall be subject to the mutual agreement of the parties hereto, after taking into account the configuration and ability to access both the space selected by Tenant and the remaining space on such floor, and in any event such space shall always be a contiguous block of space and shall always leave Landlord with a marketable block of space as to any partial floor space remaining after the 5th Floor Expansion Premises is demised (the premises so agreed upon shall hereinafter be referred to as the “Pre-Commencement Premises”). In the event Tenant fails to timely exercise its option to lease the 5th Floor Expansion Space, then Tenant shall have no further right to lease the 5th Floor Expansion Space pursuant to the provisions of this Section 42.

(b) In the event that Tenant timely exercises its right to lease the 5th Floor Expansion Space in strict accordance with the foregoing, then Landlord shall lease to Tenant and Tenant shall lease from Landlord the Pre-Commencement Premises on the same terms and conditions on a rentable square foot basis, that Tenant is leasing the Demised Premises, except that the rent commencement date for the Pre-Commencement Premises shall be the date which occurs four (4) months after the date Landlord tenders possession of the Pre-Commencement Premises to Tenant (the “Pre-Commencement RCD”), (i) Tenant shall be entitled to three (3) parking contracts for each 1,000 square feet of rentable area contained within the Pre-Commencement Premises, (ii) the amount of the Construction Allowance shall be prorated based on the remaining term following the Pre-Commencement RCD and shall commence on the Pre-Commencement RCD, (iii) the initial one year rent abatement for the Demised Premises shall be prorated based on the remaining term following the Pre-Commencement RCD, and (iv) Tenant’s “Proportionate Share” shall be increased to reflect the additional rentable square footage that is contained within the Pre-Commencement Premises.

43. Rooftop Equipment.

(a) Subject to the provisions of this Section, Tenant shall have the right, at no additional cost, to use for its own use only (and not to transfer or assign to other third parties) up to the lesser of (i) approximately forty five percent (45%) of the available space on the roof of Tower 2 (which is anticipated to be approximately 5,000 square feet), or (ii) five thousand (5,000) square feet of area on the roof of Tower 2 to install in an area designated by Landlord on the roof of Tower 2, supplemental heating and air conditioning units, communications equipment and other equipment (collectively, “Tenant’s Equipment”). Tenant shall not be entitled to install such Tenant’s Equipment (i) if such installation would adversely affect (or in a manner that would adversely affect) any warranty with respect to the roof, (ii) (A) if such installation would adversely affect (or in a manner that would adversely affect) the structure or any of the building systems of the Building, or (B) without Landlord’s prior written consent, if such installation would require (or in a manner that would require) any structural alteration to the Building, (iii) if such installation would violate (or in a manner that would violate) any applicable Legal Requirements, (iv) unless Tenant has obtained at Tenant’s expense, and has submitted to Landlord copies of, all permits and approvals relating to such antenna and such installation, (v) unless such Tenant’s Equipment is white or of a beige or lighter color (or is otherwise appropriately screened), (vi) unless such Tenant’s Equipment is installed, at Tenant’s sole cost and expense, by a qualified contractor chosen by Tenant and approved in advance by Landlord, which approvals shall not be unreasonably withheld, conditioned or delayed, (vii) unless Tenant obtains Landlord’s prior consent to the manner in which such installation work is to be done, which consent shall not be unreasonably withheld, conditioned or delayed. The visual appearance of Tenant’s Equipment shall be consistent with other equipment installed on the roofs of Comparable Buildings. All plans and specifications concerning such installation shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. “Military mount” or ballasted mounts resting on the roof deck will not be permitted. Tenant’s Equipment must be mounted clear of the roof (such as to the penthouse walls, concrete columns or steel dunnage) with sufficient structural support for the weight of the equipment and wind loading. All cables will be neatly run in conduit mounted clear of the roof and all penetrations of the building envelope appropriately weatherproofed with high quality caulking and an escutcheon ring.

(b) Tenant shall not have access to any such Tenant’s Equipment without Landlord’s prior written consent, which consent shall be granted to the extent necessary for Tenant to perform its maintenance obligations hereunder and only if Tenant is accompanied by Landlord’s representative (if Landlord so requests); provided, however, that in the event of an emergency, Landlord shall use commercially reasonable efforts to make Landlord’s representative available within two (2) hours after receipt of Tenant’s request.

(c) At all times during the Lease Term, Tenant shall maintain said Tenant’s Equipment in good condition. At the expiration or earlier termination of the Lease Term (or if Tenant discontinues use of such Tenant’s Equipment), Tenant shall remove such Tenant’s Equipment and related equipment from the Building.

(d) Upon thirty (30) days’ prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate the Tenant’s Equipment as a result of Legal Requirements or in connection with roof or other structural requirements if in Landlord’s opinion such relocation is necessary or desirable. Any such relocation (including installing and relocating conduit work, cabling and other ancillary equipment) shall be performed by Tenant at Landlord’s expense, and in accordance with all of the requirements of this Section. If Landlord requires that such any of Tenant’s communications equipment be relocated in accordance with the preceding sentence, then Landlord shall provide either (i) the same line of sight for such moved communications equipment as was available prior to such relocation, or (ii) a line of sight for such moved communications equipment that is functionally equivalent to that available prior to such relocation. Landlord shall not grant any future tenant rights or access to the roof for similar communications equipment if such rights or access would (x) result in blockage of the line of sight approved for Tenant’s initial installation of its communications equipment or relocation thereof pursuant to this paragraph, or (y) materially interfere with the ability of Tenant’s communications equipment to perform properly.

44. Amenities. Landlord shall have operational as of the Commencement Date and maintain each throughout the initial term of the Lease the following amenities.

(a) The existing cafeteria (or comparable quality food service) and all related services (e.g., coffee bar) shall continue to provide services at its current level and condition.

(b) The fitness center and lockers and showers shall be renovated (or relocated and recreated) and furnished so as to be of a standard equal to a comparable level provided in Comparable Buildings.

(c) The existing conference center shall be operated and maintained to current quality standards for the use of tenants of the project on a reasonable first-come first-serve reservation basis (provided that no tenant, including Tenant, shall overburden it’s use thereof). Provided Tenant does not ask Landlord to perform any services in connection with Tenant’s use of the conference center that are not already the obligation of Landlord under this Lease (e.g., maintenance and repair obligations), and Tenant cleans up after its use of the conference center and returns the furniture and equipment to the same set up that existed immediately prior to Tenant’s use thereof, then Landlord shall not charge Tenant a set up fee in connection with its use of the conference center. Tenant may use the A/V set up of its choice. Catering services (i.e., serving platters and similar food set-up) will be provided at competitive market rates by Building cafeteria operator. Tenant may elect to use outside catering services subject to an additional market fee including set up and delivery (such fee not to initially exceed $150.00, which amount shall increase by 3% per year); provided, however, that no fee shall be payable for meetings where Tenant brings in its own carry-in/carry-out food (e.g., if Tenant brings in take-out pizza or Chinese food on its own, there shall be no fee). Commencing on August 1, 2014, and continuing for a period of two (2) years thereafter, Landlord shall not permit the conference center to be used by non-tenants of the Building for more than twenty five percent (25%) of the total Standard Building Operating Hours that the conference center is available for use.

(d) A lobby attendant/concierge in a strategically located area so as to assist visitors of the project.

(e) Mutually agreeable security guard service during mutually agreeable times. The costs incurred by Landlord in providing such amenities shall be included in operating expenses.

45. Landlord’s Work. Landlord, at Landlord’s sole cost, shall perform the following (collectively, the “Landlord’s Work”):

(a) Install a new HVAC system for the portion of the Demised Premises located in Tower 1 in accordance with the performance standards and specifications that are described on Exhibit “N” that will allow Tenant to timely complete construction of the Tenant’s Work and achieve beneficial occupancy for the conduct of Tenant’s business by August 1, 2014.

(b) Substantially upgrade the existing HVAC system for the portion of the Demised Premises located in Tower 2 in accordance with the HVAC performance standards and specifications that are described on Exhibit “N”, and (b) achieve performance coordination with the new HVAC system being installed for the portion of the Demised Premises located in Tower 1 (i.e., eliminate issues of two systems in two buildings of a full floor occupied by Tenant), that will allow Tenant to timely complete construction of the Tenant’s Work and achieve beneficial occupancy for the conduct of Tenant’s business by August 1, 2014.

(c) Perform the renovations to the fitness facility and locker-rooms (or newly constructed elsewhere) that are described on Exhibit “P” by August 1, 2014.

(d) Perform the renovations to the restrooms on the floors comprising the Demised Premises that are described on Exhibit “Q” by August 1, 2014. Landlord’s general contractor completing such renovations shall prepare and submit to Tenant a budget for such renovations that provides in reasonable detail the cost of the permitting and construction of such renovations (the “Original Bathroom Renovations Pricing Letter”). In the event that Tenant desires that Landlord perform such bathroom renovations using a design selected by Tenant, which design shall be subject to Landlord’s reasonable approval, then provided such design is agreed to, in writing, on or before November 1, 2013, Landlord shall perform the bathroom renovations using Tenant’s design. Landlord’s general contractor completing such renovations shall prepare and submit to Tenant a budget for the renovations based on Tenant’s design that provides in reasonable detail the cost of the permitting and construction of such renovations (the “Tenant Design Bathroom Renovations Pricing Letter”). Tenant, with Landlord’s assistance, shall review the Tenant Design Bathroom Renovations Pricing Letter, and advise Landlord within ten (10) business days of changes, if any, Tenant reasonably requires be made to the plans for the bathroom renovations. Based on such changes, Landlord shall cause its general contractor to prepare the “Final Tenant Design Bathroom Renovations Pricing Letter”, which Landlord and Tenant shall reasonably approve prior to the commencement of the bathroom renovations based on Tenant’s designs, which approval shall not be unreasonably withheld, conditioned or delayed. In the event the cost of performing the bathroom renovations using Tenant’s design as set forth in the Final Tenant Design Bathroom Renovations Pricing Letter is greater than the cost for the Original Bathroom Renovations Pricing Letter, Tenant shall pay to Landlord the difference between the cost set forth in the Final Tenant Design Bathroom Renovations Pricing Letter and the Original Bathroom Renovations Pricing Letter not later than thirty (30) days following the date on which (i) the bathroom renovations are Substantially Completed in accordance with Tenant’s designs and delivery to Tenant, and (ii) a reasonably detailed invoice for such costs has been delivered to Tenant.

(e) Perform the renovations to the Buildings’ ground floor lobbies and corridors that are described on Exhibit “R” by August 1, 2014.

(f) Perform the renovations to the Buildings’ elevator cabs in Tower 1 and Tower 2 that are described on Exhibit “S” by August 1, 2014.

(g) Perform the renovations to the patio area outside of the cafeteria, including a better direct means of access to the Metro connection stairs, that are described on Exhibit “T”, with a target date of October 1, 2014, but subject to all relevant governmental approvals. Landlord shall perform such work as soon as reasonably practical using commercially reasonable efforts to complete as soon as possible after receiving such approvals and applicable permits.

(h) Complete the Pre-Delivery HVAC and Demo Work by the dates set forth in Exhibit D, subject to the applicable two-week grace period set forth in Exhibit “D”.

(i) Paint the walls and railings and install carpet on the stairwells between the floors of the Demised Premises that are described on Exhibit T by August 1, 2014, provided, however, in the event Tenant elects to install the Internal Stairwell, then Landlord shall have no obligation to perform the work described in this Section 45 (i).

(j) Install building standard new window blinds/shades.

The improvements described in Sections 45 (a), (b), (c), (d), (e), (f), (h), (i) and (j) shall hereinafter collectively be referred to as the “Pre-Occupancy Landlord’s Work”. The improvements described in Sections 45(a), (b), and (d) above may be performed, at Landlord’s cost, by Tenant’s general contractor in conjunction with the construction of the Tenant’s Work as mutually agreed to by the parties and at Landlord’s reasonable discretion. The dates set forth above for the performance of Landlord’s Work shall be subject to extension on a day for day basis for each day of delay caused by Force Majeure and each day of delay caused by a Net Tenant Delay. In the event that Tenant’s general contractor performs all or any portion of the Landlord’s Work, then Landlord shall be deemed to have timely performed the applicable portion of the Landlord’s Work by the stated deadline set forth above in this Section 45.

Landlord shall deliver to Tenant initial drawings and plans (collectively, the “HVAC Plans”) for the work described in Sections 45(a) and 45(b) above (collectively, the “Pre-Delivery HVAC Work”) on or about October 15, 2013, which HVAC Plans shall not be final construction drawings. Within ten (10) days after the date Landlord delivers the HVAC Plans, Tenant shall provide Landlord with written comments concerning the size of the VAV units and Landlord’s design of outside air upgrades based upon Tenant’s space design. If Tenant delivers written notice to Landlord after the ten (10) day period of any changes Tenant desires with respect to the size of the VAV units or outside air upgrades, then (i) any delay caused by any such changes shall constitute Tenant Delay, and (ii) any increase in the cost of the Pre-Delivery HVAC Work that is caused as a result of such changes shall be payable by Tenant, as Additional Rent, upon thirty (30) days prior written notice from Landlord.

On or before January 1, 2014, Tenant shall provide Landlord with Tenant’s desired locations for the VAV unit installations. In the event that Tenant fails to provide Landlord with such information by January 1, 2014, (i) then Landlord shall install such VAV units in generic locations, and (ii) and in the event Tenant requests that such VAV units be installed in different locations, then (x) any delays caused by such relocations shall constitute Tenant Delay, and (y) Tenant shall pay the entire cost of any such relocations, as Additional Rent, upon thirty (30) days prior written notice from Landlord.

46. Reserved Expansion Space.

(a) Subject to the terms of this Section 46, provided Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure period, Tenant shall have the right, upon written notice given to Landlord at any time prior to the date that is the first day of the twenty-fifth (25th) full calendar months following the Commencement Date, to lease all of the then remaining space located on the fifth floor of Tower 1, the then remaining space located on the fifth floor of Tower 2, and/or all of the rentable area on the 5th floor of Tower 3 (estimated to be 4,138 rentable square feet) (each such premises shall hereinafter be referred to as the “Reserved Expansion Premises”) (it being understood and agreed that if Tenant has previously exercised its right under Section 42 to lease the 5th floor Expansion Space, such space shall be expanded to include some or all of the space located on the fourth (4th) floor of Tower 1 or Tower 2, as applicable, as reasonably agreed to by the parties, provided in any event such space shall always be a contiguous block of space and shall always leave Landlord with a marketable block of space as to any partial floor space remaining after the Reserved Expansion Premises is demised). In the event Tenant elects to lease any portion of the Reserved Expansion Premises located in either Tower 1 or Tower 2, then Tenant must lease all of the Reserved Expansion Premises located in Tower 3.

(b) In the event Tenant timely exercises its right to lease the Reserved Expansion Premises, then Landlord shall lease the Reserved Expansion Premises to Tenant and Tenant shall lease the Reserved Expansion Premises from Landlord, on the same terms and conditions, on a rentable square foot basis, that Tenant is leasing the Demised Premises, except that (i) the rent commencement date for the Reserved Expansion Premises shall be the date which occurs four (4) months after the date that Landlord tenders possession of the Reserved Expansion Space to Tenant (the “Reserved Expansion Premises RCD”), (ii) Tenant shall be entitled to three (3) parking contracts for each 1,000 square feet of rentable area located within the Reserved Expansion premises, (iii) the amount of the Construction Allowance shall be prorated based on the remaining term following the Reserved Expansion Premises RCD, (iv) the initial one year rent abatement that was applicable to the Demised Premises shall be prorated based on the remaining term following the Reserved Expansion Premises RCD and shall commence on the Pre-Commencement RCD, (v) the initial Base Annual Rent for the Reserved Expansion Premises shall be $32.50 per rentable square foot, and (vi) Tenant’s “Proportionate Share” shall be increased to reflect the additional rentable square footage that is contained within the Reserved Expansion Premises. Landlord shall not, prior to the date that is the first day of the twenty-fifth (25th) full calendar months following the Commencement Date, enter into any lease for the Reserved Expansion Premises with any party other than Tenant.

47. Right of First Refusal. Provided that Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure period, prior to entering into a letter of intent to lease any party any rentable area located on the fourth (4th) floor of Tower 1 or the fourth (4th) floor of Tower 2 (each a “First Refusal Premises”), then Landlord shall send Tenant a written notice (the “ROFR Notice”) containing a copy of the letter of intent that Landlord was willing to enter into, as redacted to hide the identity of the proposed tenant and any other information that is not relevant. In the event Tenant delivers a written notice to Landlord within five (5) Business Days after the date that Landlord delivers the ROFR Notice, which states that Tenant elects to lease the First Refusal Premises, then Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the First Refusal Premises in accordance with the terms set forth in the letter of intent, except that (i) the term of the Lease with respect to the First Refusal Premises shall be coterminous with the term of the Lease for the Demised Premises, and (ii) any benefits or concessions that are contained in such letter of intent, including, without limitation, build out allowances and free rent, shall be prorated (but in no event increased) based on the term length that is coterminous with the remaining term of this Lease.

48. Future Fourth Floor Expansion Space. Provided that Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure period, each time after Landlord has initially entered into any lease with any third party [other than the leases with Science Applications International Corporation (“SAIC”) that were entered into prior to the date of this Lease] for space located on the fourth floor of Tower 2 (the “4th Floor Expansion Premises”), which initial lease shall not contain a term exceeding five to six years, Landlord shall deliver a written notice to Tenant which advises Tenant that Landlord has entered into a lease with respect to the applicable 4th Floor Expansion Premises, and the date such lease is scheduled to end. In the event that Tenant desires to lease any 4th Floor Expansion Premises, then Tenant shall deliver a written notice to Landlord at least twelve (12) months prior to the expiration date of the lease for the 4th Floor Expansion Premises (the “4th Floor Notice”). In the event that Landlord and Tenant enter into a written agreement within fifteen (15) days after the date that Tenant delivers the 4th Floor Notice to Landlord, which written agreement sets forth the terms and conditions under which Tenant will lease from Landlord the 4th Floor Expansion Premises, then Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the 4th Floor Expansion Premises in accordance with such written agreement. In the event that Landlord and Tenant do not, within fifteen (15) days after the date that Tenant delivers the 4th Floor Notice to Landlord to enter into a written agreement which specifies the terms and conditions under which Tenant will lease the 4th Floor Expansion Premises from Landlord, then Landlord shall lease to Tenant and Tenant shall lease the 4th Floor Expansion Premises from Landlord, upon the following terms and conditions: (i) the commencement date of the Lease with respect to the applicable 4th Floor Expansion Premises (the “4th Floor Expansion Premises Commencement Date”) shall be the date that Landlord delivers possession at the 4th Floor Expansion Premises to Tenant; (ii) the expiration date of the Lease with respect to the 4th Floor Expansion Premises shall be conterminous with the term of the Lease with respect to the Demised Premises; (iii) the Base Annual Rent (including annual increases) for the 4th Floor Expansion Premises shall be the fair market rent and shall be determined in accordance with the provisions of Sections 3(e), and 3(f), and 3(g) above (after taking into account market standard concessions granted in connection with expansion rights (including improvement allowances and rent abatements); (iv) Tenant’s “Proportionate Share” shall be increased to reflect the additional rentable square footage that is contained with the 4th Floor Expansion Premises; (v) subject to Landlord providing a market standard improvement allowance and Landlord Substantially Completing any required demolition, Tenant shall lease the 4th Floor Expansion Premises from Landlord in its then “as-is” condition; and (vi) the rent commencement date with respect to the 4th Floor Expansion Premises shall be the earlier to occur of the date that Tenant commences to use the 4th Floor Expansion Premises for office purposes or ninety (90) days after the date that Landlord tenders possession of the 4th Floor Expansion Premises to Tenant, and any fair market rental abatement, if applicable, shall commence thereafter.

49. Right of First Offer.

(a) Provided that (i) Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period, and (ii) the existing occupant (and its successors and assigns) of the “Additional Space” (as defined below) does not extend or renew the term of its lease, Landlord shall deliver a written notice (the “Right of First Offer Notice”) to Tenant which advises Tenant that (w) Landlord desires to lease the Additional Space, (x) the size and location of the Additional Space, (y) the manner in which the Additional Space may be divided, and (z) the Fair Market Rent for the Additional Space. As used herein, “Additional Space” shall mean any office space on the second (2nd), third (3rd), fourth (4th), or fifth (5th) floors of Tower 1 and Tower 2 that becomes available for lease. In the event that Landlord and Tenant enter into a written agreement within thirty (30) days after the date that Landlord delivers the Right of First Offer Notice to Tenant, which written agreement sets forth the terms and conditions under which Tenant will lease from Landlord the Additional Space, then Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Additional Space in accordance with such written agreement. If Tenant shall object to Landlord’s stated terms, Tenant shall send Landlord a notice (“Tenant’s Objection Notice”) which shall include the terms under which Tenant is willing to lease the Additional Space. Landlord and Tenant shall thereafter have five (5) Business Days in which to agree to lease the Additional Space. If Landlord and Tenant shall fail to agree to the terms by the end of the five (5) Business Day period, Tenant may elect to either (a) rescind the exercise of the expansion right, or (b) have the Fair Market Rent determined in accordance with Section 3(e), 3(f) and 3(g) above (after taking into account market standard concessions granted in connection with expansion rights (including improvement allowances and rent abatements) (it being understood and agreed that if Tenant fails to deliver Tenant’s Objection Notice, or fails to deliver notice of its election within such five (5) Business Day period, then Tenant shall be deemed to have elected to rescind its notice). Tenant’s portion of Additional Space shall always be a contiguous block of space and shall always leave Landlord with a marketable block of space as to any partial floor space remaining after the Additional Space is further demised. Furthermore, the term of the lease for the Additional Space shall be the longer of (a) a term that is conterminous with the existing Lease Term or (b) 3-years (in which instance Tenant may elect to extend the Lease Term at Market Terms to be coterminous with the 3-year expansion term). In the event Tenant so extends the Lease Term, then the term of the first five (5) year Extension Term shall be reduced by the amount of such extension.

(b) In the event the Base Annual Rent for the Additional Space is determined in accordance with Sections 3(e), 3(f) and 3(g) above, then, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Additional Space upon the following terms and conditions: (i) the commencement date of the Lease with respect to the Additional Space (the “Additional Space”) shall be the date that Landlord delivers possession at the Additional Space to Tenant, (ii) the expiration date of the Lease with respect to the Additional Space shall be as set forth in Section 49 (a) above; (iii) the Base Annual Rent and annual increases for the Additional Space shall be the Fair Market Rent and shall be determined in accordance with the provisions of Sections 3(e), 3(f) and 3(g) above (after taking into account market standard concessions granted in connection with expansion rights (including improvement allowances and rent abatements); (iv) Tenant’s “Proportionate Share” shall be increased to reflect the additional rentable square footage that is contained within the Additional Space; (v) Tenant shall lease the Additional Space from Landlord in its then “as-is” condition, provided, however, Landlord shall provide a fair market construction allowance; (vi) the rent commencement date with respect to the Additional Space shall be the earlier to occur of the date that Tenant commences to use the Additional Space for office purposes or ninety (90) days after the date that Landlord tenders possession of the Additional Space to Tenant, and any fair market rental abatement, if applicable, shall commence thereafter; and (vii) Tenant shall be entitled to parking at a market ratio then being offered for the Additional Space (which can be less three (3) parking contracts for each 1,000 square feet of rentable area contained within the Additional Space), provided that (x) with respect to the first two hundred thousand (200,000) square feet of rentable area in the Building leased by Tenant, the parking ratio, in the aggregate, shall not be less than three (3) parking contracts for each 1,000 square feet of rentable area, and (ii) for all square footage leased by Tenant in excess of two hundred thousand (200,000) square feet of rentable area, the parking shall be at a market ratio.

(c) In the event Tenant elects not to lease any specified Additional Space, and Landlord fails to lease such Additional Space to another party within one (1) year after the date that Landlord delivered to Tenant the Right of First Offer Notice to Tenant with respect to such Additional Space, then Tenant shall again have the right to lease such Additional Space in accordance with the provisions of this Section 49.

(d) In the event that SAIC’s lease in Tower 3 terminates, and Tenant desires to lease any space in Tower 3 on a floor that is contiguous to the floor that Tenant is leasing space in Tower 1 or Tower 2, and Landlord is willing to lease any of said floors on an individual basis or in a combination apart from other floors in Tower 3, (i.e., Landlord shall have the right to limit the leasing of such space to leasing such space in conjunction with other floors in Tower 3), then the provisions of this Section 49 shall be applicable to such space).

50. OPTION TO CONTRACT.

Provided that (x) Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period, and (y) except for a Corporate Transfer, Tenant has not assigned the Lease, Tenant shall have the right, at Tenant’s sole option, to give back to Landlord, as of July 31, 2020 or July 31, 2022 (each a “Early Contraction Date”), up to the equivalent of one full floor in Tower 1 and one full floor in Tower 2, in increments of no less than all the space leased by Tenant on a floor in Tower 1 or Tower 2, and the connector space located in Tower 3, if applicable (such given back space shall hereinafter be referred to as the “Contraction Premises”), and shall be the space that represents the uppermost and/or the lowermost portion of the Demised Premises so that Tenant’s remaining Demised Premises remains contiguous space. Such contraction shall be effective only so long as (a) Tenant provides Landlord with written notice of termination on this Lease (the “Contraction Notice”) not later than twelve (12) full months prior to July 31, 2020, or July 31, 2022 (each a “Contraction Notice Date”), and (b) on or before the Contraction Notice Date, Tenant pays to Landlord, in immediately available Federal funds, the “Contraction Fee” (as hereinafter defined). Despite the foregoing, in the event that Tenant exercises its first right under this Section 50 to contract, then Tenant shall have no further right to contract under this Section 50. As used herein, “Contraction Fee” shall mean the then unamortized costs that were incurred by Landlord in connection with the Contraction Premises under this Lease (collectively, the “Transaction Costs”), including, without limitation, the brokerage fees and commissions, free rent, and fifty percent (50%) of the Construction Allowance. The Transaction Costs shall be amortized [using an interest rate of eight percent (8%)] in equal monthly installments over the initial term of this Lease. In the event Tenant shall exercise its option to contract as aforesaid, Tenant shall surrender the Contraction Premises to Landlord pursuant to the applicable provisions of this Lease on the Early Contraction Date, and the parties shall thereupon be relieved of any further liability under this Lease with respect to the Contraction Premises. Notwithstanding the foregoing, at Landlord’s option, Tenant’s exercise of the option to contract shall become null and void in the event Tenant shall be in default under the Lease between the exercise of such option and the Early Contraction Date.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

TMG SOLUTIONS PLAZA 1, L.L.C. a Delaware limited liability company

	By:	TMG SOLUTIONS PLAZA REIT 1, L.L.C. a Delaware limited liability company,
		Its:	Manager

	By:	Meridian Realty Partners TE I, L.P., a Delaware limited partnership
		Its:	Manager

		By:	Meridian Realty Partners I GP, L.L.C., a Delaware limited liability company
Its: General Partner

/s/ C. Poole			By:	/s/ Gary Block
			Printed Name:	Gary Block
			Title:	Managing Director

WITNESS/ATTEST:	LANDLORD:

TMG SOLUTIONS PLAZA 2, L.L.C. a Delaware limited liability company

	By:	TMG SOLUTIONS PLAZA REIT 1, L.L.C. a Delaware limited liability company,
		Its:	Manager

	By:	Meridian Realty Partners TE I, L.P., a Delaware limited partnership
		Its:	Manager

		By:	Meridian Realty Partners I GP, L.L.C., a Delaware limited liability company
Its: General Partner

/s/ C. Poole			By:	/s/ Gary Block
			Printed Name:	Gary Block
			Title:	Managing Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

WITNESS/ATTEST:	LANDLORD:

TMG SOLUTIONS PLAZA 3, L.L.C. a Delaware limited liability company

	By:	TMG SOLUTIONS PLAZA REIT 1, L.L.C. a Delaware limited liability company,
		Its:	Manager

	By:	Meridian Realty Partners TE I, L.P., a Delaware limited partnership
		Its:	Manager

		By:	Meridian Realty Partners I GP, L.L.C., a Delaware limited liability company
Its: General Partner

/s/ C. Poole			By:	/s/ Gary Block
			Printed Name:	Gary Block
			Title:	Managing Director

WITNESS/ATTEST:	TENANT:

CVENT, INC., a Delaware corporation

/s/ Lawrence Samuelson	By:	/s/ Peter Childs	(SEAL)
	Printed Name:	Peter Childs
	Title:	CFO

EXHIBIT “A”

Floor Plan of Demised Premises

[§2(a)]

1.	See Attached Initial Demised Premises Proposed Layout

2.	See Attached Show Must Take Premises Proposed Layout

EXHIBIT “B”

RULES AND REGULATIONS

[§8]

1. No part of the whole of any sidewalks, plaza areas, entrances, loading docks, passages, courts, elevators, vestibules, stairways, corridors, balconies or halls of the Building shall be obstructed or encumbered by any tenant or used for any purpose other than that expressly provided for in the Lease.

2. No awnings or other projections shall be attached to the outside walls, balconies or windows of the Building. No curtains, blinds, shades, or screens other than Building Standard window coverings, shall be attached to or hung in, or used in connection with, any window or door of the space demised to any tenant.

3. No showcases or other articles, including furniture, shall be put on the balcony, in front of or affixed to any part of the exterior of the Demised Premises, or placed in the halls, corridors, vestibules, balconies or other appurtenant or public parts of the Building.

4. Any water and wash closets and other plumbing fixtures in any Demised Premises or the Building shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances (including, without limitation, coffee grounds) shall be thrown therein.

5. No tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible, or explosive fluid, material, chemical, or substance in or about the space demised to such tenant.

6. Except for the hanging of artwork on interior walls, no tenant shall make, paint, drill into, or in anyway deface, any part of the interior or exterior of the Building or the space demised to such tenant. No boring, cutting, or stringing of wires shall be permitted.

7. No tenant shall cause or permit any odors to emanate from the space demised to such tenant.

8. Tenant shall promptly report to the Landlord any cracked or broken glass on the Demised Premises.

9. No tenant shall make, or permit to be made, any noises which may be heard outside of such tenant’s Demised Premises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set, or other audio device, unmusical noise, whistling, singing, or in any other way. Nothing shall be thrown out, or off, of any doors, windows, balconies or skylights or down any passageways.

10. No additional locks or bolts of any kind shall be placed upon any of the doors or windows in the space demised to any tenant, nor shall any changes be made in locks or the mechanism thereof. Each tenant must, upon the termination of his tenancy, return to Landlord all keys to offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any such keys, such tenant shall pay Landlord the reasonable cost of replacement keys or locks (at Landlord’s option).

11. Landlord reserves the right to inspect all freight for violation of any of these rules and regulations or the provisions of such tenant’s lease.

12. No tenant shall engage or pay any employees in the Building, except those actually working for such tenant in the Building, nor advertise for laborers giving an address at the Building.

13. Landlord shall have the right to prohibit any advertising by any tenant which references the Building or the Project, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Landlord, such tenant shall refrain from or discontinue such advertising.

14. Each tenant, before closing and leaving the space demised to such tenant at any time, shall see that all entrance doors are locked.

15. No space demised to any tenant shall be used, or permitted to be used, for lodging or sleeping.

16. The requests of tenants will be attended to only upon verbal or written request to Landlord or Landlord’s designated Rental Agent. Building employees shall not be required to perform, and shall not be requested by any tenant to perform, any work outside of their regular duties, unless under specific instructions from Landlord.

17. Canvassing, soliciting, and peddling in the Building are prohibited, and each tenant shall cooperate in seeking their prevention.

18. There shall not be used in the Building, either by any tenant or by any of tenant’s employees, agents, or invitees, in the delivery or receipt of merchandise, freight, or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require.

19. No animals of any kind shall be brought into or kept about the Building by any tenant, excluding “Assistance Dogs”.

20. No tenant will install or operate in the space demised to such tenant any electrically operated equipment or other machinery, other than a reasonable number of electric typewriters, adding machines, radios, televisions, tape recorders, dictaphones, bookkeeping machines, copying machines, clocks, word processors, personal computers, audio/visual equipment, and securities systems, without first obtaining the prior written consent of Landlord, who may condition such consent upon payment by Tenant of additional rent as compensation for additional consumption of utilities as determined at the discretion of Landlord and for the cost of separate metering or additional wiring as may be occasioned by the operation of said equipment or machinery. Landlord reserves the right to separately meter any utility consumption in the Demised Premises.

21. All equipment and machinery belonging to any tenant which causes noise, vibration or electrical interference that may be transmitted to the structure of the Building or to any space therein to such degree to be objectionable to Landlord and any tenant in the Building shall be installed and maintained by each such tenant, at such tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration.

22. Bicycles may only be brought into the Building by using the freight elevator. Bicycles are not permitted to be brought into the Building by using any of the passenger elevators.

23. No Building or suite doors shall be propped open at any time.

24. Each tenant shall cooperate with any efforts of Landlord to conserve energy to the extent such cooperation does not have a material adverse impact on Tenant’s business operations.

25. Each tenant shall light any windows of the Demised Premises and exterior signs and turn the same off to the extent required by Landlord.

26. Unless approved by Landlord with respect to the visual consistency of the atrium windows, in writing (which approval shall not be unreasonably withheld, conditioned or delayed), no items of any nature, including, without limitation, signs, posters, curtains, blinds, shades or window covers shall be attached to, hung in, or used in connection with any of the atrium windows in the Building.

27. In the event Tenant brings in its own carry-in/carry out food into the conference facility, Tenant, at Tenant’s sole cost and expense, shall be responsible for cleaning up the conference facility.

EXHIBIT “C”

CERTIFICATE OF COMMENCEMENT

[§3(b)]

THIS CERTIFICATE OF COMMENCEMENT (“Certificate”) is made this     day of             , 2013, by and between TMG SOLUTIONS PLAZA 1, L.L.C., a Delaware limited liability company (“TMG 1”), TMG SOLUTIONS PLAZA 2, L.L.C., a Delaware limited liability company (“TMG 2”), and TMG SOLUTIONS PLAZA 3, L.L.C., a Delaware limited liability company (“TMG 3”) (TMG 1, TMG 2, and TMG 3 are hereinafter collectively referred to as “Landlord”), and CVENT, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant have entered into a Lease dated             , 201     (“Lease”);

WHEREAS, the Commencement Date of the Lease, as described in Section 1 thereof, is dependent upon the occurrence of certain events; and

WHEREAS, those certain events have occurred and Landlord and Tenant now desire to specify the Commencement Date of the Lease Term for purposes of establishing the term of the Lease and the schedule for payment of rent during said period.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant warrant and represent each to the other as follows:

1.	The Commencement Date of the Lease Term is , 201 .

2.	The Expiration Date of the Lease Term is , 201 .

3.	The Rentable Area of the Demised Premises is square feet.

4.	Tenant’s Proportionate Share is percent.

5.	The Base Annual Rent is $ .

6.	The Base Monthly Rent is $ .

[SIGNATURES APPEAR ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, Landlord and Tenant do hereby execute this Certificate under seal on the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

TMG SOLUTIONS PLAZA 1, L.L.C. a Delaware limited liability company

	By:	TMG SOLUTIONS PLAZA REIT 1, L.L.C. a Delaware limited liability company,
		Its:	Manager

	By:	Meridian Realty Partners TE I, L.P., a Delaware limited partnership
		Its:	Manager

		By:	Meridian Realty Partners I GP, L.L.C., a Delaware limited liability company
Its: General Partner

By:
Printed Name:
Title:

WITNESS/ATTEST:	LANDLORD:

TMG SOLUTIONS PLAZA 2, L.L.C. a Delaware limited liability company

	By:	TMG SOLUTIONS PLAZA REIT 1, L.L.C. a Delaware limited liability company,
		Its:	Manager

	By:	Meridian Realty Partners TE I, L.P., a Delaware limited partnership
		Its:	Manager

		By:	Meridian Realty Partners I GP, L.L.C., a Delaware limited liability company
Its: General Partner

By:
Printed Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

WITNESS/ATTEST:	LANDLORD:

TMG SOLUTIONS PLAZA 3, L.L.C. a Delaware limited liability company

	By:	TMG SOLUTIONS PLAZA REIT 1, L.L.C. a Delaware limited liability company,
		Its:	Manager

	By:	Meridian Realty Partners TE I, L.P., a Delaware limited partnership
		Its:	Manager

		By:	Meridian Realty Partners I GP, L.L.C., a Delaware limited liability company
Its: General Partner

By:
Printed Name:
Title:

WITNESS/ATTEST:	TENANT:

CVENT, INC., a Delaware corporation

	By:	(SEAL)
Printed Name:
Title:

EXHIBIT “D”

DESIGN AND CONSTRUCTION SCHEDULE

Landlord, at Landlord’s sole cost and expense, shall deliver the following portions of the Demised Premises to Tenant with the Pre-Delivery HVAC and Demo Work having been substantially completed, by the following dates, each of which date shall be subject to a two (2) week grace period solely with respect to the HVAC work (i.e., the demolition work must have been completed by the Delivery Date set forth below and shall not be subject to a two (2) week grace period):

Portion of Demised Premises	Delivery Date

7th Floor T1 Space	2/12/14

7th Floor T2 Space	2/12/14

7th Floor T3 Space	2/12/14

6th Floor T2 Space	2/19/14

8th Floor T1 Space	2/26/14

8th Floor T2 Space	2/26/14

8th Floor T3 Space	2/26/14

As used herein, Pre-Delivery HVAC and Demo Work shall mean the following:

Tower 1

•	Demolition of interior walls, ceiling grids, and flooring.

•	Existing medium pressure duct loop will be demolished and a new medium pressure loop will be installed to a combination of both perimeter zone and interior zone variable air volume (VAV) terminal units

•	Series fan-powered (SFP) air terminal units with VAV primary air valves will be installed along perimeters on each floor of Demised Premises and associated thermostats to be provided for future installation by Tenant. Minimum one SFP air terminal per column bay for perimeter zones (considered to be within 15 feet of perimeter wall). Specified perimeter units will be supplied with heaters integral to the SFP air terminal units and DDC controls. Base Building SFP air terminal locations are such that each VAV perimeter control zone size will average approximately 300 RSF.

•	Install new shut off type VAV terminal units with DDC controls in interior areas of Demised Premises. Each VAV interior control zone will average approximately 1,500 RSF for offices and general office use.

Tower 2

•	Demolition of interior walls, ceiling grids, and flooring.

•	Install new DDC-controlled shut off type VAV terminal units with electric heating coils along perimeters on each floor of Demised Premises and associated thermostats to be provided for future installation by Tenant. Minimum one terminal unit per column bay for perimeter zones (considered to be within 15 feet of perimeter wall). Base Building terminal locations are such that each VAV perimeter control zone size will average approximately 300 RSF.

•	Install new shut off type VAV terminal units with DDC controls in interior areas of Demised Premises. Each VAV interior control zone will average approximately 1,500 RSF for offices and general office use.

Notes:

•	Tenant will be required to install all necessary diffusers, flexible duct run outs, balancing dampers, and perimeter and interior SFP/VAV terminal unit’s discharge ductwork.

Notwithstanding anything herein to the contrary, in the event that Landlord fails to deliver any portion of the Demised Premises to Tenant by the applicable date set forth above, but Landlord delivers such portion of the Demised Premises to Tenant within two (2) weeks after the applicable date with the demolition work Substantially Completed, then (x) Landlord shall be deemed to have complied with its obligations and (y) there shall be no Net Landlord Delay on account of such late delivery.

EXHIBIT “E”

WORK AGREEMENT

This Exhibit is attached to and made a part of that certain Lease dated as of October 23, 2013 (the “Lease”), by and between TMG SOLUTIONS PLAZA 1, L.L.C., a Delaware limited liability company (“TMG 1”), TMG SOLUTIONS PLAZA 2, L.L.C., a Delaware limited liability company (“TMG 2”), and TMG SOLUTIONS PLAZA 3, L.L.C., a Delaware limited liability company (“TMG 3”) (TMG 1, TMG 2, and TMG 3 are hereinafter collectively referred to as “Landlord”), and CVENT, INC., a Delaware corporation (“Tenant”). Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease.

1. Tenant’s Authorized Representative. Tenant designates Jason Wooten (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative.

2. As-Is. Except for the Landlord’s Work, Landlord is leasing the Demised Premises to Tenant in its as-is condition. All of the work to be performed in initially finishing and completing the Demised Premises shall be performed by Tenant pursuant to this Exhibit “E” and pursuant to all other applicable provisions of the Lease including, without limitation, insurance, damage and indemnification provisions, and such work shall be deemed to be alterations for all purposes of the Lease. Such construction supervisory fee is in lieu of all other possible fees and charges or any type related to Tenant’s construction of the Tenant’s Work, including but not limited to providing utility services for Tenant’s use during the construction, review and approval of Tenant’s plans, freight elevator usage (which shall be available for Tenant’s use at all reasonable times during construction and move-in), operator costs, staging area and loading dock usage, security guard services, or Building engineer oversight or review during the construction of the Tenant’s Work, provided that Tenant shall pay for any after-hours engineer services that are required in connection with the performance of the Tenant’s Work.

3. Costs.

(a) Tenant shall pay all expenses incurred in connection with Tenant’s Work over and above the “Construction Allowance” (as defined below) as follows. Landlord shall be permitted to deduct from the Construction Allowance a construction supervisory fee in the amount of one percent (1%) of the hard construction costs incurred in connection with Tenant’s Work, provided in no event shall the construction supervisory fee exceed the sum of Seventy Five Thousand and 00/100 Dollars ($75,000.00).

(b) Landlord shall pay to Tenant up to the product of Seventy and 00/100 Dollars ($70.00) multiplied by the number of square feet of rentable area located in the Demised Premises (such product shall hereinafter be referred to as the “Construction Allowance”) as a reimbursement to Tenant for the costs of performing alterations and improvements to all or any portion of the Demised Premises, including architectural and engineering costs, construction management fees, consulting engineering management fees, communications, cabling, security systems, back-up power systems, audio visual systems, window blinds, signage costs, permits, general contractor and construction management fees (the “Tenant’s Work”). The Construction Allowance shall be paid by Landlord to Tenant in accordance with the provisions of Sections 3(c), 3(d), 3(e) and 3(f) below. Notwithstanding anything in this Lease to the contrary, Tenant shall pay all costs of performing the Tenant’s Work that are in excess of the Construction Allowance.

(c) Provided that there is no monetary or material non-monetary Event of Default, Landlord shall pay the Construction Allowance (or applicable portion thereof) to Tenant in installments in accordance with the following procedure. Periodically (but not more often than once per calendar month), Tenant shall deliver to Landlord an invoice from contractors or materialmen who have supplied labor or materials for Tenant’s Work. Such invoice shall contain (or be accompanied by) a certification by Tenant and Tenant’s architect in the form of A.I.A. Document G702 “Application and Certificate for Payment” that the labor or materials for which Tenant is seeking reimbursement has been satisfactorily performed or delivered to the Demised Premises in accordance with the terms of the Lease. Within thirty (30) days after receiving any such invoice (and certifications), Landlord shall pay to Tenant (or to the contractor designated by Tenant in its draw request) the amount that is set forth in such invoice; provided: (A) such request is accompanied by a copy of the invoice for such expenses marked “approved”; (B) copies of all contracts, bills, vouchers, change orders and other information relating to the expenses for which reimbursement is being sought as may be requested by Landlord shall be made available to Landlord by Tenant; (C) the work and materials for which payment is requested are performed in accordance with the working drawings approved by Landlord; (D) the work for which payment is requested has been performed both by a contractor and in accordance with a construction contract (including retainage provisions) approved by Landlord; (E) the work and materials for which payment is requested have been physically incorporated into the Demised Premises, free of any security interest, lien or encumbrance; and (F) Tenant delivers to Landlord partial lien waivers from all contractors and materialmen for the work or materials for which such draw payment is being made. Each payment made by Landlord hereunder with respect to payments to Tenant’s general contractor and subcontractors shall be subject to retainage of ten percent (10%). Upon completion of the Tenant’s Work, Tenant shall provide to Landlord (i) a valid non-residential use permit for the Demised Premises, and (ii) a certificate of completion from Tenant’s architect with respect to the Tenant’s Work.

(d) Landlord shall pay the retainage to Tenant within thirty (30) days after the last to occur of the following: (A) final completion of all of the Tenant’s Work in accordance with the terms of this Lease, (B) evidence of the satisfaction of the requirements of governmental authorities with respect thereto, (C) receipt of releases of lien from all contractors and materialmen who supplied labor or materials for the Tenant’s Work, and (D) Landlord’s receipt of paid invoices evidencing that Tenant has actually paid to materialmen and contractors who have supplied materials or labor for the Tenant’s Work an amount equal to or in excess of the Construction Allowance. If the Construction Allowance is not fully utilized by July 31, 2016, the unused portion of the Construction Allowance shall be retained by Landlord.

(e) Despite the foregoing, in the event that Tenant does not fully utilize the Construction Allowance, Tenant shall be permitted to use up to Twenty and 00/100 Dollars ($20.00) per rentable square foot of the Construction Allowance toward its relocation costs, and the costs of acquiring furniture, fixtures, and equipment (collectively, “FF&E”) and installing the same in the Demised Premises.

(f) In the event that Tenant does not fully utilize the Construction Allowance, then Tenant shall be permitted to use up to Ten and 00/100 Dollars ($10.00) per rentable square foot of the Construction Allowance as a credit against Base Monthly Rent.

(g) Landlord, at Landlord’s expense, shall provide electricity, freight elevator service, loading dock access, staging area, water, sewer and HVAC during the performance of Tenant’s Work.

(h) Tenant, subject to Landlord’s reasonable consent, may select the architect (“Tenant’s Architect”), Mechanical, Electrical and Plumbing Engineer (“Tenant’s MEP Engineer”) and general contractor (“Tenant’s Contractor”) to design the Demised Premises and perform construction in the Demised Premises.

(i) Landlord shall reasonably cooperate and coordinate with Tenant and Tenant’s vendors to provide reasonable access to the Building and the Demised Premise is, and use of Common Areas for staging, dumpsters, storage and other construction functions during tenant improvement construction during mutually agreed upon construction hours.

(j) The provisions of Exhibit “E” and Schedule I hereto shall also be applicable to the Must Lease Premises.

4. Schedule.

(a) Tenant shall submit to Landlord a final space plan and all specifications, details, finishes (including, without limitation, paint and carpet selections), elevations and sections, all as approved by Tenant. Such space plan shall indicate partition and space layout and proposed fixturing, door location, special equipment types, materials and colors, reflected ceiling plan (including lighting), floor load requirements exceeding fifty (50) pounds per square foot live load, telephone and electrical outlet locations.

(b) Tenant shall submit to Landlord final architectural and engineering working drawings approved by Tenant. Such architectural working drawings shall include: master legend, construction and floor plan, reflected ceiling plan, telephone and electrical outlet layout and usage system, finish plan, sign, window and storefront details (if any), and all architectural details, elevations, specifications and finishes necessary to construct the Demised Premises. Said drawings, when approved by Landlord, are referred to herein as the “Final Construction Drawings.”

5. Approval. All plans and drawings (and changes thereto) shall be subject to Landlord’s written approval, which approval shall not be unreasonably withheld conditioned or delayed. Landlord shall respond to any such requests within ten (10) Business Days of any initial submittal of plans and specifications by Tenant and within five (5) Business Days after any subsequent resubmittal of any such plans and specifications. If, within ten (10) Business Days after delivery to Landlord of any initial submission, or within five (5) Business Days of any resubmittal, Tenant has not received Landlord’s written approval or denial of approval to any plans and specifications, Tenant shall have the right to thereafter send Landlord a second written request for approval of the proposed plans and specifications, which request must state “SECOND AND FINAL REQUEST-LANDLORD HAS 5 BUSINESS DAYS TO RESPOND” at the top of the first page of the request (the “Second Request”). If Landlord does not give Tenant written notice of Landlord’s approval or denial of consent of the proposed plans and specifications within five (5) Business Days after receipt of the Second Request, Landlord shall be deemed to have consented to such plans and specifications. If Landlord desires that the architectural working drawings be modified in any manner, then Tenant shall, in good faith, reasonably endeavor to address Landlord’s concerns. However, in the event there shall arise a dispute between Landlord and Tenant concerning the appropriateness of any changes to the architectural working drawings sought by

Landlord, Tenant shall not be obligated to adopt the changes requested by Landlord, unless such area of dispute has an impact on the construction, exterior appearance, appearance from outside the Demised Premises, base-building systems, or structural integrity of the Building, in which event Landlord’s decision shall be controlling. Such approval shall not constitute either (a) approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay, or (b) Landlord’s representation that such approved plans, drawings or changes comply with all applicable governmental laws, codes, orders, rules or regulations. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All materials and equipment furnished by Tenant shall be new or like-new and all work shall be done in a first-class workmanlike manner. Notwithstanding anything herein to the contrary, any alterations or improvements which connect into the Building’s systems, or which are made to the exterior of the Demised Premises or the Building, or which are visible from the exterior of the Demised Premises or the Building shall be subject to Landlord’s prior written approval, in its sole and absolute discretion.

6. Intentionally Deleted.

7. General Requirements.

(a) Tenant construction shall proceed only on the basis of approved drawings. No drawings are considered “approved” unless they bear Landlord’s signature of approval.

(b) Landlord shall have no obligation or responsibility to Tenant in respect of minor deviations in the actual dimensions of the Demised Premises. Tenant shall have the affirmative obligation to conduct an on-site verification of all measurements and dimensions prior to letting any contracts for the performance of Tenant’s Work and prior to ordering the fabrication of any trade fixtures.

(c) Upon Landlord’s approval of the Final Construction Documents, Tenant shall submit the following:

1.	Names of all contractors and subcontractors (all of which shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed) (it being understood and agreed that Landlord hereby approves the following general contractors: Balfour Beatty, Davis, Coakley Williams, Clark, JLL Hitt, LF Jennings, and Rand);

2.	Tenant insurance coverage;

3.	Copy of building permit(s); and

4.	Completion schedule from Tenant’s contractor.

8. Time for Commencement and Completion of Tenant’s Work. Tenant will perform and complete Tenant’s Work in compliance with such reasonable rules and regulations as Landlord and its architect and contractor, or contractors, may make. Notwithstanding anything in this Lease or any rules and regulations to the contrary, Tenant shall have access to the Building and Demised Premises on a 24/7 basis in order to complete the Tenant’s Work. During the construction of the Tenant’s Work, Landlord shall not charge Tenant any overtime charge for the Building’s engineer; provided, however, Landlord shall not be obligated to provide overtime engineering services.

9. Completion of Tenant’s Work. At such time as Tenant’s Work shall be completed, Tenant, at its sole cost and expense and without cost to Landlord shall:

(a) Furnish evidence satisfactory to Landlord that all of Tenant’s Work has been completed and paid for in full (and such work has been accepted by Landlord), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding;

(b) Furnish to Landlord all certifications and approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises;

(c) Furnish Landlord with one redlined drawing as-built and a pdf file on CD-ROM, as well as current CAD plans which contains such as built drawings; and

(d) Furnish an affidavit from Tenant’s architect certifying that all work performed in the Premises is in accordance with the working drawings and specifications approved by Landlord.

10. Work Standards. All of Tenant’s Work shall be done and installed in compliance with all applicable laws and with the overall first class nature of the Building.

11. Permits. As expeditiously as possible, Tenant shall file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the jurisdiction in which the Building is located and any other authorities having jurisdiction in connection with the commencement and completion of Tenant’s Work, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as practicable. If minor modifications are at any time required by government authorities to any such plans or specifications, then Tenant shall make such modifications. Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items. Tenant shall obtain a Certificate of Occupancy (or local equivalent) and all other approvals required for Tenant to use and occupy the Demised Premises and to open for business to the public. Copies of all building permits/occupancy permits are to be forwarded to Landlord. Landlord, at no cost to Landlord, shall use reasonable efforts to assist Tenant in obtaining its required construction permits.

12. Contractor Insurance. Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance, which insurance shall name Landlord and its designees as additional insureds:

(a) Builder’s Risk Insurance. At all times during the construction of Tenant’s Work, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work in place and all materials stored at the site of Tenant’s Work, and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Demised Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and Landlord’s Representatives.

(b) Worker’s Compensation. At all times during the period of construction of Tenant’s Work, Tenant’s contractors and subcontractors shall maintain in effect statutory worker’s compensation as required by the jurisdiction in which the Building is located.

13. Contractor Liability. Tenant assumes the responsibility and liability for any and all injuries or death of any or all persons, including Tenant’s contractors and subcontractors, and their respective employees, and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of Tenant. Tenant’s contractors or subcontractors or their respective employees, in the prosecution of Tenant’s Work, and with respect to such work, agree to indemnify and save free and harmless Landlord from and against all losses and/or expenses, including reasonable legal fees and expenses which they may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged; and Tenant and Tenant’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits. Tenant agrees to insure this assumed liability in its policy of Broad Form Commercial General Liability insurance and the certificate of insurance or copy of the policy that Tenant will present to Landlord shall so indicate such contractual coverage.

14. Coordination. Tenant’s Work shall be coordinated with any other work being performed by Landlord and other tenants in the Building so that Tenant’s Work will not interfere with or delay the completion of any other construction work in the Building.

15. Loads. No item shall be mounted on or hung from the exterior of the Building by Tenant without Landlord’s prior written approval. If Tenant desires to mount or hang anything, Tenant shall notify Landlord of the loads involved and shall pay all costs involved.

16. Ducts. Tenant shall permit Landlord or its agent to install, maintain, repair and replace in the ceiling space and/or under the concrete slab, adjacent to demising partitions and free standing columns, electrical, water or other lines and/or ducts that may be required to serve the Common Areas or others in the Building.

17. Contractor Responsibilities. It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to:

(a) Maintain continuous protection of any premises adjacent to the Demised Premises in such a manner (including the use of lights, guardrails, barricades and dust-proof partitions where required) as to prevent any damage to the Building or any adjacent premises by reason of the performance of Tenant’s Work.

(b) Secure all parts of Tenant’s Work against accident, storm, and any other hazard.

(c) Comply with the Rules and Regulations and Procedures set forth in Exhibit “E”, Schedule I, and Tenant agrees to be responsible for any violations thereof. Remove and dispose of, at Tenant’s sole cost and expense, as Landlord may reasonably direct, all debris and rubbish caused by or resulting from Tenant’s Work, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of Tenant’s Work (including stocking refuse). If at any time Tenant’s contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary structures, Landlord at its sole option may remove the same at Tenant’s expense without prior notice.

(d) Use only the Demised Premises for the performance of Tenant’s Work. Entry into areas unrelated to the performance of Tenant’s Work is prohibited.

(e) Guarantee that the work done by it will be free from any defects in workmanship and materials for a period of not less than two (2) years from the date of completion thereof. Tenant shall also require that any such contractors and subcontractors shall be responsible for the replacement or repair without charge for any and all work done or furnished by or through such contractors or subcontractors which becomes defective within one (1) year after completion. Replacement or repair of such work shall include, without charge, all expenses and damages in connection with such removal, replacement, or repair of all or any part of such work, or any part of the Building which may have been damaged or disturbed thereby. All warranties or guarantees as to materials or workmanship or with respect to Tenant’s Work shall be contained in the contract or subcontract, which shall provide that said guarantees or warranties shall inure to the benefit of both Landlord and Tenant and be directly enforceable by either of them. Tenant covenants to give to Landlord any assignment or other assurance necessary to effect such right of direct enforcement.

EXHIBIT “E”

SCHEDULE I

The following are rules and procedures to be followed by contractors when working in or around the Demised Premises or Building:

1. Provide a trash can with a lid to dispose of lunches and food. Trash must not be allowed to accrue in the open lease spaces. This is to avoid fire and rodent hazards.

2. Intentionally Deleted.

3. No access to the Building’s interior lobby or corridors will be permitted at any time.

4. All unused entry doors to vacant areas must be closed at all times and locked.

5. Construction employees must conduct themselves as mature gentlemen and ladies when working in tenant occupied spaces and all public spaces.

6. Loud radios are prohibited in all work areas.

7. Noisy operations such as chopping, etc. are to be done after hours, unless prior consent is given, which consent shall not be unreasonably withheld, conditioned or delayed.

8. All work performed outside of normal working hours must be coordinated with the Building manager for security reasons. No one will be allowed access without prior permission.

9. Every effort must be made to avoid disturbance of any other tenant’s normal business operations. Punch list corrections must be performed only with the tenant’s permission, in advance. If an operation underway proves disturbing to a tenant it must be discontinued immediately and performed outside of normal business hours.

EXHIBIT “F”

After Recording, Return to:

Haynes & Boone LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Attention: Steven Koch

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of             , 2013, by and between TYSONS CORNER FINANCE 2013, LLC, whose address for notice under this Agreement is c/o Blackstone Mortgage Trust, Inc., 345 Park Avenue, New York, New York 10154 (together with its successors and/or assigns, “Lender”), and                                         , a                                         , whose address for notice under this Agreement is                                         , (“Tenant”).

Statement of Background

A. Lender has made a loan (the “Loan”) to TMG SOLUTIONS PLAZA [1/2/3], L.L.C., a Delaware limited liability company (“Landlord”), TMG SOLUTIONS PLAZA [1/2/3], L.L.C., a Delaware limited liability company, and TMG SOLUTIONS PLAZA [1/2/3], L.L.C., a Delaware limited liability company, which is evidenced by a promissory note (the “Note”) made by Landlord to order of Lender and will be secured by, among other things, a deed of trust and security agreement (the “Security Instrument”) made by Landlord for the benefit of Lender covering the land (the “Land”) described on Exhibit A attached hereto and all improvements (the “Improvements”) now or hereafter located on the Land (the Land and the Improvements hereinafter collectively referred to as the “Property”).

B. Tenant is the tenant or lessee under a lease dated as of             ,          (which lease, as the same may have been amended and supplemented as of the date hereof, is hereinafter called the “Lease”), covering approximately          square feet of space located in the Improvements (the “Premises”). Landlord holds all rights of landlord or lessor under the Lease.

C. The parties hereto desire to make the Lease subject and subordinate to the Security Instrument in accordance with the terms and provisions of this Agreement.

Statement of Agreement

For and in consideration of the mutual covenants herein contained and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding anything in the Lease to the contrary, it is hereby agreed as follows:

I. Lender, Tenant and Landlord do hereby covenant and agree that the Lease with all rights, options (including options to acquire or lease all or any part of the Demised Premises), liens and charges created thereby, is and shall continue to be subject and subordinate in all respects to the Security Instrument and to any renewals, modifications, consolidations, replacements and extensions thereof and to all advancements made thereunder.

II. Lender does hereby agree with Tenant that, in the event Lender becomes the owner of the Demised Premises by foreclosure, conveyance in lieu of foreclosure or otherwise, so long as Tenant complies with and performs its obligations under the Lease, (a) the Lease shall continue in full force and effect as a direct Lease between the succeeding owner of the Property and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease, for the balance of the term of the Lease, and Lender will not disturb the possession of Tenant, and (b) the Demised Premises shall be subject to the Lease and Lender shall recognize Tenant as the tenant of the Demised Premises for the remainder of the term of the Lease in accordance with the provisions thereof; provided, however, nothing contained herein shall prevent Lender from naming Tenant in any foreclosure or other action or proceeding initiated by Lender pursuant to the Security Instrument to the extent necessary under applicable law in order for Lender to avail itself of and complete the foreclosure or other remedy.

III. Tenant does hereby agree with Lender that, in the event Lender becomes the owner of the Demised Premises by foreclosure, conveyance in lieu of foreclosure or otherwise, then Tenant shall attorn to and recognize Lender as the landlord under the Lease for the remainder of the term thereof, and Tenant shall perform and observe its obligations thereunder, subject only to the terms and conditions of the Lease. Tenant further covenants and agrees to execute and deliver upon request of Lender an appropriate agreement of attornment to Lender and any subsequent titleholder of the Demised Premises.

IV. Tenant agrees that, in the event Lender or its nominee or designee succeeds to the interest of Landlord under the Lease, Lender shall not be:

(a) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting Landlord), except to the extent any such act or omission constitutes a default under the Lease that is continuing after Lender takes title to and possession of the Demised Premises and relates to the landlord’s continuing maintenance and repair obligations or the completion of the Landlord’s Work or the payment of any construction or improvement allowance under the Lease, in which event Lender or its nominee or designee shall cure any continuing default within a reasonable period of time;

(b) subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord) except to the extent of the offset rights of Tenant set forth in Section 11(d) of the Lease;

(c) bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any prior Landlord (including, without limitation, the then defaulting Landlord), except to the extent such advance payment is required by the Lease, and all such rent shall remain due and owing notwithstanding such advance payment;

(d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior Landlord’s interest except with respect to any construction or other improvement allowance, in which event Lender or its nominee or designee shall make sure payment as and when required under the Lease;1

(e) accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by Lender; or

(f) bound by any surrender, termination, amendment or modification of the Lease made without the consent of Lender.

V. Tenant acknowledges that Landlord will execute and deliver to Lender an Assignment of Leases and Rents (the “Assignment of Leases”), which assigns the Lease and the rent and all other sums due thereunder to Lender as security for the Loan, and Tenant hereby expressly consents to such assignment. Tenant acknowledges that the interest of the Landlord under the Lease has been assigned to Lender solely as security for the purposes specified in said assignments, and Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignments or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing or unless Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Demised Premises. Tenant shall be under no obligation to direct its payment of rent to Lender until Tenant receives written notice from Lender stating that Lender has succeeded to the interest of Landlord under the Lease and assumed Landlord’s obligations thereunder or that Lender has exercised its right to receive payment of the rent and additional rent (and/or other sums) pursuant to the provisions of the Security Instrument and/or the Assignment of Leases (the “Rent Payment Notice”). Landlord agrees that Tenant shall have the right to rely on the Rent Payment Notice without any obligation to inquire as to its validity and notwithstanding any notice or claim of Landlord to the contrary, and that Landlord shall have no right or claim against Tenant for or by reason of any payments made by Tenant to Lender following receipt of a Rent Payment Notice. Tenant and Landlord agree that upon Tenant’s receipt of a written notice from Lender of a default by Landlord under the Loan, (a) Tenant will thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease; (b) Landlord shall look solely to Lender with respect to any claims Landlord may have on account of any incorrect or wrongful Rent Payment Notice; (c) full credit shall be given under the Lease for any payments paid to Lender pursuant to a Rent Payment Notice to the same extent as if such amounts were paid directly to Landlord; and (d) Landlord shall have no claim against Tenant for any amounts paid to Lender pursuant to any such notice.

VI. Tenant hereby agrees to give to Lender copies of all notices of Landlord default(s) under the Lease in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord, and no such notice of default shall be deemed given to Landlord unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right to remedy any Landlord default under the Lease, or to cause any default of Landlord under the Lease to be remedied, and for such purpose Tenant hereby grants Lender such additional period of time as may be reasonable to enable Lender to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. No Landlord default under the Lease shall exist or shall be deemed to exist (i) as long as Lender, in good faith, shall have commenced to cure such default within the above referenced time period and shall be prosecuting the same to completion with reasonable diligence within ninety (90) days, subject to extension for up to thirty (30) days so long as Lender is diligently pursuing a foreclosure proceeding with respect to the Property, or (ii) if possession of the Demised Premises is required in order to cure such default, or if such default is not susceptible of being cured by Lender, as long as Lender, in good faith, shall have notified Tenant that Lender intends to institute proceedings under the Security Instrument, and, thereafter, as long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence. In the event of the termination of the Lease by reason of any default thereunder by Landlord, upon Lender’s written request, given within thirty (30) days after any such termination, Tenant, within fifteen (15) days after receipt of such request, shall execute and deliver to Lender or its designee or nominee a new lease of the Demised Premises for the remainder of the term of the Lease upon all of the terms, covenants and conditions of the Lease. Lender shall have the right, without Tenant’s consent, to foreclose the Security Instrument or to accept a deed in lieu of foreclosure or to exercise any other remedies under the Security Instrument.

VII. Lender shall have no obligation or incur any liability with respect to the construction or completion of the improvements in which the Demised Premises are located or for completion of the Demised Premises or any improvements for Tenant’s use and occupancy. Lender shall have no obligations nor incur any liability with respect to any warranties of any nature whatsoever, including, without limitation, any warranties respecting use, compliance with zoning, hazardous wastes or environmental laws, Landlord’s title, Landlord’s authority, habitability, fitness for purpose or possession. In the event that Lender shall acquire title to the Demised Premises or the Property, Lender shall have no obligation, nor incur any liability, beyond Lender’s then equity interest, if any, in the Demised Premises, and Tenant shall look exclusively to such equity interest of Lender, if any, in the Demised Premises for the payment and discharge of any obligations or liability imposed upon Lender hereunder, under the Lease or under any new lease of the Demised Premises.

VIII. Tenant acknowledges, without limitation, that the subordinations provided hereby include a full and complete subordination by Tenant of any options it may have to purchase all or any portion of the Property, rights of first refusal or similar rights, whether such rights are provided in the Lease or elsewhere. Tenant hereby further agrees that any such option to purchase or right of first refusal shall be expressly inapplicable to any foreclosure of the Security Instrument or acquisition of the Property or any interest therein by Lender or any designee of Lender by conveyance in lieu thereof or similar transaction.

IX. If any portion or portions of this Agreement shall be held invalid or inoperative, then all of the remaining portions shall remain in full force and effect, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion or portions held to be invalid or inoperative.

X. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

XI. Lender shall not, either by virtue of the Security Instrument, the Assignment of Leases or this Agreement, be or become a mortgagee in possession or be or become subject to any liability or obligation under the Lease or otherwise until Lender shall have acquired the interest of Landlord in the Demised Premises, by foreclosure or otherwise, and then such liability or obligation of Lender under the Lease shall extend only to those liability or obligations accruing subsequent to the date that Lender has acquired the interest of Landlord in the Demised Premises as modified by the terms of this Agreement.

XII. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if (a) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (b) by delivering same in person to the intended addressee; or (c) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent by a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated address of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth on the first page; provided, however, that every party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other parties in the manner set forth herein.

XIII. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, successors-in-title and assigns. When used herein, the term “Landlord” refers to Landlord and to any successor to the interest of Landlord under the Lease, and the term “Lender” refers to Lender and to any successor-in-interest of Lender under the Security Instrument.

XIV. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

[THE REMAINDER OF THE PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal to be effective as of the date set forth in the first paragraph hereof.

LENDER:

TYSONS CORNER FINANCE 2013, LLC, a Delaware limited liability company

By:
Name:
Title:

State of	)
County of	)

On , before me, ,
(insert name of notary)

Notary Public, personally appeared                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                      that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

TENANT:

,
a

By:
Name:
Title:

State of	)
County of	)

On , before me, ,
(insert name of notary)

Notary Public, personally appeared                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                      that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

The undersigned Landlord hereby consents to the foregoing Agreement and confirms the facts stated in the foregoing Agreement.

LANDLORD:

TMG SOLUTIONS PLAZA [1/2/ 3], L.L.C.,
a Delaware limited liability company

By:
Name:	Gary E. Block
Title:	Managing Director

State of	)
County of	)

On , before me, ,
(insert name of notary)

Notary Public, personally appeared                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                      that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

Exhibit A

PROPERTY LEGAL DESCRIPTION

EXHIBIT “G”

FORM OF LETTER OF CREDIT

[Insert name and address of issuing bank]

[Insert date]

[Insert name and address of owner]

Dear Sir:

At the request and for the account of [insert name of tenant] located [insert address of tenant] (hereinafter called “Applicant”), we hereby establish our Irrevocable Standby Letter of Credit No. [insert number] in your favor and authorize you to draw on us up to the aggregate amount of [insert amount of letter of credit], available by your draft(s) at sight drawn on us and accompanied by the following:

A written statement by any general partner of                             , or by any member or officer of                              that:

(i)	“Applicant is in default under that certain lease, dated as of [insert date of lease] (the “Lease”) between (“Landlord”), as landlord, and Applicant, as tenant; or

(ii)	“Applicant has failed to deliver timely a renewal Letter of Credit as provided in the Lease.”

This Irrevocable Letter of Credit will be duly honored by us at sight upon delivery of the statement set forth above without inquiry as to the accuracy of such statement and regardless of whether Applicant disputes the content of such statement.

We hereby engage with you that all drafts drawn under and in compliance with the terms of this Irrevocable Letter of Credit will be duly honored by us if presented at [insert address of issuing bank] no later than [insert expiration date of Letter of Credit], it being a condition of this Irrevocable Letter of Credit that it shall be automatically extended for periods of at least one year from the present and each future expiration date unless, at least thirty (30) days prior to the relevant expiration date, we notify you, by certified mail, return receipt requested, that we elect not to extend this Irrevocable Letter of Credit for any additional period.

This Irrevocable Letter of Credit is transferable at no charge to any transferee of Landlord upon notice to the undersigned from you and such transferee.

This Irrevocable Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev) International Chamber of Commerce Publication #500.

Sincerely yours,

[Insert authorized signature]

EXHIBIT “H”

INTENTIONALLY DELETED

EXHIBIT “I”

INTENTIONALLY DELETED

EXHIBIT “J”

EXTERIOR SIGN

[Picture]

EXHIBIT “K”

MONUMENT SIGN PANEL

[Picture]

EXHIBIT “L”

RESERVED PARKING LOCATIONS

[Picture]

EXHIBIT “M”

JANITORIAL SPECIFICATIONS

I.	CLEANING

A.	General

1. Cleaning work will be performed between 6:45 p.m. and 11:45 p.m., Monday through Friday, unless otherwise necessary for stripping, waxing, etc.

2. Abnormal waste removal (e.g., the boxes and packaging materials from computer equipment, bulk packaging and wood or cardboard crates, etc.) shall be Tenant’s responsibility.

B.	Daily Operations (5 times per week)

1. Tenant Areas

a. Empty and clean waste receptacles, wash receptacles as necessary, replace liners nightly.

b. Vacuum rugs and carpeted areas.

c. Clean and disinfect common eating areas located within the Demised Premises.

2. Lavatories

a. Sweep and wash floors with disinfectant.

b. Wash both sides of toilet seats with disinfectant.

c. Wash mirrors, basins, bowls, urinals.

d. Spot clean toilet partitions.

e. Empty and disinfect sanitary napkin disposal receptacles.

f. Refill toilet tissue, towel, soap, and sanitary napkin dispensers.

3. Public Areas

a. Wipe down entrance doors and clean glass (interior and exterior) and adjacent glass.

b. Vacuum elevator carpets and wipe down doors and walls.

c. Clean water coolers.

C.	Operations As Needed (but not less than every other day)

1. Tenant and Public Areas

a. Buff resilient floor areas.

D.	Weekly Operations

1. Tenant Areas, Lavatories, Public Areas

a. Hand-dust and wipe clean horizontal surfaces with treated cloths to include furniture, office equipment, window-sills, door ledges, chair rails, baseboards, convector tops, etc., within normal reach.

b. Remove finger marks from private entrance doors, light switches, and doorways.

c. Sweep stairways.

E.	Monthly Operations

1. Tenant and Public Areas

a. Thoroughly vacuum seat cushions on chairs, sofas, etc.

b. Vacuum and dust grillwork.

2. Lavatories

a. Wash down interior walls and toilet partitions.

F.	As Required and Weather Permitting at least twice each calendar year

1. Clean inside of windows in Building.

2. Clean outside of windows in Building.

G.	Yearly

1. Tenant and Public Areas

a. Strip and wax resilient tile floor areas.

EXHIBIT “N”

PERFORMANCE SPECIFICATIONS OF HVAC FOR PORTION OF

DEMISED PREMISES LOCATED IN TOWERS 1, 2 AND 3

The Building’s base building HVAC system is designed to provide heat and cooling in accordance with the following specifications:

Interior Conditions:
Summer	75° F dry bulb at 50% relative humidity (+2°)
Winter	70° F dry bulb (+2°)

Exterior Conditions:
Summer/Winter	ASHRAE 1%/99% Cooling/Heating outdoor conditions for Sterling/Dulles

Ventilation Air:

For the Initial Demised Premises and Must Take Premises located on Floors 6, 7 and 8, Landlord will provide sufficient outside air in accordance with the 2009 Virginia Uniform Statewide Building Code and/or any other applicable codes based on space plans that are reasonably in accordance with the attached 7th and 8th floor layouts, as depicted in Exhibit N-1. With respect to the 6th Floor, the calculated outside air requirement is assumed to be no greater than the calculated outside air requirement based on the 7th floor layout.

For any future expansion beyond the Initial Demised Premises and Must Take Premises, outside air shall be provided by the Landlord per ASHRAE 62.1 ventilation rates and associated default occupant densities, assuming 10% of the useable area is conference room space, with the remainder being office space. If Tenant build-out pursuant to space plans require additional outside air per the 2009 Virginia Uniform Statewide Building Code and/or any other applicable codes, then Landlord shall provide such excess capacity, at Tenant’s sole cost and expense, pursuant to plans reasonably approved by Landlord.

Internal Heat:	Lighting: 1 watt per square foot Power: 3 watts per square foot

Supplemental Cooling:	Tenant provided

Landlord shall use reasonable efforts to maintain the temperatures set forth above in the Demised Premises during the normal hours of operation of the Building so long as the Demised Premises are being used and occupied in the manner as specified under the “Ventilation Air” and “Internal Heat” categories as set forth above.

For Tower 1: New 100% outside air unit with energy recovery will be added in the penthouse to supplement the existing outside air unit and supply the building with the ventilation rates required by the ASHRAE 62.1 standard and in accordance with the 2009 Virginia Uniform Statewide Building Code. Chilled water piping will be extended to serve the new outside air unit in the penthouse (three existing chillers to remain, as well as the existing cooling tower and floor by floor air handling units).

For Towers 2 and 3: Landlord will rebalance existing penthouse outside air supply system to supply the building with the ventilation rates required by the ASHRAE 62.1 standard and in accordance with the 2009 Virginia Uniform Statewide Building Code. Existing cooling tower and floor by floor air handling units will remain.

EXHIBIT “N-1”

FLOORS 7 & 8 SPACE PLAN

[Picture]

EXHIBIT “O”

INTENTIONALLY DELETED

EXHIBIT “P”

FITNESS FACILITY AND LOCKER-ROOM RENOVATIONS

Prior to completion of Fitness Facility and locker room renovations, Landlord shall discuss with Tenant and take into account in good faith Tenant’s input and requests.

Fitness Facility/work out area:

•	New flooring

•	New paint on walls

•	Remove ceiling grid and leave unfinished (paint at necessary); potential lighting upgrades as necessary

Locker rooms:

•	Exact scope TBD – evaluating minor cosmetic upgrades that may include paint and replacing benches

•	Evaluate new connection between locker rooms and Fitness Facility

Landlord may, at its sole discretion, relocate and reconfigure the Fitness Facility and Locker Rooms, provided that the Fitness Facility and Locker Rooms shall provide a similar level of service and utility after the relocation and/or reconfiguration as they did before any such relocation or reconfiguration.

EXHIBIT “Q”

RESTROOM RENOVATIONS

•	New porcelain tiles on floors and in select wall locations (behind toilets and vanities – but not necessarily covering the full wall in these areas)

•	New toilet partitions

•	New stone counter tops

•	Replace sinks, mirrors, faucets, toilets, with the new faucets and toilets to be hands free

•	Replace drywall and paint all drywall surfaces where necessary

•	Replace tissue and paper towel dispensers

The provisions of this Exhibit “Q” are subject to the provisions of Section 45(d) concerning Tenant making changes to the restroom renovations.

EXHIBIT “R”

GROUND FLOOR LOBBIES AND CORRIDORS RENOVATIONS

All ground floor lobby and corridors renovations shall be designed and completed in a style that is at least equal in aesthetic, labor and materials to Comparable Buildings.

Tower 1 Lobby

•	New terrazzo or stone flooring

•	Replace existing marble walls with combination of dry wall and wood paneling accent walls (or other materials TBD) in select areas

•	Paint or clad columns

•	New lighting

•	Glass/metal paneling surround elevators, evaluate recladding elevator cab doors facing lobby

•	Upgrade finishes for secondary level (on B1 level) and spiral stair to match main lobby finishes

Tower 2 Lobby

•	New terrazzo or stone flooring

•	Upgraded walls – including wood paneling accent walls (or other materials TBD) in select areas

•	New lighting

•	Glass/metal paneling surround elevators, evaluate recladding elevator cab doors facing lobby

Main floor circulation / corridors

•	New flooring between Tower 1 lobby and new metro entrance

•	Reconfigure walls (widen corridor in select areas where feasible); new Wall finishes along this primary corridor with design goal to add vibrancy / interest – may include new paint, wall coverings, metal/glass/wood accents in certain locations

•	New directories / way finding

•	Renovated concierge desk

•	Create new connection between corridor and Tower 2 lobby with similar finishes as Tower 2 lobby

EXHIBIT “S”

ELEVATOR CAB RENOVATIONS

All elevator cab renovations shall be designed and completed in a style that is at least equal in aesthetic, labor and materials to Comparable Buildings.

•	New interior cab finishes to maintain consistency with new lobby finishes. Finishes TBD – evaluating various metal / glass / wood veneer options

•	New carpet flooring

•	New lighting

EXHIBIT “T”

PATIO AREA AND STAIRWELL RENOVATIONS

•	Install new stone pavers between Towers 1 and 2

•	Construct new grand stairwell: poured-in-place concrete with stone tread and risers (or other architectural materials), stainless steel rails and planter walls/sidewalls to match existing adjacent construction.

•	Install new canopy over stairwell – which may extend to building entrance. Exact structure and materials TBD, current iteration of design calls for point supported, fritted glass over tubular steel frame.

•	Upgraded lighting, including recessed and surface-mounted lighting for decorative color control and required ambient lighting.

•	Install new elevator: fritted laminated glass over steel elevator structure; standard front and rear-opening cab designed for exterior use, with stops at street level and upper terrace.

•	Elevator finishes will include stainless steel wall panels, stainless steel plate frames, bar-stock stainless steel railings and trim with stone flooring.

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